As filed with the Securities and Exchange Commission on May 3, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COOPER-STANDARD AUTOMOTIVE INC.

(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Ohio	3714	34-0549970
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive
Novi, Michigan 48375
(248) 596-5900

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Timothy W. Hefferon, Esq.
General Counsel
c/o Cooper-Standard Automotive Inc.
39550 Orchard Hill Place Drive
Novi, Michigan 48375
(248) 596-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Vincent Pagano Jr., Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
7% Senior Notes due 2012.	(1)	(1)	(1)
8 3/8% Senior Subordinated Notes due 2014	(1)	(1)	(1)
Guarantees of 7% Senior Notes due 2012 (2)	(1)	(1)	(1)
Guarantees of 8 3/8% Senior Subordinated Notes due 2014 (2)	(1)	(1)	(1)

(1)	An indeterminate amount of securities are being registered hereby to be offered solely for market-making purposes by an affiliate of the registrant. Pursuant to Rule 457(q) under the Securities Act, no filing fee is required.

(2)	See inside facing page for additional registrant guarantors.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
Cooper-Standard Holdings Inc.	Delaware	20-1945088	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Cooper-Standard Automotive Fluid Systems Mexico Holding LLC	Delaware	51-0380442	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Cooper-Standard Automotive OH, LLC	Ohio	34-1972845	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Cooper-Standard Automotive NC L.L.C.	North Carolina	34-1972839	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
CSA Services Inc.	Ohio	34-1969510	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
NISCO Holding Company	Delaware	34-1611697	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
North American Rubber, Incorporated	Texas	35-1609926	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
StanTech, Inc.	Delaware	31-1384014	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Sterling Investments Company	Delaware	34-1821393	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Westborn Service Center, Inc.	Michigan	38-1897448	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

The information in this prospectus is not complete and may not be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                      , 2005

PRELIMINARY PROSPECTUS

COOPER-STANDARD AUTOMOTIVE INC.

$200,000,000 7% Senior Notes due 2012
$350,000,000 8 3/8% Senior Subordinated Notes due 2014

The 7% senior notes due 2012 were issued in exchange for the 7% senior notes due 2012 originally issued on December 23, 2004. The 8 3/8% senior subordinated notes due 2014 were issued in exchange for the 8 3/8% senior subordinated notes due 2014 originally issued on December 23, 2004.

The senior notes will mature on December 15, 2012 and the senior subordinated notes will mature on December 15, 2014.

Cooper-Standard Automotive Inc. may redeem some or all of the senior notes at any time prior to December 15, 2008 and some or all of the senior subordinated notes at any time prior to December 15, 2009, in each case, at a price equal to 100% of the principal amount of the notes, plus a "make-whole" premium. Thereafter, Cooper-Standard Automotive Inc. may redeem some or all of the senior notes and some or all of the senior subordinated notes, in each case, at the redemption prices described in this prospectus. In addition, on or prior to December 15, 2007, Cooper-Standard Automotive Inc. may redeem up to 35% of each of the senior notes and the senior subordinated notes with the proceeds from certain equity offerings.

The senior notes will be Cooper-Standard Automotive Inc.'s unsecured obligations and will rank equally with all of Cooper-Standard Automotive Inc.'s existing and future senior obligations and senior to Cooper-Standard Automotive Inc.'s subordinated indebtedness. The senior subordinated notes will be Cooper-Standard Automotive Inc.'s unsecured senior subordinated obligations and will be subordinated to all of its existing and future senior indebtedness including the senior notes. The notes will be effectively subordinated to Cooper-Standard Automotive Inc.'s existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes are guaranteed by Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc.'s direct and indirect domestic subsidiaries that guarantee its obligations under the senior credit facilities. These guarantees are unsecured and, with respect to the senior notes, rank equally with all existing and future senior obligations of the guarantors and, with respect to the senior subordinated notes, are subordinated to all existing and future senior obligations of the guarantors. The guarantees are effectively subordinated to existing and future secured indebtedness of the guarantors to the extent of the assets securing that indebtedness.

See "Risk Factors" beginning on page 19 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

Goldman, Sachs & Co.

The date of this prospectus is                     , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not, and the initial purchasers of the outstanding notes are not, making an offer of these securities in any state where the offer is not permitted.

MARKET AND INDUSTRY DATA AND FORECASTS

Some market data and other statistical information used throughout this prospectus are based on data available from CSM Worldwide and J.D. Power-LMC, independent market research firms. Other data are based on our good faith estimates, which are derived from our review of internal surveys, as well as third party sources. To the extent that we have been unable to obtain information from third party sources, we have expressed our belief on the basis of our own internal analyses and estimates of our and our competitors' products and capabilities. Although we believe all of these third party sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. All market data are based on sales data.

ENVIsys® and Truck Tuff™ and certain other products and services named in this prospectus are our trademarks and servicemarks.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus, including the financial data and related notes and section entitled "Risk Factors," before making an investment decision. As used in this prospectus, the terms "we," "us" and "Cooper-Standard" all refer to Cooper-Standard Automotive Inc., its subsidiaries on a consolidated basis and Cooper-Standard Holdings Inc., its parent, unless the context requires otherwise.

We are a leading global manufacturer of body sealing, fluid handling and noise, vibration and harshness ("NVH") control systems for automotive vehicles. We believe that we are the largest global producer of body sealing systems, the second largest North American producer in the NVH control business, and the third largest global producer of the types of fluid handling products we produce. Approximately 90% of our sales are to automotive original equipment manufacturers ("OEMs"), including Ford, General Motors, DaimlerChrysler (collectively, the "Big 3"), Audi, BMW, Fiat, Honda, Jaguar, Mercedes Benz, Porsche, PSA Peugeot Citroën, Renault/Nissan, Toyota, Volkswagen and Volvo, among others, and the remaining 10% of our sales are primarily to Tier I and Tier II suppliers. In 2004, our products were found on all of the 20 top-selling models in North America and 18 of the 20 top-selling models in Europe. We operate in 39 manufacturing locations and seven design, engineering and administrative locations in 14 countries around the world. For the year ended December 31, 2004, we generated net sales of $1.9 billion.

We offer one of the most comprehensive product lines in the industry for each of the categories in which we compete. Our principal product lines are described below:

	Body Sealing Systems	Fluid Handling Systems	Noise, Vibration and Harshness (NVH) Control Systems
Solutions	Protect vehicle interiors from weather, dust and noise intrusion	Control, sense, measure and deliver fluids and vapors throughout the vehicle	Control and isolate noise and vibration in the vehicle to improve ride and handling
Products & Modules	Extruded rubber and thermoplastic ("TPE") sealing; weather strip assemblies; encapsulated glass products	Pumps, tubes and hoses, connectors and valves; individually and in systems and subsystems	Engine and body mounts, dampers, isolators, springs, stamped or cast metal products and rubber products
Market Position	#1 globally	#3 globally	#2 in North America
Net Sales(1)	$867 million	$642 million	$390 million

(1)	For the year ended December 31, 2004; before $36 million of eliminations of intercompany sales.

Our business model has consistently produced steady revenues and strong cash flow. We are typically awarded business on a sole-sourced or dual-sourced basis two or more years before platform launch, and generally supply platforms throughout their average lives of six to eight years. Our fluid handling and NVH control product lines support the function of the powertrain, which is often used over multiple platforms and typically has a longer life cycle than other vehicle components that are redesigned more frequently. When we are the incumbent supplier for a given platform, we believe we have an advantage in winning the redesigned or replacement platform. Substantially all of our sales during the year ended December 31, 2004 were on platforms that are expected to be in production through 2006 or are being replaced by platforms where we have already been selected to provide products. In addition, we believe our business has a substantial manufacturing asset base and has among the lowest ongoing capital requirements in the industry, driven largely by our products' relatively low content of stamped and formed steel.

We have a proven track record of operational excellence and have consistently generated significant annual cost savings. We are able to generate these savings due to the flexible nature of our manufacturing, highly efficient operations, and ability to leverage significant economies of scale from high volumes produced for the world's top-selling vehicle platforms. We have instilled and strive to maintain a culture of lean manufacturing in all aspects of our operations. We focus on simplifying manufacturing, increasing automation, and reducing material and other costs to generate significant "Lean savings" over the life cycle of each platform we serve. We methodically budget for Lean savings at the facility level, and plant managers track those savings locally and regularly report them to senior management. We have also reduced our cost base by selectively relocating certain facilities to countries with lower cost structures, a strategy that complements our global expansion. In addition, since the acquisitions of The Standard Products Company (October 1999) and Siebe Automotive (January 2000), we have reduced our total number of locations from 60 to 46 and significantly reduced headcount. We believe our integration and restructuring efforts have been highly successful, leading to both sales growth and improved margins. From the year ended December 31, 2001 to the year ended December 31, 2004, we increased annual net sales from $1.5 billion to $1.9 billion. Over the same period, we reduced capital expenditures as a percent of sales from 3.9% to 3.5%.

We believe our customer relationships, program management capabilities, global presence, comprehensive product line, excellence in manufacturing, product innovation, and quality assurance provide us with significant competitive advantages. We have proven our ability to expand globally with customers, increase scale in a consolidating industry, be first-to-market with design and engineering innovations and provide one of the broadest product portfolios in the industry. We are highly dedicated to customer service, and for each major new product launch we dedicate a team of sales representatives, engineers, quality specialists, and senior management, all of whom work together to ensure that the product launch is completed on time and consistent with our rigorous quality standards. We believe that these characteristics have allowed us to become a leading supplier to Ford, General Motors and DaimlerChrysler and to increase our presence with North American manufacturers headquartered abroad ("New American Manufacturers" or "NAMs") and European and Asian OEMs. Our success is shown by our having been awarded significant content on our customers' top-selling platforms, including the Ford F-Series, General Motors GMT800 (includes Yukon, Tahoe, Sierra and Silverado), Dodge Ram and, through our NISCO joint venture, Honda Accord.

The following charts illustrate our balance and diversity by providing a breakdown of our $1.9 billion in sales for the year ended December 31, 2004 by customer and by product lines.

Net Sales by Customer	Net Sales by Product Line

Competitive Strengths

Leading Market Positions

We believe that we are the #1 global producer of body sealing products, the #2 producer of NVH control products in North America and the #3 global producer of the types of fluid handling products we produce. We are the market leader in body sealing systems both in North America and on a global basis, with a global market share that management believes is in excess of 16%. We produce and design components for every major global OEM in 46 separate locations throughout the world. We have been successful in establishing leading market positions through our customer relationships, program management capabilities, global presence, comprehensive product line, excellence in manufacturing, innovation, and quality assurance. We believe we have distinguished ourselves in the automotive industry through our engineering and technological capabilities, and have developed some of the industry's most innovative solutions, including our Engineered Stretched Plastic ("ESP") Thermoplastic Glassruns (body sealing), our proprietary plastics-to-aluminum overmolding process (fluid handling) and our Truck Tuff Hydromounts (NVH control).

Strong Customer Relationships

We are a leading supplier to the Big 3 in each of our product categories and are increasing our presence with NAMs and European and Asian OEMs. We provide significant content to the Big 3's most important platforms, including the Ford F-Series, GMT800 and Dodge Ram. We believe we have been successful at forming and maintaining our relationships in part due to our intense focus on customer service. Our program management expertise provides customers with cross-functional support from concept stage through platform launch, which typically lasts from two to four years. Our engineers work directly with OEM engineers, and are frequently located at our customers' facilities, to design custom solutions for each platform. We have consistently distinguished ourselves with our engineering capabilities and ability to meet customer needs, such as when faced with frequent late stage design changes. Our broad product offering allows OEMs to rely on us for many of their supply needs and provides multiple points of communication, which further strengthens our relationships and increases our overall relative importance to each platform. The combination of these factors has led to success in gaining business with new customers, including product awards with Denso, Toyota and Mercedes Benz during 2004.

Best-Selling Platforms

Our top three vehicles in terms of sales are the Ford F-Series, General Motors' GMT800 vehicles (including Yukon, Tahoe, Sierra and Silverado) and Dodge Ram, which are also the three top-selling vehicles in North America. In 2004, our products were found on all of the 20 top-selling models in North America, including the Ford Explorer/Mountaineer, Toyota Camry and Honda Accord, as well as 18 of the 20 top-selling models in Europe, including the Peugeot 206, Volkswagen Golf and BMW 3-Series. As the incumbent supplier to these platforms, we typically participate in the design of their successor platforms and therefore have a competitive advantage for upgrade and replacement business for these platforms. We believe our presence on our largest customers' highest-volume and most important platforms is a competitive advantage as it allows us to further increase our market share, fully leverage our Lean initiatives, spread our fixed costs over higher volumes, and increase our return on capital.

Predictable and Diverse Revenue Mix

We are typically awarded business two or more years before a platform's launch, and generally supply platforms throughout their average lives of six to eight years. Our fluid handling and NVH control product lines support the function of the powertrain, which is often used over multiple platforms and typically has a longer life cycle than other vehicle components that are redesigned more frequently. Substantially all of our sales during the year ended December 31, 2004 related to platforms that are expected to be in production through 2006 or are being replaced by platforms for which we have already been selected to provide products. When we are the incumbent supplier to a given platform, we believe we have an advantage in winning the redesign or replacement platform. In addition, the majority of anticipated capital expenditures related to products where we are the incumbent have already been incurred.

We supply a diverse range of products on a global basis to a broad group of customers and platforms. For the year ended December 31, 2004, body sealing products, fluid handling products and NVH control products accounted for 46%, 34% and 20% of net sales, respectively. We believe our substantial product breadth provides us with a competitive advantage over our competitors who focus on a narrower product range in limited geographic markets. Our top ten platforms by sales accounted for 40% of net sales in 2004, with the remainder derived from more than 180 platforms, composed of a diversity of sport-utility, light truck, and various classes of sedans and other vehicles.

Lean Initiatives

Our culture includes constant focus on improving our business and eliminating waste through our Lean initiatives program. Lean initiatives are a methodical, plant-level approach to cutting costs that includes increasing automation, reducing non-essential material and labor costs, and re-engineering our manufacturing processes. Lean initiatives are designed to reduce product errors, inventory levels, operator motion, overproduction and waiting, and to foster the increased flow of material, information and communication. Lean manufacturing techniques are continuously applied over a product's life cycle through a wide range of tools, including Design for Six Sigma, Value Stream Mapping, SMED activities, Kaizen, Kanban and one-piece flow. We typically implement several hundred Lean initiatives each year. Management of each plant is responsible for meeting cost reduction targets, and we monitor performance against those targets monthly and use an incentive compensation program based on return on assets. We have continually proven our ability to realize Lean savings and believe these cost-saving opportunities are sustainable due to new manufacturing process improvement opportunities related to new platform introductions, typical mid-life refreshings for each platform and late-stage design changes.

Manufacturing Excellence

We believe we have a reputation for outstanding quality across the automotive industry, a factor that has been important to our maintaining and expanding our successful relationships with the Big 3 and other OEMs. We have historically generated a very low rate of defects, and we have won numerous quality awards, including Nissan Zero Defects, numerous Chrysler Gold Pentastar Awards, Toyota Quality Award, numerous GM Supplier of the Year Awards, Ford Gold World Excellence, Porsche Supplier of the Year, and Volvo Car Award of Excellence. Additionally, nearly all of our manufacturing facilities have been certified as TS 16949-2002 quality systems.

Strong Management Team

We are led by an experienced management team that has an average of more than 25 years in the automotive industry and an average of more than 11 years at Cooper-Standard and its predecessors. Our CEO, James McElya, has been in the automotive industry for 30 years and was previously President of Siebe Automotive. Over the last several years, management has been very successful at increasing operational efficiency through Lean initiatives and selected restructuring programs. The restructurings were primarily executed in connection with acquisitions of The Standard Products Company in 1999 and Siebe Automotive in 2000 and exceeded integration expectations in terms of cost savings and speed of implementation. In connection with the acquisition described below, Mr. McElya received $1 million of our new parent company's equity, and he and other members of management agreed to purchase up to approximately $3.5 million more of our new parent company's equity with certain payments they expect to receive from our former parent in 2005 related to the Acquisition. Also in connection with the acquisition, members of management also received nonqualified stock options to acquire up to 6.3% of our parent company's equity on a fully diluted basis.

Business Strategy

We strive to maintain our position as one of the world's leading automotive suppliers of body sealing, fluid handling and NVH control systems by focusing on the following key strategic areas:

Strengthen Relationships with the Big 3 and Expand Relationships with other OEMs

We plan to strengthen our leading positions with the Big 3 while aggressively pursuing additional business opportunities with NAMs and European and Asian OEMs. The Big 3 are highly valued customers and have consistently produced stable platforms with generally predictable revenue streams spread among all platform categories, including cars, light trucks and SUVs. However, we believe NAMs and European and Asian OEMs provide significant opportunities to further grow our business. Asian OEMs have been rapidly penetrating North American and European markets, and Asian markets are relatively young and growing at a higher rate than other automotive markets. In particular, China's light vehicle market is projected to grow at a 16% compound annual growth rate ("CAGR") between 2004 and 2009, according to J.D. Power-LMC estimates, making it the world's highest growth market.

To further strengthen our customer relationships, we will continue to focus on our program management capabilities, engineering excellence and customer service, and will utilize our technological and design capabilities to enhance the value we offer our customers. We will continue to employ focused customer feedback mechanisms with respect to quality manufacturing, design and engineering, delivery, and after-sales support and provide the highest level of customer service and responsiveness. We believe our efforts have been successful as we continue to be awarded content on the Big 3's most important platforms. We have also achieved several recent successes with other OEMs, such as Nissan, Toyota and Mercedes Benz. In Asia, and particularly in China, we have been successful in entering new markets and are developing a substantial manufacturing and marketing presence to serve local OEMs and to follow our customers as they expand into these markets. We operate three manufacturing locations in China and provide products and services to Ford in China and to Chery Automotive, a Chinese OEM.

Target high-volume vehicle platforms and increase content per vehicle

We target high-volume platforms and seek to maximize the amount of content we provide to each platform. High-volume platforms allow us to efficiently gain market share, create greater economies of scale and provide more opportunities to realize cost savings from our Lean initiatives program. Supplying OEMs' high-volume platforms is increasingly important as OEMs are using fewer platforms over a greater number of vehicle models. Maximizing content-per-vehicle is important not only to increase revenue per vehicle, but also to increase our relative importance to the platform and strengthen our customer relationships as the OEMs continue to consolidate their supplier base.

By leveraging our extensive product portfolio and providing superior customer service and product innovations, we have been and expect to continue to be successful in winning significant business on high-volume platforms. In 2004, our products were found on all of the 20 top-selling models in North America and 18 of the 20 top-selling models in Europe. Our three top-selling vehicles by sales are currently the three best-selling vehicles in North America, including the Ford F-Series, General Motors GMT800-based trucks and Dodge Ram (approximately $340, $110, and $140 of content per vehicle, respectively).

Develop new modular solutions and other value-added products

We believe that significant opportunities exist to grow our current portfolio of products, including components as well as complete sub-systems, modules and assemblies, by continuing to design, develop and launch new products that distinguish us from our competitors. As a leader in design, engineering and technical capabilities, we are able to focus on improving products, developing new technologies and implementing more efficient processes in each of our three product lines. Body sealing products are visible to vehicle passengers and can enhance the vehicle's aesthetic appeal. Fluid handling modules and sub-systems are designed to increase functionality and decrease cost to the OEM and can be the deciding factor in winning new business. NVH control products are a fundamental part of the driving experience and can be important to the vehicle's perceived quality.

To remain a leader in new product innovation, we will continue to invest in research and development and to focus on new technologies, materials and designs. Extensive use of Design for Six Sigma and other techniques has led to some of our most successful recent product innovations, including our ESP Thermoplastic Glassruns (body sealing), a proprietary plastics-to-aluminum overmolding process (fluid handling) and our Truck Tuff Hydromounts (NVH control). Examples of successful modular innovations include engine cooling systems, fuel and brake systems and exhaust gas recirculation modules in our fluid handling product category and Daylight Opening Modules in our body sealing category.

Selectively pursue complementary acquisitions and alliances

We intend to selectively pursue acquisitions, joint ventures and technology alliances to enhance our customer base, geographic penetration, market diversity, scale and technology. Consolidation is currently a prominent industry trend and is encouraged by OEMs' desire for fewer supplier relationships. We believe joint ventures allow us to penetrate new markets with less relative risk and capital investment. Technology alliances are important because they are an effective way to share development costs, best-practices and specialized knowledge.

We believe we have a strong platform for growth through acquisitions based on our past integration successes, experienced management team, global presence, operational excellence and product breadth. We also operate several successful joint ventures and technical alliances, including those with Nishikawa Rubber, Jin Young Chemical, ContiTech, Wuhu Saiyang Seal Products Company Limited ("Saiyang Sealing"), Automobile Industrial Ace ("AIA") and USUI.

Focus on operational excellence and cost structure

We will continue to place intense focus on the efficiency of our manufacturing operations and opportunities to reduce our cost structure. While the automotive supply sector is highly competitive, we have been able to consistently improve our operating margins, in part due to our ability to constantly improve our manufacturing processes and to selectively relocate or close facilities. Our primary areas of focus are:

•	Identification and implementation of Lean initiatives throughout our company. Our Lean initiatives have been highly successful, and are focused on optimizing manufacturing by eliminating waste, controlling cost, and enhancing productivity. Lean initiatives, including Six Sigma, have been implemented at each of our manufacturing and design facilities. We currently employ 56 Executive Lean Champions, 97 Plant Lean Champions, 10 Master Black Belts, 85 Black Belts and 312 Green Belts globally.

•	Evaluation of opportunities to maximize the use of lower-cost countries. We have successfully employed this strategy to date by relocating operations to the Czech Republic and Poland from higher-cost countries in western Europe and from the United States to Mexico. We plan to continue to emphasize our operations in lower-cost countries to capitalize on reduced labor and material costs.

•	Consolidation of facilities to reduce our cost structure. Our restructuring efforts were primarily undertaken to streamline our global operations following the Siebe and Standard Products acquisitions. We believe that these activities are essentially complete at this time, although we continually evaluate restructuring opportunities that would improve our efficiency, profitability and cost structure.

The Transactions

On September 16, 2004, Cooper-Standard Holdings Inc., a newly formed Delaware corporation controlled by affiliates of each of The Cypress Group L.L.C. and GS Capital Partners 2000, L.P. entered into a stock purchase agreement with Cooper Tire & Rubber Company and its subsidiary Cooper Tyre & Rubber Company UK Limited (together, "Cooper Tire" or the "Sellers"). We refer to Cypress and GS Capital together as our Sponsors. The parties entered into an amendment of the stock purchase agreement on December 3, 2004. The stock purchase agreement, as amended, provided for the acquisition by Cooper-Standard Holdings Inc. of all of the outstanding shares of capital stock of certain subsidiaries of Cooper Tire comprising Cooper Tire's automotive division for a purchase price of $1.165 billion in cash, subject to adjustment based on the amount of cash and cash equivalents less certain debt obligations and the difference between targeted working capital and the working capital of the automotive division as of the closing date. In this prospectus, we refer to the acquisitions described above as the "Acquisition."

In connection with the Acquisition, funds controlled by Cypress and funds controlled by GS Capital Partners each contributed $159 million to Cooper-Standard Holdings Inc., for a total equity contribution of $318 million. James McElya, our chief executive officer, received $1 million of equity in Cooper-Standard Holdings Inc. and our Chairman of the Board of Directors, S.A. (Tony) Johnson, received $200,000 of equity. Also in connection with the Acquisition, Mr. McElya and other members of management agreed to purchase up to approximately $3.5 million more of Cooper-Standard Holdings Inc.'s equity with certain payments they expect to receive from Cooper Tire during 2005 related to the Acquisition. Each of the Sponsors, including their respective affiliates, currently own approximately 49.8% of the equity of Cooper-Standard Holdings Inc.

The Acquisition closed concurrently with the outstanding notes offering and the $475 million of senior credit facilities, consisting of $125 million of revolving credit facilities and $350 million of term loan facilities. As used in this prospectus, the term "Transactions" means, collectively, the Acquisition and these related financings.

Sources and Uses

The sources and uses of the funds for the Transactions, consummated on December 23, 2004, are shown in the table below. For a description of the purchase price adjustments and other provisions of the stock and asset purchase agreement, see "The Acquisition."

Sources
(dollars in millions)
Revolving credit facilities	$—
Term Loan A facility(1)	50.0
Term Loan B facility	115.0
Term Loan C facility	185.0
Senior Notes	200.0
Senior Subordinated Notes	350.0
Cash of Cooper-Standard	64.0
Equity contribution(2)	318.0
Total sources	$1,282.0

Uses

Purchase price(3)	$1,165.0
Cash payment to Cooper Tire at closing(4)	7.3
Fees and expenses	56.3
Estimated remaining cash payment to Cooper Tire for final net cash and working capital adjustment(5)	53.4

Total uses	$1,282.0

(1)	The Term Loan A facility is denominated in Canadian dollars (C$) and equaled approximately C$61.5 million at the closing of the Transactions, based on the translation of the expected $50.0 million U.S. Dollars to Canadian dollars.

(2)	Does not give effect to Cooper-Standard Holdings Inc. common stock that members of management have agreed to purchase with certain payments expected to be received from Cooper Tire in 2005 related to the Acquisition.

(3)	The purchase price of $1,165.0 million remains subject to (i) adjustments for the amount of Cooper-Standard's cash and cash equivalents, less certain debt obligations at the closing date, and (ii) a post-closing working capital adjustment equal to the difference between targeted working capital of $193 million and final working capital delivered by Cooper Tire at the closing date. The purchase price included a $7.5 million hold-back contingently payable to Cooper Tire subsequent to the completion of the Acquisition and a $30.0 million hold-back to fund final working capital adjustments.

(4)	Cooper-Standard Automotive Inc.'s estimated net cash balance as of December 23, 2004 less hold-backs noted in note 3 above paid at the time of closing.

(5)	Estimated remaining cash payment for final net cash position. Post closing adjustment for working capital and hold-backs discussed in note 3 above are subject to change based upon a final agreement between Cooper Tire and Cooper-Standard Holdings Inc.

Corporate Structure

The chart below illustrates our ownership and corporate structure on a fully diluted basis.

(1)	Does not give effect to Cooper-Standard Holdings Inc. common stock that members of management have agreed to purchase with certain payments expected to be received from Cooper Tire in 2005 related to the Acquisition. Includes option grants awarded to management in connection with the Acquisition that will vest.

(2)	The guarantors of the notes also guarantee our senior credit facilities on a senior secured basis.

(3)	Our revolving credit facilities provides commitments for up to $125 million of borrowings, a portion of which is available to one of our Canadian subsidiaries in either U.S. or Canadian dollars.

(4)	The Term Loan A facility is denominated in Canadian dollars and equaled approximately C$61.5 million at the closing of the Transactions, based on the translation of the $50 million U.S. Dollars to Canadian dollars.

(5)	Our non-U.S. subsidiaries do not guarantee the notes. Certain of our Canadian subsidiaries guarantee the Canadian dollar-denominated credit facilities.

Our Sponsors

The Cypress Group L.L.C.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams. Selected investments made by Cypress include Cinemark, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; MedPointe Inc.; Montpelier Re Holdings, Ltd.; Republic National Cabinet Corp.; Catlin Group Ltd.; The Meow Mix Company; Financial Guaranty Insurance Company; Communications & Power Industries, Inc.; Affinia Group Inc.; Stone Canyon Entertainment Corporation; and Scottish Re Group Limited.

GS Capital Partners 2000, L.P.

Since 1982, Goldman, Sachs & Co., through its Goldman Sachs Capital Partners family of funds, has invested $11 billion in over 250 companies. In total, Goldman Sachs has raised approximately $16 billion for equity and mezzanine investments in opportunities worldwide. GS Capital Partners 2000, L.P., the current primary investment vehicle of Goldman Sachs for making privately negotiated equity investments, was formed in July 2000 with total committed capital of $5.25 billion, $1.6 billion of which was committed by Goldman Sachs and its employees, with the remainder committed by institutional and individual investors.

Cooper-Standard Automotive Inc. is an Ohio corporation. Our principal executive offices are located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375. Our telephone number is (248) 596-5900. We also maintain a website at www.cooperstandard.com, which is not a part of this prospectus.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement.

Issuer	Cooper-Standard Automotive Inc.

Securities Offered	$200,000,000 aggregate principal amount of 7% Senior Notes due 2012.

$350,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014.

Maturity	The Senior Notes will mature on December 15, 2012.

The Senior Subordinated Notes will mature on December 15, 2014.

Interest Rate	The Senior Notes will bear interest at a rate of 7% per annum (calculated using a 360-day year).

The Senior Subordinated Notes will bear interest at a rate of 8 3/8% per annum (calculated using a 360-day year).

Interest Payment Dates	We will pay interest on the notes on June 15 and December 15, commencing June 15, 2005.

Ranking	The Senior Notes will be our general unsecured obligations and will:

•	rank equally in right of payment to all of our existing and future senior unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes;

•	rank senior in right of payment to any of our existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes, including the Senior Subordinated Notes; and

•	be effectively subordinated to all of our existing and future secured indebtedness and other secured obligations, including the senior credit facilities, to the extent of the value of the assets securing such indebtedness and other obligations, and be structurally subordinated to all obligations of any subsidiary if that subsidiary is not also a guarantor of the Senior Notes.

Similarly, the Senior Note guarantees will be senior unsecured obligations of the guarantors and will:

•	rank equally in right of payment to all of the applicable guarantor's existing and future senior unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes;

•	rank senior in right of payment to all of the applicable guarantor's existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes, including the applicable guarantor's guarantee of the Senior Subordinated Notes; and

•	be effectively subordinated in right of payment to all of the applicable guarantor's existing and future secured indebtedness, including the applicable guarantor's guarantee under the senior credit facilities, to the extent of the value of the assets securing such indebtedness, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the Senior Notes.

The Senior Subordinated Notes will be our unsecured senior subordinated obligations and will:

•	rank equally in right of payment to all of our existing and future unsecured senior subordinated indebtedness and other obligations;

•	rank senior in right of payment to any of our existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes; and

•	be subordinated in right of payment to all of our existing and future senior indebtedness and other senior obligations, including the senior credit facilities and the Senior Notes, be effectively subordinated to all of our existing and future secured indebtedness and other secured obligations, including the senior credit facilities, to the extent of the value of the assets securing such indebtedness and other obligations, and be structurally subordinated to all obligations of any subsidiary if that subsidiary is not a guarantor of the Senior Subordinated Notes.

Similarly, the Senior Subordinated Note guarantees will be senior subordinated unsecured obligations of the guarantors and will:

•	rank equally in right of payment to all of the applicable guarantor's existing and future unsecured senior subordinated indebtedness and other obligations;

•	rank senior in right of payment to any of the applicable guarantor's existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes; and

•	be subordinated in right of payment to all of the applicable guarantor's existing and future senior indebtedness and other senior obligations, including the applicable guarantor's guarantee under the senior credit facilities and the Senior Notes, be effectively subordinated to all of the applicable guarantor's existing and future secured indebtedness, including the applicable guarantor's guarantee under the senior credit facilities, to the extent of the value of the assets securing such indebtedness, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not a guarantor of the Senior Subordinated Notes.

As of December 31, 2004, (i) the Senior Notes and related guarantees would have ranked effectively junior to approximately $360.3 million of senior secured indebtedness, (ii) the Senior Notes and related guarantees would have ranked senior to approximately $350.0 million of subordinated indebtedness, (iii) the Senior Subordinated Notes and related guarantees would have ranked junior to approximately $560.3 million of senior indebtedness, (iv) we had an additional $125 million of unutilized capacity under our senior credit facilities (excluding an estimated $14.3 million of letters of credit to be issued upon the expiration of existing letters of credit issued by Cooper Tire for our benefit) and (v) our non-guarantor subsidiaries had approximately $9.0 million of indebtedness, excluding intercompany obligations, plus other liabilities, including trade payables, that would have been structurally senior to the notes.

Guarantees	Our parent, Cooper-Standard Holdings Inc., and each of our domestic subsidiaries that guarantees our senior credit facilities will unconditionally guarantee the Senior Notes on a senior unsecured basis and the Senior Subordinated Notes on a senior subordinated basis.

Our non-guarantor subsidiaries accounted for $953.4 million, or 51.2%, of our net sales (excluding non-guarantor subsidiaries' intercompany sales of $11.1 million) for the year ended December 31, 2004, and $864.5 million, or 46.0%, of our assets and $435.8 million, or 27.9%, of our liabilities as of December 31, 2004, excluding all intercompany assets and liabilities.

Optional Redemption	Prior to December 15, 2008, we may redeem some or all of the Senior Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in "Description of the Notes—Optional Redemption") plus accrued and unpaid interest to the redemption date. Beginning on December 15, 2008 we may redeem some or all of the Senior Notes at the redemption prices listed under "Description of the Notes—Optional Redemption" plus accrued interest on the Senior Notes to the date of redemption.

Prior to December 15, 2009, we may redeem some or all of the Senior Subordinated Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in "Description of the Notes—Optional Redemption") plus accrued and unpaid interest to the redemption date. Beginning on December 15, 2009 we may redeem some or all of the Senior Subordinated Notes at the redemption prices listed under "Description of the Notes—Optional Redemption" plus accrued interest on the Senior Subordinated Notes to the date of redemption.

In addition, on or before December 15, 2007, we may on one or more occasions, at our option, use the net proceeds from one or more equity offerings to redeem up to 35% of the Senior Notes and up to 35% of the Senior Subordinated Notes, in each case, at the redemption price listed under "Description of the Notes—Optional Redemption."

Change of Control Offer	If we experience a change of control, as described under "Description of the Notes—Change of Control," we must, subject to the terms of the senior credit facilities, offer to repurchase all of the Senior Notes and the Senior Subordinated Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Certain Indenture Provisions	The indentures governing the notes contain covenants limiting our (and most or all of our subsidiaries') ability to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	create liens on our assets to secure debt (which, in the case of the Senior Subordinated Notes, will be limited in applicability to liens securing pari passu or subordinated indebtedness);

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. For more details see "Description of the Notes—Certain Covenants."

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Risk Factors

You should carefully consider all the information in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading "Risk Factors."

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The financial statements referred to as the Successor financial statements include the consolidated audited financial statements of Cooper-Standard Holdings Inc. and its subsidiaries.

The financial statements referred to as the Predecessor financial statements include audited historical combined financial data for the years ended December 31, 2002 and 2003 for the Automotive segment of Cooper Tire. The information reflects our business as it has historically operated within Cooper Tire, and includes certain assets and liabilities that we did not acquire or assume as part of the Acquisition. As a result, historical combined financial data included in this prospectus in Predecessor statements may not reflect what our actual financial position, results of operations and cash flows would have been had we operated as a separate, stand-alone company as of and for those periods presented.

The summary historical financial data for the years ended December 31, 2002 and 2003 and for the period from January 1, 2004 to December 23, 2004 have been derived from the audited combined financial statements of Cooper-Standard, which have been audited by Ernst & Young LLP, independent registered public accountants. The summary historical financial data as of December 31, 2004 and for the period from December 24, 2004 to December 31, 2004 have been derived from the audited consolidated financial statements of Cooper-Standard Holdings Inc., which have been audited by Ernst & Young LLP, independent registered public accountants. The audited combined and consolidated financial statements as of December 31, 2003 and 2004 and for the periods from January 1, 2002 to December 31, 2002, from January 1, 2003 to December 31, 2003, from January 1, 2004 to December 23, 2004 and from December 24, 2004 to December 31, 2004, are included elsewhere in this prospectus.

The following summary unaudited pro forma combined financial data for the year ended December 31, 2004 represents the combined historical results of the Predecessor and Successor for the year ended December 31, 2004. Such information is provided for informational purposes only and does not purport to be indicative of the results which would have actually been attained had the Acquisition not occurred. However, especially given the impact of the year-end production shutdowns by our major customers on the Successor's 2004 results of operations, such information is considered a more representative basis of comparison to historical results.

You should read the following data in conjunction with "The Acquisition," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined and consolidated financial statements of Cooper-Standard Holdings Inc. included elsewhere in this prospectus.

	Predecessor						Successor	Combined Year Ended December 31,
	Year Ended December 31,				January 1, 2004 to December 23,		December 24, 2004 to December 31,
	2002		2003		2004		2004	2004
Sales	$1,586.0		$1,662.2		$1,858.9		$4.7	$1,863.6
Cost of products sold	1,295.5		1,389.2		1,539.1		4.7	1,543.8
Gross profit	290.5		273.0		319.8		—	319.8
Selling, administration & engineering expenses	168.4		163.5		178.2		5.2	183.4
Restructuring	4.4		12.8		21.2		—	21.2
Operating profit	117.7		96.7		120.4		(5.2)	115.2
Interest expense, net of interest income	(6.9)		(4.9)		(1.8)		(5.7)	(7.5)
Equity earnings	3.7		0.9		1.0		—	1.0
Other income (expense)	(2.2)		(1.0)		(2.1)		4.6	2.5
Income before taxes	112.3		91.7		117.5		(6.3)	111.2
Provision for income taxes	40.8		34.3		34.2		(1.8)	(32.4)
Net income	$71.5		$57.4		$83.3		$(4.5)	$78.8
Other financial data:
Depreciation and amortization	$70.8		$76.7		$75.6		$2.3	$77.9
Capital expenditures	66.5		58.7		62.7		0.3	63.0
Other Financial Measures (unaudited):
Ratio of Earnings to Fixed Charges(1)	9.7	x	8.7	x	13.9	x	—	8.4	x
EBITDA(2)	190.0		173.3		194.9		1.7	196.6

Balance Sheet Data At December 31, 2004:
Cash and cash equivalents	$162.9
Net working capital(3)	128.1
Total assets	1,879.6
Total debt(4)	910.3
Shareholders' equity(5)	318.2

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments, plus minority interest expense and fixed charges. Fixed charges include interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense (assumed to be 33%). Our fixed charges exceeded our earnings by $6.3 million during the period from December 24, 2004 to December 31, 2004.

(2)	EBITDA, a measure used by management to analyze operating performance, is defined as net income plus interest (net), taxes, depreciation and amortization. However, EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA, as presented above, is different from Adjusted EBITDA, which is used to determine compliance with covenants contained in our senior credit agreement and indentures and is discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" beginning on page 55.

The following table reconciles net income to EBITDA (dollars in millions):

	Predecessor			Successor
	Year Ended December 31,		January 1 to December 23,	December 24 to December 31,	Combined Year Ended December 31,
	2002	2003	2004	2004	2004
Net income	$71.5	$57.4	$83.3	$(4.5)	$78.8
Interest expense, net	6.9	4.9	1.8	5.7	7.5
Depreciation and amortization	70.8	76.7	75.6	2.3	77.9
Provision for income taxes	40.8	34.3	34.2	(1.8)	32.4
EBITDA	$190.0	$173.3	$194.9	$1.7	$196.6

(3)	Net working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term debt and current portion of long-term debt).

(4)	Excludes $81.6 million of short-term notes payable.

(5)	Does not give effect to Cooper-Standard Holdings Inc. common stock that members of management have agreed to purchase with certain payments expected to be received from Cooper Tire in 2005 related to the Acquisition.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose some or all of your investment.

Risks Relating to Our Leverage

Our substantial leverage could harm our business by limiting our available cash and our access to additional capital and, to the extent of our variable rate indebtedness, exposing us to interest rate risk.

We are highly leveraged. As of December 31, 2004, our total consolidated indebtedness was $910.3 million and we had $125 million of additional borrowings available under our revolving credit facilities. The following chart shows our level of indebtedness and certain other information as of December 31, 2004.

As of December 31, 2004
(dollars in millions)
Revolving credit facilities(1)	$—
Term Loan A facility(2)	51.3
Term Loan B facility	115.0
Term Loan C facility	185.0
Senior Notes	200.0
Senior Subordinated Notes	350.0
Other debt(3)	9.0
Total indebtedness	$910.3

(1)	Our revolving credit facilities provide commitments for up to $125 million of borrowings. We expect to issue an aggregate of approximately $14.3 million of letters of credit within the next year to replace existing letters of credit issued by Cooper Tire for our benefit.

(2)	The Term Loan A facility is denominated in Canadian dollars and equaled approximately C$61.5 million at the closing of the Transactions. The amount of the facility is translated from Canadian dollars to U.S. dollars using the end-of-day buying rate for U.S. dollars on December 31, 2004 as published by the Wall Street Journal, which exchange rate was C$1.00 = U.S.$0.834.

(3)	Consists of $4.6 million of capitalized lease obligations and $4.4 million of other third-party debt at December 31, 2004.

Our high degree of leverage could have important consequences for you, including:

•	It may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes on favorable terms or at all;

•	A substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and thus will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	The debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	It may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to those of our competitors that are less highly leveraged;

•	It may restrict our ability to make strategic acquisitions or cause us to make non-strategic divestitures; and

•	We may be more vulnerable than a less highly-leveraged company to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Our pro forma cash interest expense for the year ended December 31, 2004 would have been $61.9 million (excluding the amortization of $3.5 million of debt issuance costs). At December 31, 2004, we had $351.3 million of debt with floating interest rates. If interest rates increase, assuming no principal repayments or use of financial derivatives, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the notes, would decrease. A 1% increase in the average interest rate of our variable rate indebtedness would increase future interest expense by approximately $3.5 million per year.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The senior credit agreement and the indentures under which the exchange notes will be issued contain a number of significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness or issue redeemable preferred stock;

•	pay dividends and repurchase our capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	enter into agreements that restrict dividends from subsidiaries;

•	transfer or sell assets;

•	enter into transactions with our affiliates;

•	incur liens;

•	engage in mergers, amalgamations or consolidations; and

•	make capital expenditures.

In addition, under the senior credit agreement, we are required to satisfy specified financial ratios and tests. Our ability to comply with those provisions may be affected by events beyond our control, and we may not be able to meet those ratios and tests.

Risks Relating to Our Business

We are highly dependent on the automotive industry.

Our customers are automobile manufacturers whose production volumes are dependent upon general economic conditions and the level of consumer spending. The volume of global vehicle production has fluctuated considerably from year to year, and such fluctuations may give rise to fluctuations in the demand for our products. Demand for new vehicles fluctuates in response to overall economic conditions and is particularly sensitive to changes in interest rate levels, consumer confidence and fuel costs. In addition, to the extent our production volumes have been positively impacted by OEM new vehicle sales incentives, such as zero percent financing, these sales incentives may not be sustained or may cease to favorably impact our sales. If any of these or other factors leads to a decline in new vehicle production, our results of operations could be materially adversely affected.

Increasing competitiveness in the automotive industry has also led OEMs to increase their pressure on us to supply our products at lower prices. Price reductions have impacted our sales and profit margins. If we are not able to offset price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations.

Increasing costs for or reduced availability of manufactured components and raw materials may adversely affect our profitability.

The principal raw materials we purchase include fabricated metal-based components, synthetic rubber, carbon black and natural rubber. Raw materials comprise the largest component of our costs, representing approximately 41% of our total costs during the year ended December 31, 2004. A significant increase in the price of these items could materially increase our operating costs and materially and adversely affect our profit margins. For example, we have recently experienced significant price increases in our raw steel and steel-related component purchases as a result of increased global demand. During the year ended December 31, 2004, approximately 18% of our cost of products consisted of components that contain some steel. The next largest component of our raw material costs is synthetic rubber, representing approximately 5% of the cost of products sold during the year ended December 31, 2004. It is generally difficult to pass through these increased costs to our customers in the form of price increases.

Because we purchase various types of raw materials and manufactured components, we may be materially and adversely affected by the failure of our suppliers of those materials to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers. Our suppliers' ability to supply products to us is also subject to a number of risks, including availability of raw materials, such as steel and natural rubber, destruction of their facilities or work stoppages. In addition, our failure to promptly pay, or order sufficient quantities of inventory from, our suppliers may increase the cost of products we purchase or may lead to suppliers refusing to sell products to us at all. Our efforts to protect against and to minimize these risks may not always be effective.

Our business would be materially and adversely affected if we lost a significant portion of business from any of our largest customers.

For the year ended December 31, 2004, approximately 35%, 21% and 14% of our sales were to Ford, General Motors and DaimlerChrysler, respectively. To compete effectively, we must continue to satisfy these and other customers' pricing, service, technology and increasingly stringent quality and reliability requirements. Additionally, our revenues may be affected by decreases in these three manufacturers' businesses or market shares. The market shares of these customers have declined in recent years and may continue to decline in the future. We cannot provide any assurance that we will be able to maintain or increase our sales to these or any other customers. The loss of, or significant reduction in purchases by, one of these major customers or the loss of all of the contracts relating to certain major platforms of one of these customers could materially and adversely affect our results of operations.

We could be adversely affected if we are unable to continue to compete successfully in the highly competitive automotive parts industry.

The automotive parts industry is highly competitive. We face numerous competitors in each of the product lines we serve. In general, there are three or more significant competitors for most of the products offered by our company, and numerous smaller competitors. We also face increased competition for certain of our products from suppliers producing in lower-cost countries such as Korea, especially for certain lower-technology NVH control products that have physical characteristics that make long-distance shipping more feasible and economical. We may not be able to continue to compete favorably and increased competition in our markets may have a material adverse effect on our business.

We are subject to other risks associated with our non-U.S. operations.

We have significant manufacturing operations outside the United States, including joint ventures and other alliances. Our operations are located in 14 countries and we export to several other countries. In 2004, approximately 54% of our net sales originated outside the United States. Risks are inherent in international operations, including:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	changes in local economic conditions;

•	changes in laws and regulations, including the imposition of embargos;

•	exposure to possible expropriation or other government actions; and

•	unsettled political conditions and possible terrorist attacks against American interests.

These and other factors may have a material adverse effect on our international operations or on our business, results of operations and financial condition. For example, we are faced with potential difficulties in staffing and managing local operations and we have to design local solutions to manage credit risks of local customers and distributors. Also, the cost and complexity of streamlining operations in certain European countries is greater than would be the case in the United States, due primarily to labor laws in those countries that can make reducing employment levels more time-consuming and expensive than in the United States. Our flexibility in our foreign operations can also be somewhat limited by agreements we have entered into with our foreign joint venture partners.

Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, and failure to do so could harm our business, results of operations and financial condition.

Our sales outside the United States expose us to currency risks. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may have a material adverse effect on our financial condition or results of operations.

Our Lean manufacturing and other cost savings plans may not be effective.

Our operations strategy includes cutting costs by reducing product errors, inventory levels, operator motion, overproduction and waiting while fostering the increased flow of material, information and communication. The cost savings that we anticipate from these initiatives may not be achieved on schedule or at the level anticipated by management. If we are unable to realize these anticipated savings, our operating results and financial condition may be adversely affected. Moreover, the implementation of cost saving plans and facilities integration may disrupt our operations and performance.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

We may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product if the defect or the alleged defect relates to automotive safety. Our costs associated with providing product warranties could be material. Product liability, warranty and recall costs may have a material adverse effect on our business, results of operations and financial condition. Our insurance may not be sufficient to cover such costs.

Work stoppages or similar difficulties could disrupt our operations.

As of December 31, 2004, approximately 49.6% of our employees were represented by unions, of which approximately 24.9% were located in the United States. It is possible that our workforce will become more unionized in the future. We may be subject to work stoppages and may be affected by other labor disputes. A work stoppage at one or more of our plants may have a material adverse effect on our business. Unionization activities could also increase our costs, which could have an adverse effect on our profitability.

Two of our U.S. collective bargaining agreements are due to expire within the next five months. We are currently negotiating new contracts with the affected unions. Any of the risks mentioned above can be exacerbated during periods of renegotiation. Also, the unions may succeed in negotiating higher wages or benefits, which could increase our costs.

Additionally, a work stoppage at one of our suppliers could adversely affect our operations if an alternative source of supply were not readily available. Stoppages by employees of our customers also could result in reduced demand for our products.

Our success depends in part on our development of improved products, and our efforts may fail to meet the needs of customers on a timely or cost-effective basis.

Our continued success depends on our ability to maintain advanced technological capabilities, machinery and knowledge necessary to adapt to changing market demands as well as to develop and commercialize innovative products. We may not be able to develop new products as successfully as in the past or be able to keep pace with technological developments by our competitors and the industry generally. In addition, we may develop specific technologies and capabilities in anticipation of customers' demands for new innovations and technologies. If such demand does not materialize, we may be unable to recover the costs incurred in such programs. If we are unable to recover these costs or if any such programs do not progress as expected, our business, financial condition or results of operations could be materially adversely affected.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel, particularly research and development engineers and technical sales professionals. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects.

Our Sponsors control us and may have conflicts of interest with us or you in the future.

Our Sponsors beneficially own approximately 99% of the outstanding shares of our common stock. Additionally, we have entered into a stockholders' agreement with the Sponsors that grants them certain preemptive rights to purchase additional equity and rights to designate members of our board of directors. As a result, our Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders or noteholders believe that any such transactions are in their own best interests. For example, our Sponsors could cause us to make acquisitions that increase the amount of indebtedness that is secured or senior to the Senior Subordinated Notes or sell revenue-generating assets, impairing our ability to make payments under the notes.

Additionally, our Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Our historical and pro forma financial information may not be representative of our results as a separate, stand-alone company; we may experience difficulties operating as a stand-alone company.

Prior to December 23, 2004, we operated as a reportable business segment of Cooper Tire. Our historical and pro forma financial information for periods prior to December 23, 2004 included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented, or what our results of operations, financial position and cash flows will be in the future. This is because:

•	we have made certain adjustments and allocations since Cooper Tire did not account for us as, and we were not operated as, a single, stand-alone business for the periods presented; and

•	the information does not reflect certain unforeseen changes that may occur in our operations as a result of our separation from Cooper Tire.

Accordingly, our historical results of operations may not be indicative of our future operating or financial performance. If our expenses as a stand-alone entity, particularly our general corporate overhead costs, are greater than we expect, our results of operations would be negatively impacted. For additional information, see "Summary—Summary Historical and Pro Forma Financial Data," "Unaudited Pro Forma Combined Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

In connection with the Acquisition, we entered into a transition services agreement with Cooper Tire. While Cooper Tire is contractually obligated to provide us with certain transitional services, we cannot assure you that these services will be sustained at the same level as when we were a part of Cooper Tire or that we will obtain the same benefits as these arrangements were negotiated in the overall context of the Acquisition. Also, we cannot assure you that, after the expiration of these various arrangements, we will be able to replace the transitional services in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from Cooper Tire.

Our intellectual property portfolio is subject to legal challenges.

We have developed and actively pursue developing proprietary technology in the automotive industry and rely on intellectual property laws and a number of patents in many jurisdictions to protect such technology. However, we may be unable to prevent third parties from using our intellectual property without authorization. If we had to litigate to protect these rights, any proceedings could be costly, and we may not prevail. We also face increasing exposure to the claims of others for infringement of intellectual property rights. We may have material intellectual property claims asserted against us in the future and could incur significant costs or losses related to such claims.

Our pension plans are currently underfunded and we may have to make cash payments to the plans, reducing the cash available for our business.

We sponsor various pension plans worldwide that are underfunded and will require cash payments. Additionally, if the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, our required contributions may be higher than we expect. If our cash flow from operations is insufficient to fund our worldwide pension liability, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness, including the notes. In addition, our share of the plan assets of Cooper Tire's U.S. salaried and non-bargained hourly employee pension plan will be transferred to our new salaried and non-bargained hourly employee pension plan based on specific computations of the U.S. Pension Benefit Guarantee Corporation.

As of December 31, 2004, our $66.1 million projected benefit obligation ("PBO") for international pension benefit obligations exceeded the fair value of the relevant plans' assets, which totaled $38.1 million, by $28.0 million. Additionally, the U.S. employees' plans' PBO exceeded plan assets by approximately $40.0 million at December 31, 2004. Historically, U.S. pension costs were allocated to us by Cooper Tire and were reflected in our income statement but not in our assets or liabilities. The PBO for other postretirement benefits ("OPEB") was $92.8 million at December 31, 2004. In connection with the Acquisition purchase accounting, liabilities were recorded by us for the excess of all PBO amounts over related plan assets. Also, plan assets will be allocated between Cooper Tire and our company. This analysis is expected to be completed in the second quarter of 2005 and may impact the underfunded amounts discussed above. In connection with the Acquisition, the Sponsors hired Aon Consulting to estimate funding requirements for pensions and OPEB for the next five years, which they estimate are between $20 million and $25 million per year. Net periodic pension costs for U.S. and international plans, including pension benefits and OPEBs, were $23.1 million and $24.7 million for the year ended December 31, 2003 and 2004, respectively. See notes 10 and 11 to the financial statements.

We are subject to a broad range of environmental, health and safety laws and regulations, which could adversely affect our business and results of operations.

We are subject to a broad range of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment and disposal of waste materials; the cleanup of contaminated properties; and human health and safety. We may incur substantial costs associated with hazardous substance contamination or exposure, including cleanup costs, fines and civil or criminal sanctions, third party property or natural resource damage or personal injury claims, or costs to upgrade or replace existing equipment, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our locations. In addition, many of our current and former facilities are located on properties with long histories of industrial or commercial operations and some of these properties have been subject to certain environmental investigations and remediation activities. Because some environmental laws (such as the Comprehensive Environmental Response, Compensation and Liability Act) can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, retroactively and regardless of fault, we could become liable for investigating or remediating contamination at these or other properties (including offsite locations). We may not always be in complete compliance with all applicable requirements of environmental law or regulation, and we may incur material costs or liabilities in connection with such requirements. In addition, new environmental requirements or changes to existing requirements, or in their enforcement, could have a material adverse effect on our business, results of operations and financial condition. We have made and will continue to make expenditures to comply with environmental requirements. While our costs to defend and settle claims arising under environmental laws in the past have not been material, such costs may be material in the future. For more information about our environmental compliance and potential environmental liabilities, see "Our Business—Environmental."

If our acquisition strategy is not successful, we may not achieve our growth and profit objectives.

We may selectively pursue complementary acquisitions in the future as part of our growth strategy. While we will evaluate business opportunities on a regular basis, we may not be successful in identifying any attractive acquisitions. We may not have, or be able to raise on acceptable terms, sufficient financial resources to make acquisitions. In addition, any acquisitions we make will be subject to all of the risks inherent in an acquisition strategy, including integrating financial and operational reporting systems; establishing satisfactory budgetary and other financial controls; funding increased capital needs and overhead expenses; obtaining management personnel required for expanded operations; and funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties.

Risks Relating to the Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The senior credit facilities and the indentures under which the exchange notes will be issued restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See "Description of Other Indebtedness—Senior Credit Facilities" and "Description of the Notes."

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our revolving credit facilities provide commitments of up to $125 million, all of which are available for future borrowings. All of those borrowings would be secured and certain of our Canadian subsidiaries that are not guarantors for the exchange notes provide guarantees for the senior credit facilities. As a result, those borrowings would be effectively senior to the exchange notes and the guarantees of the exchange notes by our subsidiary guarantors. If we incur any additional indebtedness that ranks equally with the Senior Notes or the Senior Subordinated Notes, the holders of that additional debt will be entitled to share ratably with the holders of the Senior Notes and the Senior Subordinated Notes, respectively, in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Your right to receive payments on each series of notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the exchange notes and our guarantors' obligations under their guarantees of the exchange notes are unsecured, but our obligations under our senior credit facilities and each guarantor's obligations under their respective guarantees of the senior credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets and a portion of the stock of certain of our non-U.S. subsidiaries. In addition, obligations of our Canadian subsidiary borrower under the senior credit facilities are guaranteed by our wholly-owned Canadian subsidiaries and secured by substantially all of those Canadian subsidiaries' tangible and intangible assets. If we are declared bankrupt or insolvent, or if we default under our senior credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indentures under which the exchange notes will be issued. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See "Description of Other Indebtedness."

As of December 31, 2004, we had $360.3 million of senior secured indebtedness. Additionally, all borrowings under our $125 million revolving credit facilities will be senior secured indebtedness. The indentures permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

Claims of noteholders are structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries because they will not guarantee the exchange notes.

The exchange notes will not be guaranteed by any of our non-U.S. subsidiaries or our U.S. subsidiaries that are not wholly-owned. Accordingly, claims of holders of the exchange notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

As of December 31, 2004, our non-guarantor subsidiaries had total indebtedness of approximately $9.0 million (excluding non-guarantor subsidiaries' intercompany liabilities, our non-U.S. indebtedness under our senior credit facilities and guarantees of our non-U.S. indebtedness under our senior credit facilities).

Based on our historical records, our non-guarantor subsidiaries accounted for $953.4 million, or 51.2%, of our net sales (excluding non-guarantor subsidiaries' intercompany sales to Cooper-Standard Automotive Inc. and the guarantors of $11.1 million) for the year ended December 31, 2004, on a pro forma basis after giving effect to the Transactions, and $864.5 million, or 46.0%, of our assets and $435.8 million, or 27.9%, of our liabilities as of December 31, 2004, excluding all intercompany assets and liabilities.

We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the exchange notes.

Your right to receive payments on the Senior Subordinated Notes will be junior to all of Cooper-Standard Automotive Inc.'s and the guarantors' senior indebtedness, including Cooper-Standard Automotive Inc.'s and the guarantors' obligations under the senior credit facilities, the Senior Notes and other existing and future senior debt.

The exchange Senior Subordinated Notes will be general unsecured obligations that will be junior in right of payment to all our existing and future senior indebtedness, including the senior credit facilities. The senior subordinated guarantees will be general unsecured obligations of the guarantors that will be junior in right of payment to all of the applicable guarantor's existing and future senior indebtedness, including the applicable guarantor's guarantee of the senior credit facilities and the Senior Notes.

Cooper-Standard Automotive Inc. and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the Senior Subordinated Notes or the senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior credit facilities and the Senior Notes, unless the senior indebtedness has been paid in full in cash or cash equivalents or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, Cooper-Standard Automotive Inc. or the guarantors may not be permitted to pay any amount on account of the Senior Subordinated Notes or the applicable senior subordinated guarantees for a designated period of time.

Because of the subordination provisions in the Senior Subordinated Notes and the senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of Cooper-Standard Automotive Inc. or any guarantor, Cooper-Standard Automotive Inc.'s or the guarantor's assets will not be available to pay obligations under the Senior Subordinated Notes or the applicable senior subordinated guarantee until Cooper-Standard Automotive Inc. or the guarantor has made all payments on its respective senior indebtedness. Cooper-Standard Automotive Inc. and the guarantors may not have sufficient assets after all these payments have been made to make any payments on the Senior Subordinated Notes or the applicable senior subordinated guarantee, including payments of principal or interest when due.

As of December 31, 2004, we would have had $560.3 million of senior indebtedness. The indentures permit the incurrence of substantial additional indebtedness, including senior debt, by Cooper-Standard Automotive Inc. and our restricted subsidiaries in the future.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior credit facilities to avoid being in default. If we breach our covenants under our senior credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See "Description of Other Indebtedness—Senior Credit Facilities" and "Description of the Notes."

Cooper-Standard Automotive Inc. may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, Cooper-Standard Automotive Inc. will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, plus accrued and unpaid interest, unless such exchange notes have been previously called for redemption. We may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our senior credit facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the senior credit facilities, but may not be able to do so. See "Description of the Notes—Change of Control."

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) Cooper-Standard Automotive Inc. paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) Cooper-Standard Automotive Inc. or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the exchange notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	Cooper-Standard Automotive Inc. or any of the guarantors was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left Cooper-Standard Automotive Inc. or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	Cooper-Standard Automotive Inc. or any of the guarantors intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of either series of exchange notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under such exchange notes or such guarantee or further subordinate such exchange notes or such guarantee to presently existing and future indebtedness of Cooper-Standard Automotive Inc. or such guarantor, or require the holders of such exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the applicable exchange notes. Further, the voidance of any exchange notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not Cooper-Standard Automotive Inc. or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the exchange notes and the guarantees would not be further subordinated to our or any of our guarantors' other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor's other debt or take other action detrimental to the holders of the exchange notes.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in December 2004 to institutional investors and are eligible for trading in the PORTAL market.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under "Risk Factors."

As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers' needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners' interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our underfunded pension plans; environmental and other regulation; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

THE ACQUISITION

General

On September 16, 2004, Cooper-Standard Holdings Inc. entered into a stock purchase agreement with the Sellers. The parties subsequently entered into an amendment to the agreement on December 3, 2004. The stock purchase agreement, as amended, provided for the acquisition by Cooper-Standard Holdings Inc. of all of the outstanding shares of capital stock of certain subsidiaries of the Sellers comprising Cooper Tire's automotive division for a purchase price of $1.165 billion in cash, subject to adjustments described below.

The purchase price was increased by $44.5 million at closing for the cash and cash equivalents, less certain debt obligations, of the acquired entities transferred with the business. In addition, the purchase price was decreased at closing by a $7.5 million hold-back contingently payable to Sellers and a $30 million hold-back to fund the final working capital adjustments described below.

The purchase price will be further adjusted to the extent that actual cash and cash equivalents less debt obligations differed from the estimated amounts at closing and for the difference between targeted working capital of $193 million and final working capital of the Automotive division at closing.

In connection with the Acquisition, funds controlled by Cypress and funds controlled by GS Capital Partners each contributed $159 million to Cooper-Standard Holdings Inc., for a total equity contribution of $318 million. James McElya, our chief executive officer, received $1 million of equity in Cooper-Standard Holdings Inc. and our Chairman of the Board of Directors, S.A. (Tony) Johnson, received $200,000 of equity. Also in connection with the Acquisition, Mr. McElya and other members of management agreed to purchase up to approximately $3.5 million more of Cooper-Standard Holdings Inc.'s equity with certain payments they expect to receive from Cooper Tire during 2005 related to the Acquisition. Each of the Sponsors, including their respective affiliates, currently own approximately 49.8% of the equity of Cooper-Standard Holdings Inc.

The Stock Purchase Agreement

The stock purchase agreement contains customary seller representations and warranties of the Sellers, customary buyer representations and warranties of Cooper-Standard Holdings Inc., and customary covenants and other agreements between the Sellers and Cooper-Standard Holdings Inc. The stock purchase agreement provides for indemnification for losses relating to specified events, circumstances and matters. Sellers have agreed to indemnify us and our affiliates from certain liabilities, including:

•	any losses arising from or related to the inaccuracy or breach of certain representations and warranties on the part of the Sellers contained in the stock purchase agreement;

•	any losses arising from or related to the non-fulfillment or breach of any covenant or agreement made or to be performed by the Sellers pursuant to the stock purchase agreement;

•	any losses arising from or related to any employee benefit plan as a result of the acts or omissions of Sellers or any of their subsidiaries or Affiliates in connection with the administration of such benefit plans after the closing date and before the transfer of assets and liabilities as contemplated by the stock purchase agreement;

•	any losses arising from or related to payments to our employees, including former employees, triggered in whole or in part by the transactions contemplated by the stock purchase agreement (whether alone or in connection with other events) except to the extent liability for such payment is expressly assumed by us under the stock purchase agreement;

•	any losses arising from or related to the demolition and disposal of the building and agreement to indemnify third parties for certain matters relating to the property and facility in Schenectady, New York;

•	any losses arising from or related to (1) environmental releases or disposals of hazardous materials or any violation of environmental law at or resulting from operations of any property or facility owned or operated prior to, but not after, the closing date; (2) liabilities arising out of the disposal or arranging for disposal, prior to the closing date, of hazardous materials generated or otherwise originating at the owned or leased real property acquired in the transaction at or to a location other than such owned or leased real property; (3) liabilities arising from or relating to the actual or alleged presence of asbestos or asbestos-containing materials in any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed prior to the closing of the Acquisition; or (4) liabilities relating to certain environmental matters set forth in the stock purchase agreement;

•	any losses arising from or related to any matter that, but for the consummation of the Acquisition or any action or omission of the Sellers or their affiliates, would have been subject to indemnification pursuant to the Share and Business Sale and Purchase Agreement, dated as of November 22, 1999, by and among Invensys plc, Cooper Tire and the other parties named therein;

•	any losses arising from or related to any liabilities in respect of the Agreement and Plan of Merger, dated as of June 22, 2000, by and among Holm Parent, Inc., Holm Acquisition Company, The Standard Products Company and Holm Industries, Inc. and the Asset Purchase Agreement, dated as of April 20, 2000, by and between The Standard Products Company and Plastech Engineered Products, Inc.;

•	any losses arising from or related to the restructuring undertaken by Sellers to (1) transfer our assets into the entities being acquired and (2) transfer the tire business assets out of the entities to be acquired, including any severance, termination benefits or other employee benefit costs associated with the restructuring;

•	any losses resulting from claims or liabilities with respect to any employee benefit plan of the Sellers which are not expressly assumed by us or with respect to any benefit plans of the acquired entities that are not disclosed and for which costs were not expressly included in the income statements of Cooper-Standard;

•	any losses arising from or related to obligations of the entities to be acquired with respect to any repurchase of receivables or any other obligations under certain factoring agreements as a result of any transactions under such factoring agreement prior to the closing date;

•	any tax, fine, lien, penalty or other liability imposed on any entity to be acquired pursuant to Title IV of ERISA with respect to any defined benefit pension plan subject to Title IV of ERISA sponsored by Sellers or any member of their "controlled group" at any time on or prior to the closing date, except with respect to the plans sponsored by an entity to be acquired as of the closing date or plans to be assumed by, or with respect to which assets and liabilities will be transferred to us;

•	any losses (including in respect of funding obligations) resulting from claims in respect of Cooper Tire's pension plan relating to its status as a cash balance plan;

•	any losses related to claims that any name containing "Cooper," "Cooper Tire" or "Cooper- Standard" or related trademarks and intellectual property infringe on the intellectual property rights of a third party (excluding losses related to our use of such names and trademarks in noncompliance with the license to use names and trademarks of "Cooper-Standard" pursuant to the stock purchase agreement);

•	any losses relating to taxes associated with the business of the entities being acquired relating to amounts incurred on or prior to the Acquisition; and

•	any losses relating to the Sellers' inability to cause us to purchase certain real property prior to the Acquisition.

We will also be required to indemnify Cooper Tire and its affiliates following the closing of the Acquisition from liabilities arising from certain specified matters, including:

•	losses arising from or related to the inaccuracy or breach of certain of our representations and warranties contained in the stock purchase agreement;

•	losses arising from or related to the non-fulfillment or breach of any of our covenants or agreements contained in the stock purchase agreement;

•	losses arising from or related to any payments required to be made by the Sellers after the closing of the Acquisition under certain guarantees in favor of obligations of the entities to be acquired;

•	losses arising from or related to obligations arising following the closing of the Acquisition under the letters of credit in favor of obligations of the entities to be acquired to be maintained by Cooper Tire; and

•	any tax losses or liabilities relating to taxes associated with the business of the entities being acquired relating to amounts incurred after the Acquisition.

The stock purchase agreement does not allow us or the Sellers to make a claim for any loss or damage relating to a breach of representation or warranty (other than with respect to the Sellers' representations and warranties with respect to taxes) unless the losses or damages for any claim or series of related claims exceed $100,000 (other than for losses relating to specified representations and warranties). The parties' indemnification obligations with respect to breaches of representations and warranties (other than with respect to the Sellers' representations and warranties with respect to taxes) are subject to a deductible for the first $11,650,000 in damages (other than for losses relating to specified representations and warranties not subject to the deductible). After a party has incurred $11,650,000 in damages as a result of breaches of representations and warranties contained in the stock purchase agreement that are subject to the deductible, the indemnifying party is required to indemnify the other party for the full amount of all such damages in excess of $11,650,000 up to a $174,750,000 cap (other than for losses arising from breaches of specified representations and warranties to which this cap does not apply).

Related Agreements

In addition to the stock purchase agreement, we entered into a transition services agreement with the Sellers pursuant to which the Sellers agreed to provide services to us on a basis generally consistent with the historical operations of the Sellers, with prices based on rates negotiated in connection with the execution of the stock purchase agreement. We also entered into a supply agreement with the Sellers. See "Certain Relationships and Related Party Transactions—Agreements Related to the Acquisition."

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2004. The information in this table should be read in conjunction with "The Acquisition," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements of Cooper-Standard and the consolidated financial statements of Cooper-Standard Holdings Inc. included elsewhere in this prospectus.

As of December 31, 2004
(dollars in millions)
Net cash and cash equivalents(1)	$81.3
Debt:
Senior credit facilities:
Revolving credit facilities(2)	$—
Term Loan A facility(3)	51.3
Term Loan B facility	115.0
Term Loan C facility	185.0
Notes:
Senior Notes	200.0
Senior Subordinated Notes	350.0
Other debt(4)	9.0
Total debt	910.3
Equity(5)	318.2
Total capitalization	$1,228.5

(1)	Includes $162.9 million of cash and cash equivalents less $81.6 million of short-term notes payable.

(2)	Our revolving credit facilities provides commitments for up to $125 million of borrowings. We expect to issue an aggregate of approximately $14.3 million of letters of credit within the next year to replace existing letters of credit issued by Cooper Tire for our benefit.

(3)	The Term Loan A facility is denominated in Canadian dollars and equaled approximately C$61.5 million at the closing of the Transactions. The amount of the facility is translated from Canadian dollars to U.S. dollars using the end-of-day buying rate for U.S. dollars on December 31, 2004 as published by The Wall Street Journal, which exchange rate was C$1.00 = U.S.$0.834.

(4)	Consists of $4.6 million of capitalized lease obligations and $4.4 million of other third-party debt at December 31, 2004.

(5)	Does not give effect to Cooper-Standard Holdings Inc. common stock that members of management have agreed to purchase with certain payments expected to be received from Cooper Tire in 2005 related to the Acquisition.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined statement of operations gives effect to the Transactions as if they had occurred on January 1, 2004. The unaudited pro forma financial information is based on the audited combined and consolidated financial statements of Cooper-Standard Holdings Inc. for the year ended December 31, 2004 appearing elsewhere in this prospectus and should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations." A pro forma balance sheet has not been presented as the impact of purchase accounting adjustments is presented in the audited successor balance sheet, "Use of Proceeds" and the other financial information appearing elsewhere in this prospectus.

The Acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141, "Business Combinations," pursuant to which the total purchase price of the Acquisition, including related fees and expenses, was allocated to our net assets based upon our estimates of fair value. The final allocation of the purchase price to the net assets acquired will be made in 2005 based upon a formal valuation analysis of the fair value of assets acquired and liabilities that we assumed as of the closing date. The actual amounts that we record based on our final assessment of fair values may differ materially from the information presented in the unaudited pro forma combined financial information. Amounts preliminarily allocated to intangible assets with indefinite lives and to tangible and intangible assets with definite lives may change significantly, and amortization methods and useful lives may differ from the assumptions we used in this unaudited pro forma combined financial information, any of which could result in a material change in depreciation and amortization expense.

The unaudited pro forma combined statement of operations is provided for illustrative purposes only and does not purport to be indicative of what our actual combined results of operations or financial position would have been had the Transactions been consummated on or as of the dates indicated, nor do they purport to be indicative of the results of operations or financial condition that we may achieve in the future.

COOPER-STANDARD HOLDINGS INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2004
(dollars in millions)

	Predecessor Historical	Successor Historical	Pro Formal SPA Adjustments (Note 1)		Pro Forma Acquisition and Financing Adjustments (Note 2)		Pro Forma
Net sales	$1,858.9	$4.7	$(1.6)	(a)	$—		$1,862.0
Cost of products sold	(1,539.1)	(4.7)	3.0	(a)	(1.0	)(c)	(1,547.5)
					4.1	(d)
					(9.8	)(e)
Gross profit	319.8	—	1.4		(6.7)		314.5
Selling, administration and engineering	(178.2)	(5.2)	—		(26.5	)(c)	(206.3)
					1.4	(d)
					2.2	(f)
Restructuring (i)	(21.2)	—	—		—		(21.2)
Operating profit	120.4	(5.2)	1.4		(29.6)		87.0
Other income (expense)
Interest expense, net	(1.8)	(5.7)	—		(57.9	)(g)	(65.4)
Equity earnings	1.0	—	—		—		1.0
Other income (expense)	(2.1)	4.6	—		—		2.5
Income before income taxes	117.5	(6.3)	1.4		(87.5)		25.1
Provision for income taxes	(34.2)	1.8	(0.5	)(b)	30.6	(h)	(2.3)
Net income	$83.3	$(4.5)	$0.9		$(56.9)		$22.8

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

The Unaudited Pro Forma Combined Statement of Operations include the adjustments necessary to reflect the Transactions as if they had occurred on January 1, 2004.

Note 1. Pro Forma SPA Adjustments

Based on the stock purchase agreement, certain facilities that are no longer utilized or that are in the process of being closed were retained by Cooper Tire. The Pro Forma SPA Adjustments reflect the elimination of revenues and expenses related to such facilities, which are included in our historical operating statements.

(a)	Cleveland facility plastic service parts business sold independently and not included in the Transactions.

(b)	Tax effects of the applicable pro forma adjustments above at various tax rates.

Note 2. Acquisition and Financing Pro Forma Adjustments

The Acquisition and Financing pro forma adjustments include the following adjustments to reflect the estimated effect of the Transactions as if they had occurred on January 1, 2004:

(c)	A net increase in depreciation and amortization expense based on our preliminary application of purchase accounting.

Year Ended December 31, 2004
(dollars in millions)
Pro forma incremental depreciation expense in cost of products sold	$1.0

Incremental depreciation in selling, administration and engineering expense	$0.3
Incremental amortization in selling, administration and engineering expense	26.2
Pro forma depreciation and amortization adjustment to selling, administration and engineering expense	$26.5

Acquired property, plant and equipment are depreciated over their remaining useful lives of one to 40 years. Acquired intangible assets are amortized over their remaining useful lives of 7 to 20 years.

(d)	Net decrease to expense for pensions and postretirement benefits other than pensions for amortization of actuarial losses and prior service costs reset to zero as part of purchase accounting.

(e)	Increase to cost of products sold to reflect pro forma liquidation of inventory write-up recorded as a result of the Acquisition. The total inventory write-up related to the Acquisition is $10.2 million, of which $0.4 million is included in Successor 2004 cost of products sold. The remaining $9.8 million will be recorded in 2005. See also note (i) below.

(f)	Elimination of certain compensation costs incurred directly related to the Acquisition.

(g)	A net increase in interest expense resulting from (i) our new pro forma debt structure, including the outstanding notes, (ii) amortization of approximately $27.8 million of financing costs over the terms of the corresponding debt and (iii) elimination of $4.0 million in bank fees incurred for a bridge loan facility in connection with the Acquisition and recorded as interest expense during the period from December 24, 2004 to December 31, 2004. Approximately $350.0 million of our debt is at floating interest rates. A 1/8% increase in the average interest rate on this debt would increase interest expense by approximately $0.4 million per year.

(h)	Adjustment to record the tax effects of the above pro forma adjustments at an assumed tax rate of 35.0%.

(i)	Pro forma results include restructuring expenses of $21.2 million incurred by the Predecessor for employee termination benefits, asset impairments, and other exit costs directly related to facilities that were not acquired by the Successor as well as $10.2 million of cost of products sold related to liquidation of the inventory write-up recorded as a result of the Acquisition. Excluding such costs, net of related tax benefits of $5.3 million, would have the following impact on pro forma results of operations for 2004:

	As Reported	Inventory and Restructuring Adjustments	Adjusted
Pro forma operating profit	$87.0	$31.4	$118.4
Pro forma net income	22.8	26.1	48.9

SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data referred to as the Successor data as of December 31, 2004 and for the period from December 24, 2004 to December 31, 2004 have been derived from the consolidated audited financial statements of Cooper-Standard Holdings Inc. and its subsidiaries which have been audited by Ernst & Young LLP, independent registered public accountants.

The selected historical financial data referred to as the Predecessor financial data as of December 31, 2003 and for each of two years in the period ended December 31, 2003 and the period from January 1, 2004 to December 23, 2004 have been derived from the combined audited financial statements of the Automotive segment of Cooper Tire, which have been audited by Ernst & Young LLP, independent registered public accountants. The selected historical financial data as of December 31, 2002, and as of and for the years ended December 31, 2001 and 2000, are derived from unaudited historical combined financial statements of the Automotive segment of Cooper Tire. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for that period. The information reflects our business as it has historically operated within Cooper Tire, and includes certain assets and liabilities that we did not acquire or assume as part of the Acquisition. Also, on December 23, 2004, Cooper-Standard Holdings Inc., which has never had any independent operations, purchased the Automotive business represented in the historical Predecessor financial statements. As a result of applying the required purchase accounting rules to the Acquisition and accounting for the assets and liabilities there were not assumed in the Acquisition, our financial statements for the period following the transactions were significantly affected. The application of purchase accounting rules required us to revalue our assets and liabilities, which resulted in different accounting bases being applied in different periods. As a result, historical combined financial data included in this prospectus in Predecessor statements may not reflect what our actual financial position, results of operations and cash flows would have been had we operated as a separate, stand-alone company as of and for those periods presented.

The audited combined financial statements as of December 31, 2003 for the Automotive segment of Cooper Tire and as of December 31, 2004 for Cooper-Standard Holdings Inc. and for the periods from January 1, 2002 to December 31, 2002, from January 1, 2003 to December 31, 2003 and from January 1, 2004 to December 23, 2004 for the Automotive segment of Cooper Tire and for the period from December 24, 2004 to December 31, 2004 for Cooper-Standard Holdings Inc. are included elsewhere in this prospectus.

You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial information included elsewhere in this prospectus.

	Predecessor					Successor
	Year Ended December 31,				January 1 to December 23,	December 24 to December 31,
	2000(1)	2001	2002	2003	2004	2004
Statement of income data
Net sales	$1,698.5	$1,477.4	$1,586.0	$1,662.2	$1,858.9	$4.7
Cost of products sold	1,411.1	1,249.8	1,295.5	1,389.2	1,539.1	4.7
Gross profit	287.4	227.6	290.5	273.0	319.8	—
Selling, administration, and engineering expenses	173.5	180.3	168.4	163.5	178.2	5.2
Restructuring	43.9	7.0	4.4	12.8	21.2	—
Operating profit	70.0	40.3	117.7	96.7	120.4	(5.2)
Interest expense, net	(73.2)	(2.8)	(6.9)	(4.9)	(1.8)	(5.7)
Equity earnings	4.1	2.6	3.7	0.9	1.0	—
Other income (expense)	(2.6)	(0.2)	(2.2)	(1.0)	(2.1)	4.6
Income before income taxes	(1.7)	39.9	112.3	91.7	117.5	(6.3)
Provision for income tax	—	23.8	40.8	34.3	34.2	(1.8)
Net income (loss)	$(1.7)	$16.1	$71.5	$57.4	$83.3	$(4.5)
Statement of cash flows data
Net cash provided (used) by:
Operating activities	$25.3	$(44.5)	$115.6	$117.7	$124.8	$29.3
Investment activities	(11.8)	(53.4)	(57.4)	(53.3)	(46.1)	(1,085.6)
Financing activities	5.4	119.2	(29.4)	(42.8)	(92.7)	1,220.9
Other financial data
Capital expenditures	$95.8	$58.4	$66.5	$58.7	$62.7	$0.3
Ratio of earnings to fixed charges (unaudited):(2)	—	4.5x	9.7x	8.7x	13.9x	—
Balance sheet data
Cash and cash equivalents	$37.7	$42.8	$88.6	$130.4		$162.9
Net working capital(3)	152.1	149.4	118.0	165.4		128.1
Total assets	1,448.7	1,329.5	1,372.0	1,484.5		1,879.6
Total non-current liabilities	96.1	81.3	78.6	90.1		1,159.4
Total debt(4)	20.9	11.9	27.2	41.5		991.9
Net parent investment/ Stockholders' equity	1,068.1	1,022.7	1,069.6	1,124.4		318.2

(1)	During the year ended December 31, 2000, we acquired Siebe Automotive, divested certain non-core businesses and initiated several restructuring initiatives that significantly impact the comparability of this period's selected historical financial data to that of other similar periods.

(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments, plus minority interest expense and fixed charges. Fixed charges include interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense (assumed to be 33%). For the year ended December 31, 2000, additional earnings of $5.8 million would have been required to make the ratio 1.0x. For the period from December 24, 2004 to December 31, 2004, our fixed charges exceeded our earnings by $6.3 million.

(3)	Net working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term debt and current portion of long-term debt).

(4)	Includes term loans, bonds, cash overdraw balances and $4.6 million in capital leases and $4.4 million of other third-party debt at December 31, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations cover periods prior to the Transactions. You should read the following discussion together with the sections entitled "Risk Factors," "Unaudited Pro Forma Combined Financial Information," "Selected Historical Financial Data" and the historical combined financial statements of Cooper-Standard included elsewhere in this prospectus.

Basis of Presentation

The Predecessor did not historically operate as a stand-alone business, but as a reportable business segment of Cooper Tire & Rubber Company. The audited and unaudited financial information of the Predecessor represents our business as it historically operated and includes certain assets and liabilities, principally related to closed plants or those in the process of being closed, which were not acquired or assumed as part of the Transactions, and also includes U.S. pension program balances previously held at the parent company. Also, due to the change in ownership in the Acquisition, and the resultant application of purchase accounting, the historical financial statements of the Predecessor and the Successor included in this prospectus have been prepared on different bases for the periods presented and are not comparable. For a presentation of adjustments to exclude operations not acquired as well as adjustments to reflect purchase accounting, see "Unaudited Pro Forma Combined Financial Information."

The following provides a description of the basis of presentation during all periods presented:

Predecessor:    Represents the combined financial position, results of operations and cash flows of the Automotive segment of Cooper Tire for all periods prior to the Acquisition on December 23, 2004. This presentation reflects the historical basis of accounting without any application of purchase accounting for the Acquisition.

Successor:    Represents our consolidated financial position as of December 31, 2004 and our consolidated results of operations and cash flows for the period from December 24, 2004 to December 31, 2004 following the Acquisition. The financial position as of December 31, 2004 and results of operations and cash flows for the period from December 24, 2004 to December 31, 2004 reflect the preliminary application of purchase accounting, described below, relating to the Acquisition and the adjustments required to reflect the assets and liabilities not acquired in the Acquisition and the adjustments for domestic pension liabilities previously held by Cooper Tire.

Combined Fiscal 2004:    Represents the combined historical results of the Predecessor and Successor for the year ended December 31, 2004. Such information is provided for informational purposes only and does not purport to be indicative of the results which would have actually been attained had the Acquisition not occurred. However, especially given the impact of the year-end production shutdowns by our major customers on the Successor's 2004 results of operations, such information is considered a more representative basis of comparison to 2003.

As a result of the foregoing, the historical financial information for periods prior to December 24, 2004 included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company for such periods.

Company Overview

We produce body sealing, fluid handling and vibration control components, systems, subsystems and modules for use in passenger vehicles and light trucks manufactured by global OEMs. Approximately 90% of our sales consist of original equipment sold directly to the OEMs for installation on new vehicles. The remaining 10% of our sales are primarily to Tier I and Tier II suppliers. Accordingly, sales of our products are directly affected by the annual vehicle production of OEMs, and in particular the production levels of the vehicles for which we provide specific parts. In most cases, our products are custom designed and engineered for a specific vehicle platform. Our sales and product development personnel frequently work directly with the OEMs' engineering departments in the design and development of our various products.

Although each OEM may emphasize different requirements as the primary criteria for judging its suppliers, we believe success as an automotive supplier generally requires outstanding performance with respect to price, quality, service, performance, design and engineering capabilities, innovation and timely delivery. As such, we believe our continued commitment to investment in our engineering and design capability, including enhanced computerized software design capabilities, is important to future success, and many of our present initiatives are designed to enhance these capabilities. To remain competitive we must also consistently achieve cost savings; we believe we will continue to be successful in our efforts to improve our engineering, design and manufacturing processes and implement our Lean initiatives.

Our OEM sales are generally based upon purchase orders issued by the OEMs and as such we do not have a backlog of orders at any point in time. Based upon planned production levels, the OEMs specify quantities of components required by their manufacturing plants, which provides us with significant annual visibility of our production volumes. Once selected to supply products for a particular platform, we typically supply those products for the platform life, which is typically six to eight years. In addition, when we are the incumbent supplier to a given platform, we believe we have an advantage in winning the redesign or replacement platform. Substantially all of our sales during the year ended December 31, 2004 were attributable to platforms that are expected to be in production through 2006 or are being replaced by platforms for which we have already been selected to provide content.

We provide parts to virtually every major global OEM for use on more than 180 different platforms. However, we generate a significant portion of our sales from the Big 3. For the year ended December 31, 2004, our sales to the global operations of Ford, General Motors and DaimlerChrysler comprised approximately 35%, 21% and 14% of our net sales, respectively. Significant reduction of our sales to or the loss of any one of these customers or any significant reduction in these customers' market shares could have a material adverse effect on the financial results of our company.

While approximately 70% of sales are generated in North America, we maintain sales offices in strategic locations throughout the world to provide support and service to our global OEM customers. We continue to expand internationally and in May 2004 we completed the expansion of our body sealing systems facility in Poland, more than doubling its original size. This expansion positions us for continued growth in Eastern Europe and is also part of our strategy to selectively relocate facilities to lower cost countries. In July 2004, we entered into a joint-venture agreement with China-based Saiyang Sealing to manufacture and sell automotive body sealing products in China under the name Cooper Saiyang Wuhu Automotive. This venture has already secured business with two Chinese OEMs. In the third quarter, we opened manufacturing facilities for NVH control and fluid handling products in China to serve both the rapidly expanding Chinese market and, to a lesser extent, the North American market.

Historically, our operations in Canada and Western Europe have not presented materially different risks or problems from those we have encountered in the United States, although the cost and complexity of streamlining operations in certain European countries is greater than would be the case in the United States. This is due primarily to labor laws in those countries that can make reducing employment levels more time-consuming and expensive than in the United States. We believe the risks of conducting business in less developed markets, including Brazil, Mexico, Poland, Czech Republic, China, Korea and India, are somewhat greater than in the U.S., Canadian and Western European markets. This is due to the potential for currency volatility, high interest, inflation rates, and the general political and economic instability that are associated with emerging markets.

Business Environment and Outlook

Our business is greatly affected by the automotive build rates in North America and Europe. New vehicle demand is driven by macro-economic and other factors such as interest rates, manufacturer and dealer sales incentives, fuel prices, consumer confidence and employment and income growth trends. According to J.D. Power-LMC, light vehicle production in North America is expected to be 16.1 million units in 2005, compared to 15.7 million units produced in 2004. European production levels in 2005 are expected to be 20.1 million units, approximately the same number of units produced in 2004. Light vehicle production in South America is expected to increase to nearly 2.6 million vehicles in 2005 from 2.5 million vehicles produced in 2004.

Competition in the automotive supplier industry is intense and has increased in recent years as OEMs have demonstrated a preference for stronger relationships with fewer suppliers. There are typically three or more significant competitors and numerous smaller competitors for most of the products we produce, and competition can always arise from new sources. For example, certain of our products have experienced new competition from lower cost imports from Korea. We addressed this challenge with a combination of North American cost reductions and our own Asian sourcing.

Pricing pressure is also prevalent as competition for market share among U.S.-based OEMs, as evidenced by zero percent financing and record high rebates, has reduced the overall profitability of the industry and resulted in continued pressure on suppliers for price concessions. The market shares of the Big 3, which are also our three largest customers, have declined in recent years and may continue to decline in the future. OEMs have been further hurt by increased pension and other retirement-related costs and by the impact of global overcapacity. This pricing pressure will continue to drive our focus on implementing Lean initiatives to achieve cost savings and selectively consolidate and relocate facilities to optimize our cost structure.

Another trend affecting our business is the global expansion of our customers. Consolidation among the OEMs in recent years has resulted in the creation of a relatively small number of very large global customers that increasingly require their suppliers to serve them on a global basis. We have expanded our business globally and believe we have the size, geographic breadth and resources to meet our customers' requirements. We have accomplished this via a combination of organic growth and joint ventures, which we believe have ensured that we provide the same high levels of quality, service and design and engineering support that we provide in our domestic markets.

Lastly, OEMs have shifted some research and development, design and testing responsibility to suppliers, while at the same time shortening new product cycle times. To remain competitive suppliers must have state-of-the-art engineering and design capabilities and must be able to continuously improve their engineering, design and manufacturing processes. Suppliers are increasingly expected to collaborate on or assume the product design and development of key automotive components, and to provide value added solutions under more stringent time frames.

We expect net sales during the first quarter of 2005 to be slightly lower than 2004 levels due to lower production volumes on some Ford and GM platforms and customer price concessions; partially offset by favorable foreign currency translation. Our performance in 2005 may differ from present expectations in the event the light vehicle production is either significantly higher or lower and material price/surcharges are higher than presently forecasted. According to J.D. Power-LMC, North America and Europe light vehicle production in the first quarter is estimated at 4.0 and 5.0 million units compared to 4.1 and 5.1 million units in 2004.

Results of Operations

	Predecessor			Successor	Combined Fiscal 2004
	Year Ended December 31,		January 1 to December 23,	December 24 to December 31,
	2002	2003	2004	2004
Statement of income data
Net sales	$1,586.0	$1,662.2	$1,858.9	$4.7	$1,863.6
Cost of products sold	1,295.5	1,389.2	1,539.1	4.7	1,543.8
Gross profit	290.5	273.0	319.8	—	319.8
Selling, administration, and engineering expenses	168.4	163.5	178.2	5.2	183.4
Restructuring	4.4	12.8	21.2	—	21.2
Operating profit	117.7	96.7	120.4	(5.2)	115.2
Interest expense, net	(6.9)	(4.9)	(1.8)	(5.7)	(7.5)
Equity earnings	3.7	0.9	1.0	—	1.0
Other income (expense)	(2.2)	(1.0)	(2.1)	4.6	2.5
Income before income taxes	112.3	91.7	117.5	(6.3)	111.2
Provision for income tax (benefit)	40.8	34.3	34.2	(1.8)	32.4
Net income (loss)	$71.5	$57.4	$83.3	$(4.5)	$78.8

Combined Periods Beginning January 1, 2004 through December 23, 2004 and Beginning December 24, 2004 through December 31, 2004 (together, "Combined Fiscal 2004") Compared to the Year Ended December 31, 2003

Net Sales:    Our net sales increased from $1,662 million in 2003 to $1,864 million in Combined Fiscal 2004, an increase of $201 million, or 12%. The increase in our net sales was in part due to higher volume and new business in each of our business segments. Volume and new business for our body sealing, fluid handling and NVH control segments accounted for net sales increases of $143 million, $69 million and $35 million, respectively. Net sales also increased as a result of a $71 million favorable foreign currency translation. These increases were partially offset by the impact of run-out businesses and price concessions, which together decreased our total net sales by $117 million. Our operations in North America generated $116 million of our increased sales from new business and $22 million of the favorable foreign currency translation. Light vehicle production in North America decreased slightly in Combined Fiscal 2004 to 15.7 million vehicles compared to 2003 at 15.9 million vehicles. In our international operations, a sales increase of $85 million was attributable to the favorable impact of foreign currency translation and $17 million was attributable to the inclusion of the sales of Cooper-Standard Automotive of Korea, Inc. The impact of new business and increased production volume offset lost business and price concessions. Production in Europe increased from 19.5 million vehicles in 2003 to 20.1 million vehicles in Combined Fiscal 2004.

Gross Profit:    Gross profit was $46.8 million higher in Combined Fiscal 2004 than in 2003. This increase from $273 million to $319.8 million, due to higher volumes on new and current businesses, favorable currency exchange translation and lean initiatives was partially offset by lost volumes on run-off businesses, customer price concessions and higher steel surcharges.

Operating Profit:    Operating profit in Combined Fiscal 2004 was $18.4 million higher than the operating profit reported in 2003, increasing from $96.7 million to $115.1 million. Selling, administration and engineering expenses were higher by $19.8 million due to lower engineering recoveries, a negative foreign exchange impact of $5.9 million and higher incentive compensation and inflationary increases in wages and benefits. Restructuring costs were $8.4 million lower due to the continued spending on previously announced plant closures and consolidation of European engineering and administration headquarters.

Income before Income Taxes:    Income before income taxes was $19.5 million higher in Combined Fiscal 2004 than in 2003. Sealing segment income before taxes was $14.7 million higher than 2003 due to operational improvements and increased volumes primarily due to operating items mentioned above along with favorable foreign exchange impact. Income before taxes for the Fluid segment was $16.4 million higher than 2003 due primarily to increased sales. The NVH segment reported $14.3 million lower income before taxes due to increased raw material costs exceeding increases from net new business.

Interest Expense, net:    Interest expense increased by $2.5 million for Combined Fiscal 2004, primarily due to bridge loan fees of $4 million related to the Acquisition and $1.7 million of interest expense related to increased indebtedness used to finance the Acquisition. These increases were offset by reduced borrowings under other credit facilities.

Other Income (Expense):    Other income improved by $3.5 million in Combined Fiscal 2004, primarily due to a foreign exchange gain of $4.1 million after the Acquisition related to changes in the value of a U.S. dollar denominated term loan of one of our Canadian subsidiaries.

Provision for Income Tax Expense (Benefit):    Our effective tax rate decreased from 37.4% for 2003 to 29.1% for Combined Fiscal 2004 due to an income tax benefit of $5.5 million resulting from the reversal of certain valuation allowances in Predecessor 2004 and changes in the distribution of income between U.S. and foreign sources.

Short Period Discussions on a Historical Basis

As a result of the Acquisition, our historical results of operations for the eight days ended December 31, 2004 are reported on a different basis under the purchase method of accounting and thus are not comparable to previous periods of the Predecessor. Following is a discussion of the results of operations of the Predecessor for the period from January 1, 2004 to December 23, 2004 and of the Successor for the eight days ended December 31, 2004 on a historical basis.

Period from January 1, 2004 to December 23, 2004

For the period from January 1, 2004 to December 23, 2004, the Predecessor generated net sales of $1,858.9 million, with cost of sales of $1,539.1 million, resulting in a gross profit of $319.8 million, or 17.2% of sales. Selling, administration and engineering expenses were $178.2 million, or 9.6% of sales. Restructuring expenses were $21.2 million and consisted of continuing costs related to initiatives begun in 2003. Operating profit was $120.4 million, while net income was $83.3 million, or 4.5% of sales.

Eight Days Ended December 31, 2004

For the eight days ended December 31, 2004, the Successor generated sales of $4.7 million, with cost of sales of $4.7 million. Production costs incurred for the month of December were reflected in the period in which production occurred, substantially all of which occurred during the period from January 1, 2004 to December 23, 2004. As a result of the year-end shutdowns common to the automotive industry, combined with an increase in the recorded value of our inventories to their fair market value as of the date of the Acquisition, gross profit for this period was $0. Selling, administration and engineering expenses were $5.2 million, or 110.6% of sales, due to the lack of sales volume resulting from the year-end shutdowns. Operating loss was $5.2 million, while net loss was $4.5 million, or 97.7% of sales.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net Sales:    Our net sales increased from approximately $1.6 billion in 2002 to $1.7 billion in 2003, an increase of $76.3 million, or 4.8% percent. Sales attributable to our fluid handling and NVH control segments increased by $70.8 million to $574.0 million (14%) and by $15.0 million to $341.1 million (4.6%), respectively, compared to 2002 due primarily to $90.7 million in favorable foreign currency translation. Sales attributable to our body sealing segment declined by $10.9 million to $747.2 million (1%) due to the impact of run-out business and price concessions. In North America, sales increased by $6.3 million in 2003 compared to 2002 as a result of net new business and the impact of $32.7 million in favorable foreign translation offset by lower production levels and price concessions. Light vehicle production in North America decreased in 2003 to 15.9 million vehicles from 16.4 million vehicles in 2002. In our international operations, a sales increase of $70.0 million was attributable to the favorable impact of foreign currency translation and the inclusion of the sales of Cooper-Standard Automotive of Korea, Inc. of $14.2 million for the last seven months of the year. The impact of new business and increased production volume offset lost business and price concessions. Production in Europe increased from 19.2 million vehicles in 2002 to 19.5 million vehicles in 2003.

Gross Profit:    Gross profit was $17.4 million lower in 2003 than in 2002, decreasing from $290.5 million to $273.0 million, due to operational issues in certain facilities and due to multiple late changes in specifications in the launch of the F-150 truck. We also experienced one-time costs related to the implementation of new computer software and the write-off of tooling and equipment for an unsuccessful diesel product launch. These costs offset increased volume, favorable currency exchange translation and Lean initiatives.

Operating Profit:    Operating profit in 2003 was $21.0 million lower than the operating profit reported in 2002, decreasing from $117.7 million to $96.7 million. Selling, administration and engineering expenses were lower by $4.8 million due to lower engineering recoveries, reduced bonuses and lower headcount. Restructuring costs were $8.4 million higher due to the announced closures of two facilities in the United Kingdom, consolidation of European engineering and administration headquarters and the transfer of the Cleveland plastics business.

Income before Income Taxes:    Income before income taxes was $20.6 million lower in 2003 than in 2002. Sealing segment income before taxes was $33.1 million lower than 2002 due to certain operational inefficiencies and lower sales. Income before taxes for the fluid segment was $5.0 million higher than 2002 due to higher volumes, net new business and favorable foreign exchange. The NVH segment reported $10.8 million higher earnings before taxes due to favorable foreign exchange impact, increased sales and lean initiatives. Other net expenses negatively impacted earnings before taxes by $3.7 million.

Off-Balance Sheet Arrangements

We have provided a guarantee of a portion of the bank loans made to our joint venture with Nishikawa Rubber Company. This debt guarantee is required of the partners by the joint-venture agreement and serves to support the credit-worthiness of the joint venture, Nishikawa Standard Company ("NISCO"). On July 1, 2003, the joint venture entered into an additional bank loan with the joint venture partners each guaranteeing an equal portion of the amount borrowed. In accordance with FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," guarantees meeting the characteristics described in the Interpretation are required to be recorded at fair value. As of December 31, 2004, we have recorded a $29,000 liability related to the guarantee of this debt with a corresponding increase to the carrying value of our investment in the joint venture. Our maximum exposure under the two guarantee arrangements at December 31, 2004 was $5.0 million.

As of December 31, 2004 we had no other material off-balance sheet arrangements.

Liquidity and Capital Resources

Operating Activities:    The Combined Fiscal 2004 cash flow provided by operations was $154.1 million, an increase of $36.4 million from 2003 due primarily to increases in net income and non-cash items included in net income. The 2003 cash flow provided by operations was $117.7 million, after a $9.9 million increase of working capital due primarily to increased tooling costs and accounts receivable. We anticipate that cash flows from operations for the next twelve months will be positive and will exceed our projected capital expenditures and working capital needs even if business levels are lower than presently forecast.

Investing Activities:    Cash used in investing activities was $1,131.7 million in Combined 2004, which includes $1,085 million for the acquisition of Cooper-Standard Automotive Inc. from Cooper

Tire, capital spending of $63.0 million and offsetting proceeds from assets sales amounting to $16.5 million. Cash used in investing activities for 2002 and 2003 consisted of capital spending offset by various plant and assets sales. We anticipate that we will spend approximately $78 million on capital expenditures in 2005. A portion of these capital expenditures in 2004 and 2005 are or will be attributable to new facilities being built in China.

Financing Activities:    Cash used in financing activities prior to the Acquisition related primarily to inter-company activity and were not reflective of our current stand-alone financial structure.

During Combined Fiscal 2004, net cash provided by financing activities totaled $1,128.2 million during Combined Fiscal 2004. This was primarily comprised of net borrowings of $900 million and a $318 million capital contribution from the Sponsors and our senior management, which were used to finance the Acquisition. Of the fees incurred in connection with the Acquisition and related financing, $27.8 million was directly attributable to the debt financing.

Since the consummation of the Transactions, we have been significantly leveraged. As of December 31, 2004, we have outstanding $910.3 million in aggregate indebtedness, with an additional $125 million of borrowing capacity available under our revolving credit facilities (not giving effect to any outstanding letters of credit, which would reduce the amount available under our new revolving credit facilities). Our liquidity requirements will be significant, primarily due to debt service requirements. On a pro forma basis, after giving effect to the Transactions, our interest expense for Combined Fiscal 2004 would have been $65.4 million.

Senior credit facilities.    Our senior credit facilities consist of revolving credit facilities and term loan facilities. Our revolving credit facilities provide for loans in a total principal amount of up to $125 million with a maturity of six years. The senior credit facilities include a Term Loan A facility of the Canadian dollar equivalent of $51.3 million with a maturity of six years, a Term Loan B facility of $115 million with a maturity of seven years and a Term Loan C facility of $185 million with a maturity of seven years. The term loans were used to fund the Acquisition. See "Description of Other Indebtedness."

The borrowings under the senior credit facilities denominated in US dollars bear interest at a rate equal to an applicable margin plus, at our or the Canadian Borrower's option, as applicable, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas (or another bank of recognized standing reasonably selected by Deutsche Bank Trust Company Americas) and (2) the federal funds rate plus 0.5% or (b) LIBOR rate determined by reference to the costs of funds for deposits in US dollars for the interest period relevant to such borrowing adjusted for certain additional costs. Borrowings under the senior credit facilities denominated in Canadian dollars bear interest at a rate equal to an applicable margin plus, at the Canadian Borrower's option, either (a) an adjusted Canadian prime rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG, Canada Branch for commercial loans made in Canada in Canadian dollars and (2) the average rate per annum for Canadian dollar bankers' acceptances having a term of 30 days that appears of Reuters Screen CDOR Page plus 0.75% or (b) bankers' acceptances rate determined by reference to the average discount rate on bankers' acceptances as quoted on Reuters Screen CDOR Page or as quoted by certain Canadian reference lenders.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit fees.

The Term Loan B facility and the Term Loan C facility amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities. The Term Loan A facility amortizes in equal quarterly installments of C$1.538 million for the fiscal quarters in 2005 and 2006, C$2.308 million for the fiscal quarters in 2007 and 2008 and C$3.846 million for the fiscal quarters in 2009 and 2010.

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets; incur additional indebtedness or issue preferred stock; repay other indebtedness (including the notes); pay certain dividends and distributions or repurchase our capital stock; create liens on assets; make investments, loans or advances; make certain acquisitions; engage in mergers or consolidations; enter into sale and leaseback transactions; engage in certain transactions with affiliates; amend certain material agreements governing our indebtedness, including the exchange notes; and change the business conducted by us and our subsidiaries. In addition, the senior credit facilities contain the following financial covenants: a maximum total leverage ratio; a minimum interest coverage ratio; and a maximum capital expenditures limitation.

Indentures.    The indentures governing the Senior Notes and Senior Subordinated Notes limit our (and most or all of our subsidiaries') ability to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Subject to certain exceptions, the indentures governing the Senior Notes and Senior Subordinated Notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Our compliance with many of the covenants contained in the indentures governing the notes and in our senior credit agreement is determined based on financial ratios that are derived using our reported EBITDA, as adjusted for unusual items and certain other contingencies described in those agreements. The breach of such covenants in our senior credit agreement could result in a default under that agreement and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indentures. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to similar financial ratios. We refer to EBITDA as adjusted under the indentures as Adjusted EBITDA.

We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants. However, EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

While the adjustments to EBITDA in determining covenant compliance under the credit agreement are generally similar to those made under the indentures, the credit agreement provides that the final Consolidated EBITDA will be $69.4 million, $73.0 million, $39.0 million and approximately $46.3 million for the fiscal quarters ended March 31, June 30, September 30 and December 31, 2004, respectively, which totals $227.7 million. The fourth quarter amount of $46.3 million was based upon a forecast and related formula in the agreement. If actual fourth quarter results had been determined on a consistent basis as the first three quarters, the credit agreement's Consolidated EBITDA would have been $230.2 million as shown in the Pro Forma column below.

The following table reconciles net income to EBITDA and pro forma Consolidated EBITDA under the credit agreement (dollars in millions):

	Predecessor			Successor	Pro Forma Fiscal 2004
	Year Ended December 31,		January 1 to December 23,	December 24 to December 31,
	2002	2003	2004	2004
Net income	$71.5	$57.4	$83.3	$(4.5)	$22.8
Interest expense, net	6.9	4.9	1.8	5.7	65.4
Depreciation and amortization	70.8	76.7	75.6	2.3	105.4
Provision for income taxes	40.8	34.3	34.2	(1.8)	2.3
EBITDA	$190.0	$173.3	$194.9	$1.7	$195.9
Restructuring(1)	4.4	12.8	21.2	—	21.2
Closed facilities(2)	1.8	3.9	—	—	—
Plastic parts service business(3)	—	1.1	1.4	—	—	(9)
Cleveland(4)	—	—	1.9	—	1.9
Management compensation(5)	—	—	—	2.2	—	(9)
Inventory write-up(6)	—	—	—	0.4	10.2
Purchase and acquisition net costs(7)	—	—	—	(2.8)	(2.9)
Stand-alone costs(8)	—	—	—	—	3.9
Adjusted EBITDA	$196.2	$191.1	$219.4	$1.5	$230.2

(1)	Restructuring charges related to severance and asset impairments primarily related to facility closures for facilities retained by Cooper Tire and any liabilities associated with those facilities.

(2)	Costs related to facilities that are either closed or are in process of being closed and were retained by Cooper Tire.

(3)	Negative EBITDA contribution from the Cleveland facility plastic parts service business sold independently and not included in the Transactions.

(4)	Non-recurring costs from the movement of Cleveland facility OEM production to other facilities.

(5)	Non-recurring payments of bonuses ($1.0 million) and stock grants ($1.2 million) to a director and a member of management in connection with the Acquisition.

(6)	Pro forma purchase accounting adjustment for the write-up of inventory at the time of the Acquisition.

(7)	Non-recurring purchase and acquisition costs of professional fees ($0.4 million) and unrealized foreign exchange gain of $4.1 million on Term Loan B offset by a $0.9 million unrealized foreign exchange loss on an Acquisition-related intercompany loan in the successor period.

(8)	Amount by which corporate expenses of Cooper Tire allocated to us on a historical basis exceeded our estimate of costs to operate on a stand-alone basis. This adjustment would not apply to our calculation of Adjusted EBITDA under the indentures.

(9)	Adjustments of $1.4 million and $2.2 million, for plastic parts service business and management compensation, respectively, have already been reflected in the pro forma financial data as presented.

Our covenant levels and ratios for the four quarters ended December 31, 2004 are as follows:

	Covenant Level at December 31, 2004	Covenant Thresholds
Senior Credit Facilities
Minimum Consolidated EBITDA to cash interest ratio	3.3 to 1.0	≥ 2.5 to 1.0
Maximum net debt to Consolidated EBITDA ratio	3.8 to 1.0	≤ 4.9 to 1.0
Indentures
Consolidated Coverage Ratio(1)	3.3 to 1.0	≥ 2.0 to 1.0

(1)	Consolidated coverage ratio is defined as the ratio of the aggregate amount of Adjusted EBITDA for the most recent four consecutive fiscal quarters to consolidated interest expense. Under the indentures, after pro forma adjustments permitted in the calculation of the Consolidated Coverage Ratio, Adjusted EBITDA would have been approximately $226.3 million for the fours quarters ended December 31, 2004 ($230.2 million above less stand-alone adjustment of $3.9 million).

Working capital

We maintain a strong working capital position. We do not generally experience difficulties in collecting our accounts receivable because most of our customers are large, well-capitalized automobile manufacturers. We have net cash of $81.3 million consisting of $162.9 million of cash and cash equivalents less $81.6 million of short-term notes payable. Our additional borrowing capacity through use of our senior credit facilities with our bank group and other bank lines is $125 million.

Available cash and contractual commitments

The following table summarizes our contractual cash obligations at December 31, 2004. Our contractual cash obligations consist of legal commitments requiring us to make fixed or determinable cash payments, regardless of the contractual requirements of the vendor to provide future goods or services. Except as disclosed, this table does not include information on our recurring purchase of materials for use in production, as our raw materials purchase contracts typically do not meet this definition because they do not require fixed or minimum quantities.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 years	More than 5 Years
	(dollars in millions)
Debt obligations(1)	$905.7	$8.9	$19.9	$27.4	$849.5
Capital lease obligations	4.6	1.8	1.8	0.9	0.1
Operating lease obligations	48.0	8.1	13.3	9.5	17.1
Pensions and postretirement benefits other than pensions	160.5	24.2	49.3	19.9	67.1
Other obligations(2)	14.3	14.3	—	—	—
Total	$1,133.1	$57.3	$84.3	$57.7	$933.8

(1)	Excludes interest.

(2)	Noncancellable purchase order commitments for capital expenditures.

In addition to our contractual obligations and commitments set forth in the table above, the Company has employment arrangements with certain key executives that provide for continuity of management. These arrangements include payments of multiples of annual salary, certain incentives and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.

Excluded from the contractual obligation table are open purchase orders at December 31, 2004 for raw materials and supplies used in the normal course of business, supply contracts with customers, distribution agreements, joint venture agreements and other contracts without express funding requirements.

Raw Materials and Manufactured Components

The principal raw materials for our business include fabricated metal-based components, synthetic rubber, carbon black and natural rubber. We manage the procurement of our raw materials to assure supply and to obtain the most favorable pricing. For natural rubber, procurement is managed by buying forward of production requirements and by buying in the spot market. For other principal materials, procurement arrangements include short-term supply agreements that may contain formula-based pricing based on commodity indices. These arrangements provide quantities needed to satisfy normal manufacturing demands. Under the transition services agreement we entered into in connection with the Acquisition, Cooper Tire and we agreed to aggregate our purchasing requirements for carbon black and natural rubber through December 31, 2005. In recent periods, the price and availability of components fabricated from steel, including automotive fabricated metal-based components, have been adversely impacted by scarcity of supply. The potential for continuing shortages and escalating costs in the near future of steel for automotive components is a concern for us due to the ongoing allocation of supply by the steel and steel rod manufacturers. We continue to work with our suppliers to ensure adequate supply of steel-based raw materials to support our manufacturing operations and no interruption of supply has been experienced. We believe we have adequate sources for the supply of raw materials and components for our products with suppliers located around the world. We often use offshore suppliers for machined components, metal stampings, castings, and other labor-intensive, economically freighted products.

Seasonal Trends

Sales to automotive customers are lowest during the months prior to model changeovers and during assembly plant shutdowns. These typically result in lower sales volumes during July, August and December.

Restructuring

In connection with the 1999 acquisition of The Standard Products Company, the Predecessor had recorded an accrual for employee separation and other exit costs relating to a plan for the reorganization and closing of certain manufacturing facilities in Europe and the closure of its automotive sealing plant in Kittanning, Pennsylvania. At June 30, 2002, these initiatives had been completed and the reserve was reduced to zero. The following table summarizes the activity related to these restructuring accruals:

	Employee Separation Costs	Other Exit Costs	Total
Accrual at January 1, 2002	$1,000	$—	$1,000
Cash payments	(140)	(260)	(400)
Adjustment to reserve	(860)	260	(600)
Accrual at December 31, 2002	$—	$—	$—

During the fourth quarter of 2000, the Predecessor approved a comprehensive restructuring plan to significantly improve efficiencies and reduce costs throughout its worldwide operations. Under this plan, 21 facilities were closed or downsized and 989 employees were terminated. At December 31, 2002, this initiative was deemed to be completed and the reserve was reduced to zero. In 2002, the Predecessor recognized a $2,200 reversal of charges recorded for this initiative, due primarily to lower than expected severance costs associated with the European initiatives and the termination of fewer employees than expected. The following table summarizes the activity related to the restructuring charge recorded in 2000:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Accrual at January 1, 2002	$7,900	$1,200	$—	$9,100
Cash payments	(5,100)	(700)	—	(5,800)
Adjustment of assets to fair value	—	—	(1,100)	(1,100)
Adjustment to reserve	(2,800)	(500)	1,100	(2,200)
Accrual at December 31, 2002	$—	$—	$—	$—

During the fourth quarter of 2001, the Predecessor approved a restructuring plan to improve efficiencies and reduce costs in its North American operations. As a result of this restructuring plan,

the Predecessor recorded a pre-tax charge of $9,100, consisting of $4,600 in employee separation costs, $600 in other related exit costs and $3,900 in asset impairments. This restructuring plan principally affected four manufacturing and administrative facilities and was to reduce headcounts by approximately 385 employees. At December 31, 2002 these initiatives were completed and the reserve was reduced to zero. A total of 333 employees were terminated. The following table summarizes the activity related to the restructuring charge recorded in 2001:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Accrual at January 1, 2002	$4,000	$600	$—	$4,600
Cash payments	(2,400)	(700)		(3,100)
Adjustment of assets for sale to fair value			(1,000)	(1,000)
Adjustment to reserve	(1,600)	100	1,000	(500)
Accrual at December 31, 2002	$—	$—	$—	$—

During the fourth quarter of 2002, the Predecessor approved a restructuring plan to improve efficiencies in its international operations. The plan included the relocation of a mixing facility to France and the consolidation of facilities in the United Kingdom and Brazil. As a result of this restructuring plan, the Predecessor recorded a pre-tax charge of $2,700 consisting entirely of employee separation costs. No amounts were paid in 2002. During 2003, these initiatives were completed with the termination of 220 employees. Cash payments of $2,100 were made and $600 was reclassified to other accrued liabilities.

Also included in restructuring costs in the 2002 consolidated statement of income is $2,600 of asset write-downs at North American facilities in excess of amount established in the restructuring reserves, $700 in severance costs in excess of amounts reserved and $1,100 in production transfer costs in both Europe and North America.

On January 1, 2003, the Predecessor adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that costs associated with an exit or disposal activity be recognized when the liability is incurred rather than when a Predecessor commits to such an activity and also establishes fair value as the objective for initial measurement of the liability.

During 2003, the Predecessor recorded $1,400 in severance costs related to the closure of the plastics manufacturing facility in Cleveland, Ohio. These costs represent amounts to be paid to employees upon their termination and were being recorded over the remaining work life of the employees. This closure affected approximately 190 hourly and salaried employees, of which substantially all had been terminated as of December 31, 2004. The completion of this initiative, with a total cost of approximately $4,000, occurred in 2004. The Predecessor also recorded asset impairments of $700 and other exit costs of $200 related to this closure. During the third quarter of 2003, the Predecessor announced the closure of two manufacturing facilities in the United Kingdom. This initiative, with a total cost of $18,900, affected approximately 515 hourly and salaried employees. This initiative was completed in 2004. During 2003, $2,700 of severance costs were recorded representing amounts to be paid to employees upon their termination. These costs are being recorded over the remaining work life of the employees. The Predecessor also recorded asset impairments of $3,300 related to these closures.

The Predecessor recorded additional restructuring expenses during 2003 as follows:

•	$3,200 in severance costs associated with workforce reductions in Europe, Brazil, and North America.

•	$1,200 in other exit costs related to the movement of machinery, equipment and people and site work at closed facilities.

•	$100 for asset impairments at two North American facilities as the properties were sold.

During 2004, the Predecessor incurred additional costs related to these closures. The Predecessor's remaining obligations related to these facility closures were transferred to Cooper Tire in conjunction with the Acquisition. The following table summarizes the activity for these initiatives since January 1, 2003:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Accrual at January 1, 2003	$—	$—	$—	$—
Expense incurred	7,300	1,400	4,100	12,800
Cash payments	(3,700)	(1,400)	—	(5,100)
Utilization of reserve	—	—	(4,100)	(4,100)
Balance at December 31, 2003	3,600	—	—	3,600
Expense incurred	6,700	7,900	6,600	21,200
Cash payments	(8,600)	(7,900)	—	(16,500)
Utilization of reserve	—	—	(6,600)	(6,600)
Retained by Cooper Tire	(1,700)	—		(1,700)
Balance at December 31, 2004	$—	$—	$—	$—

Purchase Accounting

The Acquisition was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141, "Business Combinations," pursuant to which the total purchase price of the Acquisition, including related fees and expenses, was allocated to our net assets based upon our estimates of fair value.

A preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition has been made. However, this allocation may change materially in the future as additional information becomes available, such as settlement of the working capital adjustment and final third party valuations of certain assets and liabilities. The increase in the basis of these assets resulted in non-cash charges for future periods, principally related to the step-up in the value of inventory and property, plant and equipment and an increase in the amount of intangible asset amortization.

Cash and cash equivalents, accounts receivable, other current assets, accounts payable, other current liabilities and existing debt obligations were stated at historical carrying values given their short-term nature. Pension and other postretirement benefit obligations and assets have been recorded at the projected benefit obligation less estimated plan assets at fair market value, based on independent actuaries' computations. Deferred income taxes have been recorded based on estimates of tax versus book basis of assets acquired and liabilities assumed, adjusted to estimated fair values. Valuation allowances have been established against those assets for which we anticipate that realization is not likely. Property, plant and equipment, identifiable intangible assets, and inventory have been recorded at fair value based on valuations prepared by independent appraisers.

Identifiable intangible assets consist primarily of developed technology and customer contracts and relationships. Developed technology was valued at $18 million and was based on the royalty savings method which allocates value based on what we would be willing to pay as a royalty to a third-party owner of the technology or trademark in order to exploit the economic benefits. The technologies that have been valued under this approach are innovative and technological advancements within our businesses. Customer contracts and relationships were valued at a combined total of $294 million using the income approach after considering a fair return on fixed assets, working capital, technology, and assembled workforce.

Management believes that the carrying values of all other assets acquired and liabilities assumed approximate their fair values.

The resulting goodwill after all identifiable intangible assets have been valued was $403 million, none of which is tax deductible. Factors that contributed to a purchase price that resulted in recognition of goodwill included our leading market positions, comprehensive product lines and geographically diverse global manufacturing and sales bases.

Stock Purchase Agreement

Our financial statements prior to December 24, 2004 included elsewhere in this prospectus include costs for facilities that were retained by the Sellers. These facilities are no longer utilized by Cooper Tire or by us or are in the process of being closed. These sites include: the Langage, Estover and Huntingdon facilities in the United Kingdom; the Bezons facility in France; the Sundern facility in Germany; the Alcobendes facility in Spain; and facilities in the United States located in Rocky Mount, North Carolina, Cleveland, Ohio, Port Clinton, Ohio, Schenectady, New York, Lexington, Kentucky, Mio, Michigan, Luzerne, Michigan, Kittanning, Pennsylvania and various leased and owned facilities in the metro Detroit, Michigan area.

The excess cost of closure, such as severance, environmental and site maintenance costs, are shown as pro forma adjustments to aid in the understanding of the remaining company.

In addition, liabilities and assets relating to pensions for U.S. salaried employees will be determined and reflected on the books of the company. In our balance sheet included elsewhere in this prospectus, the Sellers' estimates are used to approximate the value of assets and liabilities that will transfer to us.

Critical Accounting Policies

"Management's Discussion and Analysis of Financial Condition and Results of Operations" discusses our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When more than one accounting principle, or the method of its application, is generally accepted, we select the principle or method that is appropriate in its specific circumstances. Our accounting policies are more fully described in the "Significant Accounting Policies" note to the combined financial statements. Application of these accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experience and on other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies, the following may involve a higher degree of judgment or estimation than other accounting policies.

The preparation of interim financial statements involves the use of certain estimates that differ from those used in the preparation of the annual financial statements, the most significant of which relates to income taxes. For purposes of preparing our interim financial statements an estimated annual effective tax rate is utilized for ordinary items that is re-evaluated each period based on changes in the components used to determine the annual effective rate. When such changes are significant, adjustments to the effective annual rate are reflected in the interim period.

Allowance for doubtful accounts.    The allowance for doubtful accounts is established through charges to the provision for bad debts. We evaluate the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management's judgment of the probability of collecting accounts and management's evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the debt is deemed to be worthless or only recoverable in part, and are written off at that time through a charge against the allowance for doubtful accounts.

Inventories.    Inventories are valued at cost, which is not in excess of market. Prior to the Acquisition, inventory costs were determined by the last-in, first-out ("LIFO") method for substantially all domestic inventories. Costs of other inventories have been determined principally by the first-in, first-out ("FIFO") method. The Successor accounts for all inventories under the FIFO method.

Tooling.    Costs for molds, dies, and other tools owned by us to produce products under long-term supply arrangements are recorded at cost in property, plant, and equipment and amortized over the lesser of three years or the term of the related supply agreement. Costs incurred during the engineering and design phase of customer-owned tooling projects are expensed as incurred unless a contractual arrangement for reimbursement by the customer exists. Development costs for tools owned by the customer that meet EITF 99-5 are recorded in accounts receivable in the accompanying combined balance sheets if considered a receivable in the next twelve months. At December 31, 2004, $40.8 million was included in accounts receivable for customer-owned tooling of which $20.4 million was not yet invoiced to the customer. In other assets, reimbursable tooling costs of $2.3 million was recorded.

Long-lived assets.    We evaluate the recoverability of long-lived assets based on undiscounted projected cash flows excluding interest and taxes when any impairment is indicated. Goodwill and other indefinite-lived intangibles are assessed for potential impairment at least annually or when events or circumstances indicate impairment may have occurred. The carrying value of these assets is compared to their fair value.

Deferred tax assets.    Deferred tax assets are recognized at currently enacted tax rates for the temporary differences between the financial reporting and the income tax basis of assets, liabilities, operating loss and tax carry-forwards. In assessing the carrying value of deferred tax assets, the company establishes a valuation allowance to reduce the amount to a value that would be more likely than not to be realized.

At December 31, 2004 the deferred tax asset for net operating loss and tax credit carry-forwards of $82.1 million was reduced by a valuation allowance of $72.6 million. The remaining future tax benefits primarily result from net operating loss carry-forwards incurred by our subsidiaries in the United Kingdom, Germany and France, as well as various U.S. tax credit carry-forwards. Some of these can be utilized indefinitely while others expire from 2004 through 2024. It is more likely than not the carry-forwards for which no valuation allowance has been established will be realized based on forecasted future earnings, which are anticipated to result in future taxable income, and the implementation of certain tax strategies.

Pensions and postretirement benefits other than pensions.    Prior to December 24, 2004, the U.S. personnel pension liability was pooled with Cooper Tire and not calculated independently for the automotive business. As part of the Acquisition, the U.S. pension liability was transferred to the Company. Plan assets for the U.S. salaried and non-bargaining hourly employee plans will be transferred to the Company's new salaries and non-bargained hourly employee pension plan based on specific Pension Benefit Guarantee Corporation (PBGC) computations.

The allocated portion of Cooper Tire's domestic pension costs amounted to $10.4 million for the period for 2004, $10.5 million in 2003 and $7.1 million in 2002. The pension cost that was allocated was driven by various calculations and assumptions.

For December 2003 and the period from January 1, 2004 to December 23, 2004, the discount rate used by Cooper Tire to measure the U.S. pension and postretirement benefit liabilities was 6.25%, while the discount rate used was 6.00% at December 2004. The impact of this change on pension expense and postretirement benefits expense will be an increase of less than $1 million during 2005.

The general funding policy is to contribute amounts deductible for U.S. federal income tax purposes or amounts required by local statute.

Derivative financial instruments.    We have used and may continue to use derivative financial instruments to reduce foreign currency exchange and interest rate risks. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. We do not enter into financial instruments for trading or speculative purposes.

Our hedges are designed to be highly effective at inception because the critical terms of the hedging instrument and the hedged item are identical. Therefore, we are not required to perform a detailed test of effectiveness. However, a reduction in the forecasted or actual hedged item below the hedged amount could result in an ineffective hedge. Forecasted cash flow exposures are monitored on an ongoing basis to determine if any ineffectiveness exists. Any hedge ineffectiveness is recorded as an adjustment in Other income-net in the accompanying consolidated statements of income in the period in which the ineffectiveness occurs. To date, no ineffectiveness has been identified.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate and Currency Exchange Risk

We are exposed to fluctuations in interest rates and currency exchange rates from our financial instruments. We actively monitor our exposure to risk from changes in foreign currency exchange rates and interest rates. Derivative financial instruments may be used to reduce the impact of these risks. See "—Critical Accounting Policies—Derivative financial instruments" and the "Fair Value of Financial Instruments" note to the consolidated financial statements included elsewhere in this prospectus for additional information.

As of December 31, 2004, we had $351.3 million of variable rate debt. A 1% increase in the average interest rate would increase future interest expense by approximately $3.5 million per year, assuming no principal repayments or use of financial derivatives.

At December 31, 2004, we had a derivative financial instrument that hedged a foreign currency denominated intercompany loan. Gains or losses on the foreign currency denominated loan were offset by changes in the value of the derivative financial instrument. Our $115 million Term Loan B is a U.S. dollar denominated obligation of our Canadian subsidiary, which may create significant exposure to earnings volatility as the result of changes in the exchange rate between the U.S. and Canadian dollars.

Recent Accounting Pronouncements

See Note 3. to the combined and consolidated financial statements included elsewhere in this prospectus.

OUR BUSINESS

We are a leading global manufacturer of body sealing, fluid handling and NVH control systems for automotive vehicles. We believe that we are the largest global producer of body sealing systems, the second largest North American producer in the NVH control business, and the third largest global producer of the types of fluid handling products we produce. Approximately 90% of our sales are to automotive OEMs, including the "Big 3", Audi, BMW, Fiat, Honda, Jaguar, Mercedes Benz, Porsche, PSA Peugeot Citroën, Renault/Nissan, Toyota, Volkswagen and Volvo, among others, and the remaining 10% of our sales are primarily to Tier I and Tier II suppliers. In 2004, our products were found on all of the 20 top-selling models in North America and 18 of the 20 top-selling models in Europe. We operate in 39 manufacturing locations and seven design, engineering and administrative locations in 14 countries around the world. For the year ended December 31, 2004, we generated net sales of $1.9 billion.

We offer one of the most comprehensive product lines in the industry for each of the categories in which we compete. Our principal product lines are described below:

	Body Sealing Systems	Fluid Handling Systems	Noise, Vibration and Harshness (NVH) Control Systems
Solutions	Protect vehicle interiors from weather, dust and noise intrusion	Control, sense, measure and deliver fluids and vapors throughout the vehicle	Control and isolate noise and vibration in the vehicle to improve ride and handling
Products & Modules	Extruded rubber and TPE sealing; weather strip assemblies; encapsulated glass products	Pumps, tubes and hoses, connectors and valves; individually and in systems and subsystems	Engine and body mounts, dampers, isolators, springs, stamped or cast metal products and rubber products
Market Position	#1 globally	#3 globally	#2 in North America
Net Sales(1)	$867 million	$642 million	$390 million

(1)	For the year ended December 31, 2004; before $36 million of eliminations of intercompany sales.

Our business model has consistently produced steady revenues and strong cash flow. We are typically awarded business on a sole-sourced or dual-sourced basis two or more years before platform launch, and generally supply platforms throughout their average lives of six to eight years. Our fluid handling and NVH control product lines support the function of the powertrain, which is often used over multiple platforms and typically has a longer life cycle than other vehicle components that are redesigned more frequently. When we are the incumbent supplier for a given platform, we believe we have an advantage in winning the redesigned or replacement platform. Substantially all of our sales during the year ended December 31, 2004 were on platforms that are expected to be in production through 2006 or are being replaced by platforms where we have already been selected to provide products. In addition, we believe our business has a substantial manufacturing asset base and has among the lowest ongoing capital requirements in the industry, driven largely by our products' relatively low content of stamped and formed steel.

We have a proven track record of operational excellence and have consistently generated significant annual cost savings. We are able to generate these savings due to the flexible nature of our manufacturing, highly efficient operations, and ability to leverage significant economies of scale from high volumes produced for the world's top-selling vehicle platforms. We have instilled and strive to maintain a culture of lean manufacturing in all aspects of our operations. We focus on simplifying manufacturing, increasing automation, and reducing material and other costs to generate significant Lean savings over the life cycle of each platform we serve. We methodically budget for Lean savings at the facility level, and plant managers track those savings locally and regularly report them to senior management. We have also reduced our cost base by selectively relocating certain facilities to countries with lower cost structures, a strategy that complements our global expansion. In addition, since the acquisitions of The Standard Products Company (October 1999) and Siebe Automotive (January 2000), we have reduced our total number of locations from 60 to 46 and significantly reduced headcount. We believe our integration and restructuring efforts have been highly successful, leading to both sales growth and improved margins. From the year ended December 31, 2001 to the year ended December 31, 2004, we increased annual net sales from $1.5 billion to $1.9 billion. Over the same period, we reduced capital expenditures as a percent of sales from 3.9% to 3.5%.

We believe our customer relationships, program management capabilities, global presence, comprehensive product line, excellence in manufacturing, product innovation, and quality assurance provide us with significant competitive advantages. We have proven our ability to expand globally with customers, increase scale in a consolidating industry, be first-to-market with design and engineering innovations and provide one of the broadest product portfolios in the industry. We are highly dedicated to customer service, and for each major new product launch we dedicate a team of sales representatives, engineers, quality specialists, and senior management, all of whom work together to ensure that the product launch is completed on time and consistent with our rigorous quality standards. We believe that these characteristics have allowed us to become a leading supplier to Ford, General Motors and DaimlerChrysler and to increase our presence with North American Manufacturers and European and Asian OEMs. Our success is shown by our having been awarded significant content on our customers' top-selling platforms, including the Ford F-Series, General Motors GMT800 (includes Yukon, Tahoe, Sierra and Silverado), Dodge Ram and, through our NISCO joint venture, Honda Accord.

The following charts illustrate our balance and diversity by providing a breakdown of our $1.9 billion in sales for the year ended December 31, 2004 by customer and by product lines.

Net Sales by Customer	Net Sales by Product Line

Competitive Strengths

Leading Market Positions

We believe that we are the #1 global producer of body sealing products, the #2 producer of NVH control products in North America and the #3 global producer of the types of fluid handling products we produce. We are the market leader in body sealing systems both in North America and on a global basis, with a global market share that management believes is in excess of 16%. We produce and design components for every major global OEM in 46 separate locations throughout the world. We have been successful in establishing leading market positions through our customer relationships, program management capabilities, global presence, comprehensive product line, excellence in manufacturing, innovation, and quality assurance. We believe we have distinguished ourselves in the automotive industry through our engineering and technological capabilities, and have developed some of the industry's most innovative solutions, including our Engineered Stretched Plastic ("ESP") Thermoplastic Glassruns (body sealing), our proprietary plastics-to-aluminum overmolding process (fluid handling) and our Truck Tuff Hydromounts (NVH control).

Strong Customer Relationships

We are a leading supplier to the Big 3 in each of our product categories and are increasing our presence with NAMs and European and Asian OEMs. We provide significant content to the Big 3's most important platforms, including the Ford F-Series, GMT800 and Dodge Ram. We believe we have been successful at forming and maintaining our relationships in part due to our intense focus on customer service. Our program management expertise provides customers with cross-functional support from concept stage through platform launch, which typically lasts from two to four years. Our engineers work directly with OEM engineers, and are frequently located at our customers' facilities, to design custom solutions for each platform. We have consistently distinguished ourselves with our engineering capabilities and ability to meet customer needs, such as when faced with frequent late stage design changes. Our broad product offering allows OEMs to rely on us for many of their supply needs and provides multiple points of communication, which further strengthens our relationships and increases our overall relative importance to each platform.

Best-Selling Platforms

Our top three vehicles in terms of sales are the Ford F-Series, General Motors' GMT800 vehicles (including Yukon, Tahoe, Sierra and Silverado) and Dodge Ram, which are also the three top-selling vehicles in North America. In 2004, our products were found on all of the 20 top-selling models in North America, including the Ford Explorer/Mountaineer, Toyota Camry and Honda Accord, as well as 18 of the 20 top-selling models in Europe, including the Peugeot 206, Volkswagen Golf and BMW 3-Series. As the incumbent supplier to these platforms, we typically participate in the design of their successor platforms and therefore have a competitive advantage for upgrade and replacement business for these platforms. We believe our presence on our largest customers' highest-volume and most important platforms is a competitive advantage as it allows us to further increase our market share, fully leverage our Lean initiatives, spread our fixed costs over higher volumes, and increase our return on capital.

Predictable and Diverse Revenue Mix

We are typically awarded business two or more years before a platform's launch, and generally supply platforms throughout their average lives of six to eight years. Our fluid handling and NVH control product lines support the function of the powertrain, which is often used over multiple platforms and typically has a longer life cycle than other vehicle components that are redesigned more frequently. Substantially all of our sales during the year ended December 31, 2004 related to platforms that are expected to be in production through 2006 or are being replaced by platforms for which we have already been selected to provide products. When we are the incumbent supplier to a given platform, we believe we have an advantage in winning the redesign or replacement platform. In addition, the majority of anticipated capital expenditures related to products where we are the incumbent have already been incurred.

We supply a diverse range of products on a global basis to a broad group of customers and platforms. For the year ended December 31, 2004, body sealing products, fluid handling products and NVH control products accounted for 46%, 34% and 20% of net sales, respectively. We believe our substantial product breadth provides us with a competitive advantage over our competitors who focus on a narrower product range in limited geographic markets. Our top ten platforms by sales accounted for 40% of net sales in 2004, with the remainder derived from more than 180 platforms, composed of a diversity of sport-utility, light truck, and various classes of sedans and other vehicles.

Lean Initiatives

Our culture includes constant focus on improving our business and eliminating waste through our Lean initiatives program. Lean initiatives are a methodical, plant-level approach to cutting costs that includes increasing automation, reducing non-essential material and labor costs, and re-engineering our manufacturing processes. Lean initiatives are designed to reduce product errors, inventory levels, operator motion, overproduction and waiting, and to foster the increased flow of material, information and communication. Lean manufacturing techniques are continuously applied over a product's life cycle through a wide range of tools, including Design for Six Sigma, Value Stream Mapping, SMED activities, Kaizen, Kanban and one-piece flow. We typically implement several hundred Lean initiatives each year. Management of each plant is responsible for meeting cost reduction targets, and we monitor performance against those targets monthly and use an incentive compensation program based on return on assets. We have continually proven our ability to realize Lean savings and believe these cost-saving opportunities are sustainable due to new manufacturing process improvement opportunities related to new platform introductions, typical mid-life refreshings for each platform and late-stage design changes.

Manufacturing Excellence

We believe we have a reputation for outstanding quality across the automotive industry, a factor that has been important to our maintaining and expanding our successful relationships with the Big 3 and other OEMs. We have historically generated a very low rate of defects, and we have won numerous quality awards, including Nissan Zero Defects, numerous Chrysler Gold Pentastar Awards, Toyota Quality Award, numerous GM Supplier of the Year Awards, Ford Gold World Excellence, Porsche Supplier of the Year, and Volvo Car Award of Excellence. Additionally, nearly all of our manufacturing facilities have been certified as TS 16949-2002 quality systems.

Strong Management Team

We are led by an experienced management team that has an average of more than 25 years in the automotive industry and an average of more than 11 years at Cooper-Standard and its predecessors. Our CEO, James McElya, has been in the automotive industry for 30 years and was previously President of Siebe Automotive. Over the last several years, management has been very successful at increasing operational efficiency through Lean initiatives and selected restructuring programs. The restructurings were primarily executed in connection with acquisitions of The Standard Products Company in 1999 and Siebe Automotive in 2000 and exceeded integration expectations in terms of cost savings and speed of implementation. In connection with the acquisition described below, Mr. McElya received $1 million of our new parent company's equity, and he and other members of management agreed to purchase up to approximately $3.5 million more of our new parent company's equity with bonus payments they expect to receive from our former parent. Also in connection with the acquisition, members of management also received nonqualified stock options to acquire up to 6.3% of our parent company's equity on a fully diluted basis.

Business Strategy

We strive to maintain our position as one of the world's leading automotive suppliers of body sealing, fluid handling and NVH control systems by focusing on the following key strategic areas:

Strengthen Relationships with the Big 3 and Expand Relationships with other OEMs

We plan to strengthen our leading positions with the Big 3 while aggressively pursuing additional business opportunities with NAMs and European and Asian OEMs. The Big 3 are highly valued customers and have consistently produced stable platforms with generally predictable revenue streams spread among all platform categories, including cars, light trucks and SUVs. However, we believe NAMs and European and Asian OEMs provide significant opportunities to further grow our business. Asian OEMs have been rapidly penetrating North American and European markets, and Asian markets are relatively young and growing at a higher rate than other automotive markets. In particular, China's light vehicle market is projected to grow at a 16% compound annual growth rate ("CAGR") between 2004 and 2009, according to J.D. Power-LMC estimates, making it the world's highest growth market.

To further strengthen our customer relationships, we will continue to focus on our program management capabilities, engineering excellence and customer service, and will utilize our technological and design capabilities to enhance the value we offer our customers. We will continue to employ focused customer feedback mechanisms with respect to quality manufacturing, design and engineering, delivery, and after-sales support and provide the highest level of customer service and responsiveness. We believe our efforts have been successful as we continue to be awarded content on the Big 3's most important platforms. We have also achieved several recent successes with other OEMs, such as Nissan, Toyota and Mercedes Benz. In Asia, and particularly in China, we have been successful in entering new markets and are developing a substantial manufacturing and marketing presence to serve local OEMs and to follow our customers as they expand into these markets. We operate three manufacturing locations in China and provide products and services to Ford in China and to Chery Automotive, a Chinese OEM.

Target high-volume vehicle platforms and increase content per vehicle

We target high-volume platforms and seek to maximize the amount of content we provide to each platform. High-volume platforms allow us to efficiently gain market share, create greater economies of scale and provide more opportunities to realize cost savings from our Lean initiatives program. Supplying OEMs' high-volume platforms is increasingly important as OEMs are using fewer platforms over a greater number of vehicle models. Maximizing content-per-vehicle is important not only to increase revenue per vehicle, but also to increase our relative importance to the platform and strengthen our customer relationships as the OEMs continue to consolidate their supplier base.

By leveraging our extensive product portfolio and providing superior customer service and product innovations, we have been and expect to continue to be successful in winning significant business on high-volume platforms. In 2004, our products were found on all of the 20 top-selling models in North America and 18 of the 20 top-selling models in Europe. Our three top-selling vehicles by sales are currently the three best-selling vehicles in North America, including the Ford F-Series, General Motors GMT800-based trucks and Dodge Ram (approximately $340, $110, and $140 of content per vehicle, respectively).

Develop new modular solutions and other value-added products

We believe that significant opportunities exist to grow our current portfolio of products, including components as well as complete sub-systems, modules and assemblies, by continuing to design, develop and launch new products that distinguish us from our competitors. As a leader in design, engineering and technical capabilities, we are able to focus on improving products, developing new technologies and implementing more efficient processes in each of our three product lines. Body sealing products are visible to vehicle passengers and can enhance the vehicle's aesthetic appeal. Fluid handling modules and sub-systems are designed to increase functionality and decrease cost to the OEM and can be the deciding factor in winning new business. NVH control products are a fundamental part of the driving experience and can be important to the vehicle's perceived quality.

To remain a leader in new product innovation, we will continue to invest in research and development and to focus on new technologies, materials and designs. Extensive use of Design for Six Sigma and other techniques has led to some of our most successful recent product innovations, including our ESP Thermoplastic Glassruns (body sealing), a proprietary plastics-to-aluminum overmolding process (fluid handling) and our Truck Tuff Hydromounts (NVH control). Examples of successful modular innovations include engine cooling systems, fuel and brake systems and exhaust gas recirculation modules in our fluid handling product category and Daylight Opening Modules in our body sealing category.

Selectively pursue complementary acquisitions and alliances

We intend to selectively pursue acquisitions, joint ventures and technology alliances to enhance our customer base, geographic penetration, market diversity, scale and technology. Consolidation is currently a prominent industry trend and is encouraged by OEMs' desire for fewer supplier relationships. We believe joint ventures allow us to penetrate new markets with less relative risk and capital investment. Technology alliances are important because they are an effective way to share development costs, best-practices and specialized knowledge.

We believe we have a strong platform for growth through acquisitions based on our past integration successes, experienced management team, global presence, operational excellence and product breadth. We also operate several successful joint ventures and technical alliances, including those with Nishikawa Rubber, Jin Young Chemical, ContiTech, Wuhu Saiyang Seal Products Company Limited ("Saiyang Sealing"), Automobile Industrial Ace ("AIA") and USUI.

Focus on operational excellence and cost structure

We will continue to place intense focus on the efficiency of our manufacturing operations and opportunities to reduce our cost structure. While the automotive supply sector is highly competitive, we have been able to consistently improve our operating margins, in part due to our ability to constantly improve our manufacturing processes and to selectively relocate or close facilities. Our primary areas of focus are:

•	Identification and implementation of Lean initiatives throughout our company. Our Lean initiatives have been highly successful, and are focused on optimizing manufacturing by eliminating waste, controlling cost, and enhancing productivity. Lean initiatives, including Six Sigma, have been implemented at each of our manufacturing and design facilities. We currently employ 56 Executive Lean Champions, 97 Plant Lean Champions, 10 Master Black Belts, 85 Black Belts and 312 Green Belts globally.

•	Evaluation of opportunities to maximize the use of lower-cost countries. We have successfully employed this strategy to date by relocating operations to the Czech Republic and Poland from higher-cost countries in Western Europe and from the United States to Mexico. We plan to continue to emphasize our operations in lower-cost countries to capitalize on reduced labor and material costs.

•	Consolidation of facilities to reduce our cost structure. Our restructuring efforts were primarily undertaken to streamline our global operations following the Siebe and Standard Products acquisitions. We believe that these activities are essentially complete at this time, although we continually evaluate restructuring opportunities that would improve our efficiency, profitability and cost structure.

Industry Overview

The automotive industry is one of the world's largest and most competitive. The industry is mature, with vehicle sales primarily driven by general economic conditions. In recent decades, significant consolidation among OEMs, combined with globalization, has led to major shifts in market share positions and greater pressure on profit margins.

These developments have also led to a more competitive environment for automotive suppliers. The automotive supply industry is generally characterized by high barriers to entry, significant start-up costs and long-standing customer relationships. The primary criteria by which OEMs judge automotive suppliers include price, quality, service, performance, design and engineering capabilities, innovation and timely delivery.

Several significant existing and emerging trends are impacting the automotive supply industry, including North American light truck growth, consolidation of suppliers, a trend towards increased models and fewer platforms, foreign sourcing, increased use of assemblies and modular solutions, increased OEM outsourcing, and raw materials volatility.

Industry trends

North American light truck growth.    Despite the recent elevated gasoline prices, volumes for light trucks, which are generally less fuel-efficient than cars, are expected to continue to grow over the coming years. Over the past two decades, there has been a sustained shift in customer preference from cars to light trucks. In recent years, OEMs have demonstrated their ability to continue to drive light truck sales through use of incentive programs, such as zero percent financing.

Consolidation of suppliers.    The automotive supplier industry has undergone considerable consolidation in order to achieve improved economies of scale, counter OEM pricing pressure, enhance product offering and engineering capabilities, and extend geographic reach. OEMs have encouraged consolidation and desire to have a limited number of large suppliers, comprised of those companies that are able to meet volume requirements, provide design and engineering expertise, and deliver value-added products and solutions in a timely manner across the globe.

Trend towards increased models, fewer platforms.    OEMs have begun to offer more vehicles to appeal more directly to a wider customer base. However, in an effort to control development costs and increase manufacturing efficiency, OEMs are utilizing fewer vehicle platforms. For example, the General Motors GMT800 is the platform for a number of different models, including the Chevrolet Silverado, GMC Sierra, Cadillac Escalade, Chevrolet Suburban, Chevrolet Tahoe and GMC Yukon.

Foreign sourcing.    North American and European OEMs have begun to realize the benefits of sourcing some of their more commodity-like product needs from lower-cost countries, including China, India and Eastern Europe. The threat of low-cost imports is less pronounced for value-added products, such as assemblies or products with a high degree of design or engineering complexity. For such products, OEMs generally require that the supplier provide local engineering and manufacturing support and be able to respond quickly to customer needs, such as frequent late-stage design changes.

In addition, many automotive supply parts are not good candidates for transportation over long distances due to weight/volume characteristics and product sensitivity. Transportation over long distances is also a general risk in the automotive supply industry for certain parts, as frequent late-stage design changes can render in-transit inventory obsolete.

Increased use of assemblies and modular solutions.    OEMs are placing increasing value on products that reduce assembly time and cost to the OEM. OEMs look to suppliers that can provide complete assemblies and recognize a supplier's capabilities and product breadth when awarding new supplier contracts. This trend has been particularly important for suppliers as it also provides the opportunity to supply OEMs with greater content and increases the individual supplier's relative importance to the platform.

Increased OEM outsourcing.    OEMs place considerable importance on the role suppliers have in product engineering, production, and assembly. As a result, outsourcing to suppliers has accelerated and suppliers now are more directly involved in the design and production of automotive parts and systems. The extent of OEM outsourcing is dependent upon a number of factors, including cost, quality and timeliness of external production relative to in-house production. Outsourcing is also influenced by the degree of unutilized capacity in the manufacturing facilities of the OEMs, collective bargaining agreements and other factors.

Raw materials volatility.    Automotive suppliers are generally exposed to the volatility of prices for raw materials such as steel, oil and resin. Elevated steel prices driven by a global shortage of raw materials and low inventories at U.S. mills were a critical factor for many automotive suppliers in 2004. According to Purchasing Magazine, the spot price of hot-rolled steel is up 120% over last year, cold-rolled steel is up 74% and scrap is up 90%. While Chinese consumption continues to drive prices worldwide, recent efforts by the Chinese government to produce more steel internally are expected to relieve some of the pressure.

Larger suppliers generally benefit from more stable supply and better pricing due to scale, and a greater ability to impose customer surcharges and price increases. Suppliers that purchase steel components, as opposed to raw steel, from other suppliers are also generally less exposed due to their ability to resist price increases and greater sharing of such costs throughout the extended supply chain. However, for some suppliers in the casting and stamping sectors, which both have a number of commodity product offerings and have excess production capacity, the rapid escalation in steel prices without efficient pass-through mechanisms has resulted in financial distress.

Industry sub-sector overview

Body Sealing.    Body sealing products protect the interior of a vehicle from weather and road noise or secure glass within the auto framework. Sealing products are generally manufactured with EPDM and thermoplastic elastomers and are found primarily on and around the door, windows, hood and trunk of the automobile. The size of the global automotive sealing market is estimated to be in excess of $4 billion. The market is highly competitive and has become more consolidated as suppliers have grown in scale and expanded globally. Trends benefiting sealing suppliers include continued migration toward use of plastic components in weathersealing applications, as well as increasing penetration of modular sealing systems. Key competitors in this product line include GDX Automotive, Metzeler Automotive Profile Systems, Toyoda Gosei, and Hutchinson, a subsidiary of Total SA. We believe we are the #1 supplier globally of automotive body sealing products.

Fluid Handling.    Automotive fluid products include systems, subsystems and components that direct, control and transport fluids and vapors throughout an automobile. Because of the numerous areas and broad applications within the vehicle that require fluid systems, this market remains fragmented. The aggregate global fluids markets in which we compete are estimated by management to represent annual sales of approximately $9 billion. The primary trend in the overall fluid systems market is the movement toward systems integration as OEMs increasingly desire suppliers that have the engineering and technical capabilities to design and manufacture complete modules and systems. Other factors contributing to growth in demand for fluid handling products include increasing emissions standards, diesel engine adaptation and automotive HVAC penetration. Key competitors in this product line include TI Automotive, Dana, ITT Industries' Fluid Handling Systems, Mark IV Automotive and Martinrea. We believe that we are the #3 supplier globally of the types of automotive fluid handling products we produce.

NVH Control.    Automotive NVH products include engine and body mounts, dampers, isolators and spring seats, which are designed to control and isolate noise and vibration and improve ride and handling. The global NVH market is approximately $5 billion and continues to expand due to consumer demand for quieter and smoother-riding vehicles. Within the NVH market, firms compete on design, engineering, product quality and price. Despite increasing globalization of manufacturing, barriers to entry remain significant as OEMs require significant engineering and technical expertise for NVH products. Key competitors in this market are Delphi; Trelleborg; Tokai; Vibracoustic, a joint venture between Freudenberg and Phoenix; and Paulstra, a subsidiary of Total SA. We believe we are the #2 supplier of NVH products in North America.

OEM projected build levels

According to J.D. Power-LMC (as of the fourth quarter of 2004), North American vehicle production is expected to grow at a CAGR of 2.1% from 2004 to 2009. In Europe, J.D. Power-LMC projects vehicle production to grow at a CAGR of 2.6% over the same period.

Product Line Overview

Body sealing products

We are a leading global supplier of body sealing products and components that protect vehicle interiors from weather, dust and noise intrusion. We believe we are the #1 provider of sealing products in the world based on sales. We have an extensive product offering and believe we are known for exceptional quality and strong design and technical capabilities, including advanced skills in adhesives, mixing and plastics technology. Our products are found on some of the world's top-selling platforms, including the Ford F-Series, Ford EN114 (Crown Victoria/Grand Marquis) and General Motors' GMT355 (Colorado/Canyon). For the year ended December 31, 2004, we generated approximately $867 million in revenue from the sale of body sealing products, or 46% of total revenues before corporate eliminations.

Our body sealing product line is comprised of manufactured EPDM (synthetic rubber) and TPE (thermoplastic elastomer) seals to provide environmental closure to the hood, trunk, and interior of vehicles. These products are highly engineered and are developed and manufactured with regard to aesthetic, performance and durability requirements. The typical production process involves mixing of rubber/plastic compounds, extrusion (supported with metal carriers or unsupported), cutting, notching, forming, injection molding, and assembly. Below is a description of the major products produced in our body sealing line:

Product Category	Description
Door Seals	•	Sectional weatherstrip design that fits the door structure and body cabin to seal rain, dust, and noise from the occupants of vehicles
Hood Seals	•	A primary seal offering protection against water penetration and reducing loud engine and road noise during high speed travel
Auxiliary seals	•	Seal encapsulated metal reinforcements for corner mirror mounting and sealing of assembly door to door and glass systems
Belt Line Seals	•	Primary seal offering protection for moveable glass against water, dust and noise entering the vehicle cabin
Lower Door Seals	•	A primary body seal that offers protection against water penetration. Reduces loud road noise entering the cabin and maintains quietness during high speed driving
Glass Run Channel Assembly	•	Enables the movable door glass and door to form one surface, improving glass movement and sealing
Quarter Window Trim	•	Weatherstrip seals, integral pillar moldings, and decorative plastic or metal corner trims to seal fixed quarter side glass windows and glass encapsulation
Trunk Lid Seals	•	A metal-compound type, triple extrusion product that creates a seal when applied onto the body flange
Roof Seal	•	Convertible Roof Sealing: Weatherstrip sealing materials that combine compressibility with superior design for use on soft top weathersealing applications
	•	Sunroof Sealing and Trim: An original design and specification are required to create a narrow sealing space and minimize sliding resistance

As a result of our global presence, patented technologies and engineering capabilities, as well as our strong relationships with the global OEMs, we believe we are well positioned for future growth and further product expansion. We believe our broad product portfolio is a competitive advantage and we plan to expand our capabilities, as we have done with manufacturing plastic systems and molding technologies. We are currently developing additional system integration opportunities, particularly in window regulators, plastics, door components and exterior trim.

We have expertise in nearly every aspect of automotive sealing technology, including adhesives, exterior coatings, corner molding, and rubber extrusion techniques, and have been a leader in the use of plastic applications, with a dedicated facility in Spartanburg, South Carolina that primarily produces plastic weathersealing components. This expertise has helped provide us with an entry with Japanese manufacturers, such as Nissan, in the use of TPE inner belt lines that their traditional suppliers have been unable to offer as competitively. We have been an early adopter of thermoplastic elastomers, which provide a lightweight, cost-effective alternative to rubber seals in some applications. We are a leader in the application of plastic supported glassrun systems through engineered stretched plastic and patent-protected daylight opening systems, which often provide cost savings, reduction of assembly time, and performance improvement. To further our capabilities, we exchange plastics technology with Nishikawa Rubber Company, one of our joint venture partners, and are currently cooperating on the development of a protected "blown sponge plastic" process as well as other innovative plastic applications with our customers. We are also currently collaborating on several customer-funded, advanced engineering projects with Ford and General Motors.

To grow our customer base, we intend to continue to strengthen our relationship with the Big 3 and are aggressively targeting other OEMs, particularly NAMs and German companies. Over the past two years we have secured business from Toyota, Nissan, Honda, Volkswagen and Audi. We will also continue to develop new customer relationships by forming new strategic alliances and building on our existing joint ventures and long standing relationships. We own 50% of NISCO, 66% of a Chinese joint venture with Saiyang Sealing in WuHu, China, and 90% of Cooper-Standard Automotive of Korea. We believe our strong Asian presence in rapidly expanding markets gives us the base and the abilities to engineer and deliver weathersealing products not enjoyed by our competition. These relationships and engineering and design capabilities have led to our providing content on some of the world's top-selling platforms. Our top 10 platforms for body sealing products accounted for 41% of net sales in 2004 and are listed in the following table by 2004 sales volume.

OEM	Platform	Model	Products
Ford	P221	F-Series Light Duty	Complete body sealing system
Ford	DN101/186	Taurus/Sable	Static body sealing system
DCX	DR	Dodge Ram	Complete body sealing system
Ford	EN114	Crown Victoria/Grand Marquis	Complete body sealing system
DCX	KJ	Liberty	Static body sealing system
GM	GMT 355	Canyon/Colorado	Complete body sealing system
Ford	B226/256/257	Fiesta/Fusion	Complete body sealing system
Peugeot	T5/T56	Peugeot 307	Complete body sealing system
GM	GMX210	Impala	Complete body sealing system
DCX	NPL	Neon	Static body sealing system

Fluid Handling Products

We are a leading global supplier of subsystems and components that direct, control, measure and transport fluids and vapors throughout a vehicle. We believe we are the #3 global provider of the types of fluid handling products we produce. We offer an extensive product portfolio and are positioned globally to serve OEMs around the world. We believe we have a reputation for superior technical support, product quality, rapid response capabilities, innovative solutions to design problems and outstanding prototype capabilities. Our products are found on some of the world's top-selling platforms, including the Ford F-Series, General Motors GMT800 (includes Yukon, Tahoe, Sierra and Silverado), Dodge Ram and Ford B Car (Fiesta/Fusion). For the year ended December 31, 2004, we generated approximately $642 million in revenue from the sale of fluid handling products, or 34% of total revenues before corporate eliminations.

Our products are principally found in four major vehicle systems: heating and cooling; fuel and brake; emissions; and power management, which includes power steering and power roof lines. These products, particularly fuel and brake components, are critical to the safe and reliable functioning of the vehicle. Our fluid handling systems include assemblies for various heating and cooling and fluid and vapor management systems and subsystems. Individual components include quick connects, hoses, couplings, coolers, valves, tubing, thermostats and similar products. Below is a description of the major products that we produce within each category.

Product Category	Description
Heating & Cooling	Direct, control and transport oil, coolant, water, and other fluids throughout the vehicle
	• Engine oil cooling subsystems	• Transmission oil cooling subsystems
	• Engine oil cooler tube and hose assemblies	• Transmission oil cooler tube and hose assemblies
	• Engine oil cooling quick connects	• Engine oil level indicator tube assemblies
	• Electro/mechanical water valves	• Integrated thermostats and plastic houses
	• Coolant subsystems	• Bypass valves
• Radiator and heater hoses
Fuel & Brake	Direct, control, and transport fuel, brake fluid, and vapors throughout the vehicle
	• Fuel supply and return lines	• Flexible brake lines
	• Fuel quick connects	• Vacuum brake hoses
• Vapor control lines
Emissions	Direct, control, and transmit emission vapors and fluids throughout the vehicle
	• Fully integrated exhaust gas recirculation subsystems including ("PCV") subsystems	• Positive crankcase ventilation • Nylon PCV tubes
	• EGR coolers and bypass coolers	• Heated PCV values
	• Stainless steel exhaust gas recirculation tube assemblies	• Exhaust gas recirculation valves
• DPF lines
Power Management	Direct, control, and transmit power management fluids throughout the vehicle
	• High pressure roof lines	• Power steering quick connects
	• Torque position sensors	• Rack tubes
	• Hydraulic clutch lines	• Noise reduction technology
• Power steering pressure and return lines

To grow sales of fluid handling products, we intend to continue to capitalize on recent brake, fuel, and exhaust gas recirculation ("EGR") product successes in North America and Europe; develop new complete module and assembly solutions, aimed at building a reputation as a "tube and hose integrator;" and create product improvements that provide greater functionality at a lower cost to the customer. We continue to invest in research and development to support these efforts and focus on advanced materials, innovative processes and product design and development driven by Design for Six Sigma. Advanced EGR valves, tubes, and cooler products have become critical components in regions where environmental regulations are stringent, such as in Europe, and for heavy truck platforms in the United States. For products such as rubber hose, steel tubing, and nylon tubing, innovations in advanced materials have led to the development of superior components. We also have in-house tube manufacturing and coating capabilities in the United States, Canada, Mexico, and Europe, allowing us to maintain a competitive edge over smaller fabricators.

We believe these engineering and design capabilities, combined with intense focus on quality and customer service, have led to strong customer relationships and a growing customer base. We are targeting an increasing market share with NAMs and European and Asian OEMs, especially in China. In addition to pursuing business directly from NAMs, we partner with Tier I suppliers, such as Denso and Calsonic, to help build relationships. We have also experienced success targeting high-volume programs where a substantial degree of complexity, engineering interaction and design support are required, and which also serve to strengthen customer relationships. Our top 10 platforms for fluid handling products accounted for 45% of net sales in 2004 and are listed in the following table by 2004 sales volume.

OEM	Platform	Model	Products
Ford	P221	F-Series Light Duty	Fuel Bundles; Fuel Tank Lines; Power Steering Rack Cylinder Tubes and Lines; EGR Tube Assembly; Spark Plug Tube; Heater Tube & Hose Assembly; Transmission Oil Cooler Line Assembly & Quick Connectors; Radiator Hoses; Vent Degas Hose
Ford/Mazda	B226/256/257	Fiesta/Fusion	Brake and Fuel Bundles; Fuel Filter; Hydraulic Clutch Lines; Power Steering Rack Lines; Fuel Tank Lines
Ford	PN131	F-Series Medium Duty	Emission Hoses; Fuel & Vapor Hoses; Transmission Oil Cooler Line Assembly with Quick Connectors; Transmission Fill Tube Assembly; Engine Oil Level Indicator Tube Assembly; Heater Tube and Hose Assembly with Quick Connectors; Radiator Hoses; Vent Degas Hose
GM	GMT800	Sierra/Silverado	Heater Tube & Hose Assembly with Quick Connectors; Radiator Hoses; Engine Oil Coolant Tube & Hose Assembly; Brake Vacuum Booster Assembly; Vent Degas Hose
Ford	U222/228	Expedition/Navigator	Fuel Bundles; Fuel Tank Lines; Power Steering Rack Cylinder Tubes and Lines; Spark Plug Tube; Heater Tube & Hose Assembly; Trans. Oil Cooler Line Assembly & Quick Connectors; Radiator Hoses; Vent Degas Hose
Ford	U152/U251	Explorer/Mountaineer	Transmission Oil Cooler Line Assembly; Engine Oil Level Indicator Tube Assembly; Heater Tube and Hose Assembly with Quick Connectors; Radiator Hoses; Vent Degas Hose; Brake Vacuum Booster Assembly; Fuel Rail Tubes; High Pressure Power Steering Line
DCX	DR	Dodge Ram	EGR Tube Assembly; Engine Oil Cooler Hose; Brake Vacuum Booster Assembly; Fuel Filler and Vent Hoses; Engine Oil Level Indicator Tube Assembly; Thermostats; Heater Hoses; Radiator Hoses; Grille Bracket
Ford	C170	Focus	High Pressure Rack Tubes; EGR Cooler; EGR Valve; Brake & Fuel bundles; Hydraulic Clutch Lines
Ford	DN 101/186	Taurus/Sable	Transmission Oil Cooler Line Assembly; Transmission Fill Tube Assembly; Engine Oil Level Indicator Tube Assembly; Heater Tube and Hose Assembly; Engine Oil Coolant Tube and Hose Assembly; High Pressure Power Steering Line
GM	VT 440/442/444	Monaro/Commodore Range	High & Low Pressure Power Steering Assembly; Transmissions Oil Cooler Line Assemblies

Noise, Vibration and Harshness (NVH) Control products

We are a leading North American supplier of systems and components that control and isolate noise and vibration in a vehicle to improve ride and handling. We believe we are one of the top two providers of NVH control products in North America based on sales. We provide a comprehensive line of powertrain and suspension products and active noise and vibration cancellation systems. We are a leader in engineering, design, testing, and rubber-to-metal bonding technology, and provide superior integrated customer service and problem-solving capabilities. Our products are found on some of the world's top-selling platforms, including the Ford F-Series and General Motors GMT800 (includes Yukon, Tahoe, Sierra and Silverado) and GMX 380 (Malibu). For the year ended December 31, 2004, we generated approximately $390 million in revenue from the sale of NVH control products, or 20% of total revenues before corporate eliminations.

NVH control products include various engine and body mounts, dampers, isolators and other equipment. Engine mounts secure and isolate vehicle powertrain noise, vibration and harshness from the uni-body or frame. Body and cradle mounts enable isolation of the cabin from the vehicle frame, reducing noise, vibration and harshness, and are manufactured with a variety of materials, such as natural rubber, butyl and microcellular urethane. Tuned dampers are designed to reduce specific vibration issues, such as for the steering wheel and column, exhaust system and internal driveshaft.

Product Category	Description
Body Cushions	•	Enable isolation of the cabin from the vehicle frame reducing noise, vibration and harshness
Engine Mounts	•	Secure and isolate vehicle powertrain noise, vibration and harshness from the uni-body or frame
Transmission Mounts	•	Enable mounting of transmission to vehicle frame and reducing vibration and harshness from the powertrain
Torque Struts	•	Control the fore and aft movement of transverse mounted engines within their compartment while isolating engine noise and vibration from the body
Hydromounts	•	Engine mount filled with fluid (glycol): this type of engine mount can be made to react to different vibration frequencies compared to a conventional rubber mount which is designed for one specific frequency. Hydromounts are designed to provide a more comfortable ride in a vehicle whether idling or traveling. The new Truck Tuff hydromount is designed expressly for light truck and sport utility vehicles
Active Noise and Vibration Control	•	We have developed new and unique patented techniques for attenuation of low frequency undesired noise and vibrations. This system, called ENVIsys, is well suited for a variety of industrial products, such as heavy trucks, mining equipment, aircraft and locomotives.

We believe we are the market leader in developing breakthrough innovations in NVH control products and continue to make significant investment in our ability to deliver advanced technologies. We developed the popular Truck Tuff hydromounts for light trucks and sport utility vehicles. We believe that the Truck Tuff hydromount design was critical to our winning the engine mounting system on the new Ford F-Series, which Ford claims to be the smoothest, quietest truck on the market. We also recently developed ENVIsys, an advanced electronic system for the active control of noise and vibration for commercial applications. ENVIsys products have a wide variety of potential applications, including aircraft, rail, heavy truck, automotive and mining equipment.

We believe these engineering and design capabilities, combined with intense focus on quality and customer service, have led to strong customer relationships and a growing customer base. In addition to strengthening our relationships with the Big 3, we target NAMs and Asian expansion opportunities. In North America, we continue to target NAMs and have recently been awarded new business with Toyota and Hyundai. In China, we are pursuing plans to establish development and manufacturing operations, and in Korea, we are aggressively pursuing expansion via joint venture partners. Our top 10 platforms for NVH control products accounted for 66% of net sales in 2004 and are listed in the following table by 2004 sales volume.

OEM	Platform	Model	Products
GM	GMT800/880	Yukon/Tahoe/Sierra/Silverado	Engine mounts/Body cushions
Ford	P221	F-Series Light Duty	Hydromounts
Ford	U152/U251	Explorer/Mountaineer	Body cushions
GM	GMX380	Malibu	Engine mounts/Hydro mounts/body cushions
DCX	DR	Dodge Ram	Engine mounts
DCX	HB/ND/AN/DN	Durango/Dakota	Engine mounts/Body cushions
DCX	KJ	Liberty	Engine mounts
Ford	EN114	Crown Victoria/Grand Marquis	Engine mounts/Body cushions
Ford	U222/228	Expedition/Navigator	Hydromounts
DCX	PT 44/74	PT Cruiser	Strut mount, control arm transmission mount, bushings

Joint Ventures and Strategic Alliances

Joint ventures represent an important part of our business, both operationally and strategically. We have often used joint ventures to enter into new geographic markets such as China and Korea, to acquire new customers, and to develop new technologies. In entering new geographic markets, teaming with a local partner can reduce capital investment by leveraging pre-existing infrastructure. In addition, local partners in these markets can provide knowledge and insight into local practices and access to local suppliers of raw materials and components. In North America, joint ventures have proven valuable in establishing new relationships with NAMS. For example, we won significant new business with Honda through our NISCO joint venture.

NISCO.    We own 50% of NISCO, a full-service supplier of dynamic body sealing systems that was formed by our predecessor company and Nishikawa Rubber Company in 1986. NISCO primarily supplies Japanese manufacturers with operations in North America and has particular expertise in body sealing and acoustics, which requires detailed knowledge of sheet metal structures as well as the physics of aerodynamics and generation of transmission noise. The joint venture had sales of approximately $120 million in 2004 and operates three facilities in the United States.

Cooper-Standard Automotive of Korea.    We own 90% of Cooper-Standard Automotive of Korea, a manufacturer of plastic extruded and rubber sealing products. We began this joint venture with Jin Young Chemical in 1988, and in 2003 we increased our ownership to the current level. The joint venture manufactures products for major Korean automotive manufacturers, including General Motors-Daewoo, Kia, Renault, Samsung, and Ssangyong. We are working closely with our Korean subsidiary to expand its business with the Korean automobile manufacturers, who have increased their share of the global automobile market in recent years. The joint venture had sales of approximately $31 million in 2004.

Aguascalientes.    We own 80% of a plant in Aguascalientes, Mexico, that produces dynamic body sealing systems for DaimlerChrysler, Nissan, General Motors and Volkswagen. Nishikawa Rubber Company owns the remaining 20% of the plant. Sales through the Aguascalientes joint venture were approximately $23 million in 2004.

ContiTech.    We have a strategic alliance with ContiTech, a subsidiary of Continental AG, for the production and development of NVH control products. The alliance was formally established in 1996 and provides NVH control products for globally sourced platforms with very strong technical support from both Europe and North America. The alliance includes the relocation of technical personnel to support the design and development efforts for specific programs, such as the General Motors

GMX380 (Epsilon/Malibu) engine mount program and the Transit strut mount application. We generated approximately $6 million in revenue from this alliance in 2004.

Saiyang Sealing.    We own 66% of a joint venture with China-based Saiyang Sealing. In the fourth quarter of 2004, this joint venture began selling body sealing products to Chery Automotive, a Chinese OEM to which Saiyang Sealing currently provides automotive supplies.

In addition to the relationships listed above, we continually evaluate new opportunities to expand our strategic relationships and have entered into a number of contracts with other automotive parts suppliers. We have a technical agreement with AIA, a supplier of NVH control products to Hyundai and Kia, through which our NVH employees will be assisting AIA in the development of hydromount programs in Korea. We also cooperate with Guyoung Tech Company Ltd. through a technical assistance agreement and a joint marketing agreement for NVH products. In addition, we have an alliance with USUI, a supplier of electric cooling fans and high-pressure diesel fuel rails sold in Japan and North America. Under the USUI agreement, we are a technical, prototype and production resource in North America for the development and supply of low-pressure tubular products for fuel delivery systems. We are also working with USUI to provide global support to Ford on the B Car platforms. We recently decided to sell our 42% stake in Craig Assembly, a manufacturer of plastic injection-molded quick connects and other miscellaneous plastic products.

Research and Development

We operate seven advanced design and engineering facilities throughout the world and employ 479 research and development personnel, many of whom reside at our customers' facilities. We utilize Design for Six Sigma and other methodologies that emphasize manufacturability and quality. We are aggressively expanding our capabilities with new systems for Computer Aided Design, Computer Aided Engineering, vehicle testing and rapid prototyping. We spend significantly each year to maintain and enhance our technical centers, enabling us to quickly and effectively respond to customer demands. We spent $59.3 million, $53.6 million and $63.4 million in 2002, 2003 and the year ended December 31, 2004, respectively, on research and development.

Sales and Customer Service

Our sales force is organized into specific coverage teams for Ford, General Motors, DaimlerChrysler, and teams for NAMs and other OEMs, with product specialists on each team. As of December 31, 2004, there were more than 130 sales and marketing professionals globally.

Once we have been awarded business, we implement our program management capabilities to support the customer through the complete product life cycle. Engineers typically develop the product in partnership with the customer; the product development team, consisting of members from all the functional areas, interacts with the purchasing, engineering and quality departments of the OEM; we then employ tight process controls to monitor milestones corresponding to the OEM development cycle. This approach has consistently allowed deadlines, risks and opportunities to be identified, monitored and addressed early in the product cycle.

Customers

During the year ended December 31, 2004, approximately 35%, 21% and 14% of our sales were to Ford, General Motors and DaimlerChrysler, respectively, with sales to Ford including sales to OEMs owned by Ford, such as Volvo, Jaguar and Land Rover. Our other major customers include Renault/Nissan, PSA Peugeot Citroën and Visteon. We also sell products to Volkswagen, Toyota, Porsche and, through NISCO, Honda. Our business with any given customer is typically split among several contracts for different platforms. We are actively pursuing relationships to diversify our customer relationships, including expanding sales with NAMs and European and Asian OEMs. Over the past two years we have won new business from companies such as Toyota, Volkswagen/Audi and Calsonic.

In 2004, we generated 70% of net sales in North America, 23% in Europe, 3% in South America and 4% in Asia/Pacific. Approximately 19% of our revenues were generated from our Canadian operations.

Competition

The principal competitive factors in our industry are price, quality, service, performance, design and engineering capabilities, innovation and timely delivery. We believe that our capabilities in these core competencies are integral to our position as a market leader in each of our product lines. In body sealing products we compete with GDX Automotive, Metzeler Automotive Profile Systems; Toyoda Gosei; and Hutchinson, a subsidiary of Total SA, among others. In fluid handling products, we compete with TI Automotive, Dana, ITT Industries' Fluids Handling Systems, Mark IV Automotive, Martinrea and numerous manufacturers of hoses. In NVH control products we compete with Delphi; Trelleborg; Tokai; Vibracoustic, a joint venture between Freudenberg and Phoenix; and Paulstra, a subsidiary of Total SA.

Patents and Trademarks

We hold over 300 patents related to our products. Our patents cover both products, such as the ENVIsys active control system, the Daylight Opening Module and our Engineered Stretched Plastics, and specific manufacturing processes, such as our plastics-to-aluminum overmolding process. We consider each of these patents to be of value and seek to protect our rights throughout the world against infringement. While in the aggregate these patents are important to our business, we do not consider them of such importance that the loss or termination of any one of them would materially affect our company. We continue to seek patent protection for our new products. Our patents will continue to be amortized over the next two to 13 years.

We also have license and technology sharing agreements with Nishikawa Rubber Company for sales, marketing and engineering services on certain body sealing products we sell. Under those agreements, each party pays for services provided by the other and royalties on certain products for which the other party provides design or development services.

We own or have licensed several trademarks that are registered in many countries, enabling us to protect and market our products worldwide. For the next two years, we intend to use our current name under an agreement with Cooper Tire.

Supplies and Raw Materials

The principal raw materials for our business include fabricated metal-based components, synthetic rubber, carbon black and natural rubber. We manage the procurement of our raw materials to assure supply and to obtain the most favorable pricing. For natural rubber, procurement is managed by buying forward of production requirements and by buying in the spot market. For other materials, procurement arrangements may contain formula-based pricing based on commodity indices. These arrangements provide quantities needed to satisfy normal manufacturing demands. In recent periods, the price and availability of components fabricated from steel, including automotive fabricated metal-based components, have been adversely impacted by scarcity of supply. The potential for continuing shortages and escalating costs in the near future of steel for automotive components is a concern for us due to the ongoing allocation of supply by the steel and steel rod manufacturers. We continue to work with our suppliers to ensure adequate supply of steel-based raw materials to support our manufacturing operations and no interruption of supply has been experienced. We believe we have adequate sources for the supply of raw materials and components for our products with suppliers located around the world. We often use offshore suppliers for machined components, metal stampings, castings, and other labor-intensive, economically freighted products.

Seasonality

Sales to automotive customers are lowest during the months prior to model changeovers and during assembly plant shutdowns. These typically result in lower sales volumes during July, August and December. During these periods of lower sales volumes, profit performance is lower, but working capital improves due to continuing collection of accounts receivable.

Employees

We maintain good relations with both our union and non-union employees and have experienced no work stoppages for more than ten years. We recently negotiated some longer-term agreements,

including a five-year agreement with the USWA at a large body sealing products facility. We are currently negotiating two of our U.S. collective bargaining agreements, which are due to expire in the next five months. As of December 31, 2004, approximately 49.6% of our employees were represented by unions, of which approximately 24.9% were located in the United States.

As of December 31, 2004, we had 13,605 full-time and temporary employees.

Properties

Our headquarters are located in Novi, Michigan. Our manufacturing locations are in North America, Asia, Europe, South America and Australia. We also have seven design facilities around the world. We believe that substantially all of our properties are in good condition and that we have sufficient capacity to meet our current and projected manufacturing and design needs. The following table summarizes our property holdings.

Region	Total Facilities	Owned Facilities
North America	24	20
Asia	7	3
Europe	12	8
South America	2	1
Australia	1	1
Total	46	33

Environmental

We are subject to a broad range of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing emissions to air; discharges to water; noise and odor emissions; the generation, handling, storage, transportation, treatment and disposal of waste materials; the cleanup of contaminated properties; and human health and safety. For example, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Several of our properties have been the subject of remediation activities to address historic contamination. In general, we believe we are in substantial compliance with the requirements under such laws and regulations and our continued compliance is not expected to have a material adverse effect on our financial condition or the results of our operations. We expect that additional requirements with respect to environmental matters will be imposed in the future. Our expense and capital expenditures in recent years for environmental matters at our facilities have not been material, nor is it expected that expenditures in future years for such uses will be material.

Legal Proceedings

We are a defendant in various judicial proceedings arising in the ordinary course of business. After reviewing all of these proceedings, and taking into account all relevant factors concerning them, we do not believe that any liabilities resulting from these proceedings are reasonably likely to have a material adverse effect on its liquidity, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our current directors, executive officers and other named officers.

Name	Age	Position
James S. McElya	57	Chief Executive Officer and Director
James W. Pifer	57	Executive Vice President, Sales & Marketing
Edward A. Hasler	55	President, Global Sealing Systems
Larry J. Beard	57	President, Global Fluid Systems
Paul C. Gilbert	46	President, NVH Control Systems
Allen J. Campbell	47	Chief Financial Officer
S.A. (Tony) Johnson	64	Non-Executive Chairman and Director
Kenneth L. Way	65	Director
David P. Spalding	50	Director
Gerald F. Willinger	37	Director
Michael F. Finley	43	Director
Gerald J. Cardinale	37	Director
Jack Daly	38	Director

James S. McElya is our Chief Executive Officer. He was the President of Cooper-Standard and a Corporate Vice President of Cooper Tire from June 2000 until the Acquisition. Mr. McElya has over 30 years of automotive experience and was previously President of Siebe Automotive Worldwide, a division of Invensys, PLC. Mr. McElya spent 22 years with Handy & Harman in various executive management positions, including President, Handy & Harman Automotive, and Corporate Vice President and Officer of the parent company. Mr. McElya is a board member of OESA (Original Equipment Supplier Association), a board member of the Rubber Manufacturers Association, and an Advisor to NAAG (National Alliance for Accessible Golf).

James W. Pifer is our Executive Vice President, Sales & Marketing. He was the Executive Vice President, Sales & Marketing, Cooper-Standard Automotive Group and a Corporate Vice President, Cooper Tire from 1999 until the Acquisition. In over 35 years of automotive experience, Mr. Pifer has held various executive positions, including Global President, Fluid Systems Division; President, Sealing Systems Division North America; Vice President, Sales, Marketing & Engineering, Sealing Systems Division; Vice President, Sales, Marketing & Engineering, Cooper Engineered Products Division; and various positions with Cooper Tire.

Edward A. Hasler is our President, Global Sealing Systems. He was the President of the Global Sealing Systems Division and a Corporate Vice President of Cooper Tire from 2003 until the Acquisition. Mr. Hasler was employed from 2000 to 2001 in Germany as Managing Director, Europe for GDX Corporation (which includes Draftex and GenCorp), a major player in the automotive weathersealing business. Prior to joining GenCorp, Mr. Hasler had been with Cooper Tire for nearly 15 years. At Cooper Tire, Mr. Hasler held several senior posts including Vice President, Operations; and Vice President, Controller. He has both an MBA and a BS in Business Administration.

Larry J. Beard is our President, Global Fluid Systems. He was President of the Global Fluid Systems Division and a Corporate Vice President of Cooper Tire from 1998 until the Acquisition. Mr. Beard has over 36 years of automotive experience and has held various executive management positions, including Executive Vice President, Tire Operations; President, Fluid Systems Division North America; Vice President, Operations; and was a Senior Vice President and General Manager at P.L. Porter, a leading supplier of automotive and aerospace components. Mr. Beard is a journeyman Tool and Die maker, and has a BSME from Wayne State University and an MBA from Northeastern University.

Paul C. Gilbert is our President, NVH Control Systems. He was President of the NVH Control Systems Division and a Corporate Vice President of Cooper Tire from 1999 until the Acquisition. Mr.

Gilbert has 14 years of automotive experience with Cooper Tire and has held various executive positions, including Vice President, Operations; Vice President, Controller; and General Accounting Manager. Mr. Gilbert has a BSBA (Accounting) from Tri-State University and is a CPA. He is also a Board Member of the Rubber Manufacturers Association.

Allen J. Campbell is our Chief Financial Officer. He was Vice President, Finance from 1999 to 2003 and Vice President, Asian Operations of Cooper-Standard Automotive Group from 2003 until the Acquisition. Mr. Campbell has six years of automotive experience and has held various executive positions in the industry. Prior to this position, Mr. Campbell was with The Dow Chemical Company for 18 years and held executive finance positions for both US and Canadian operations. Mr. Campbell is a Certified Public Accountant and received his MBA in Finance from Xavier University.

S.A. (Tony) Johnson is our Non-Executive Chairman and a director of our company. Mr. Johnson has been serving as Chairman and as a Director of Tower Automotive Inc. since April 1993. Mr. Johnson is the founder of Hidden Creek Industries, a private industrial management company based in Minneapolis, which has provided certain management and other services to Tower Automotive. Mr. Johnson is also the Managing Partner of J2R Partners, an investment partnership that participated in the acquisition of R. J. Tower Corporation. Prior to forming Hidden Creek, Mr. Johnson served from 1986 to 1989 as President and Chief Operating Officer of Pentair, Inc., a diversified industrial company. From 1981 to 1985, Mr. Johnson was President and Chief Executive Officer of Onan Corp., a diversified manufacturer of electrical generating equipment and engines for commercial, defense and industrial markets. Mr. Johnson also currently serves as a Director of J. L. French, an aluminum die casting supplier to the automotive industry; Commercial Vehicles Group Inc., a supplier of truck cab components to the Class 8 truck market; Saleen Inc., a producer of high performance niche vehicles; and served as Chairman and a Director of Automotive Industries Holding, Inc., a supplier of automotive interior trim components, from May 1990 until its sale to Lear Corporation in August 1995.

Kenneth L. Way is a director of our company. Mr. Way is the former Chairman and CEO of Lear Corporation, the world's largest automotive interior systems supplier. Mr. Way had been affiliated with Lear Corporation and its predecessor companies for 37 years in various engineering, manufacturing and general management capacities. Mr. Way is also a Director of WESCO International, Inc., Comerica, Inc., CMS Energy Corporation, and United Way, and is on the boards of trustees for Henry Ford Health Systems and the Barbara Ann Karmanos Cancer Institute.

David P. Spalding is a director of our company. Mr. Spalding has been the Vice Chairman of Cypress since he helped found the company in 1994. Prior to joining Cypress, Mr. Spalding was a managing director in Lehman Brothers' merchant banking group and a member of the investment committee. Before that, Mr. Spalding was a senior vice president of GE Capital Corporate Finance Group, Inc. Mr. Spalding began his career at The Chase Manhattan Bank. He has served on numerous boards and is currently a director of Lear Corporation, AMTROL and Republic National Cabinet Corporation. He holds an AB from Dartmouth College and an MBA from New York University.

Gerald F. Willinger is a director of our company. Mr. Willinger is a Principal of Cypress and joined Cypress in April 2003. Prior to that, he was a vice president at MidOcean Partners, the former private equity arm of Deutsche Bank, from 2000 to 2003. Previously, Mr. Willinger was an associate in Investment Banking at Goldman, Sachs & Co. Prior to receiving his MBA from the Wharton School of Business in 1998, Mr. Willinger was a general manager for Ambac International, a manufacturer of fuel injection systems and components. He is currently a director of AMTROL and Republic National Cabinet Corporation. Mr. Willinger received a BS from Cornell University.

Michael F. Finley is a director of our company. Mr. Finley has been a Managing Director of Cypress since 1998 and has been a member of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc. Mr. Finley received a B.A. from St. Thomas University and an M.B.A. from the University of Chicago's Graduate School of Business. Mr. Finley currently serves on the Boards of Directors of Affinia Group Inc., Communications & Power Industries, Inc. and Williams Scotsman, Inc.

Gerald J. Cardinale is a director of our company. Mr. Cardinale is a Managing Director and Partner in the Principal Investment Area at Goldman Sachs. He joined Goldman Sachs in 1992, became a Managing Director in 2002 and was made a Partner in 2004. He serves on the Boards of Directors of the Yankees Entertainment and Sports ("YES") Network, Sensus Metering Systems Inc., Cebridge Connections and Fiberlink Communications Corporation. Mr. Cardinale received an Honors B.A. from Harvard University and an M.Phil in Politics from Oxford University where he was a Rhodes Scholar.

Jack Daly is a director of our company. Mr. Daly is a Vice President in the Principal Investment Area of Goldman Sachs, where he has worked since 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman Sachs. From 1991 to 1997, Mr. Daly was a Senior Instructor of Mechanical & Aerospace Engineering at Case Western Reserve University. Mr. Daly currently serves as a director of IPC Information Systems, Inc. and Autocam, Inc. He earned a B.S. and M.S. in Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of Business.

Director Compensation

None of our directors that are officers or nominees of our sponsors receive any compensation for serving as a director or as a member or chair of a committee of the board of directors. The board of directors acting as a whole has determined to compensate members of the board of directors that are not our employees or employees of our sponsors with a retainer in the amount of $40,000 per year, plus $1,500 per meeting of the board of directors that such member attends. Our Chairman, Mr. Johnson, will receive an additional $75,000 per year for his service as Chairman of the Board, and Mr. Way will receive $10,000 per year for his service as the Chairman of the Audit Committee.

Committees of the Board of Directors

Our board of directors currently has an executive committee and an audit committee.

Executive Committee

Our executive committee currently consists of Messrs. Johnson, Cardinale, Finley and McElya. Mr. Johnson has agreed to serve as the chairman of the Executive Committee. The Executive Committee is responsible for discharging all functions of the board of directors in the management of our business during the interim between meetings of the board of directors.

Audit Committee

Our audit committee currently consists of Messrs. Way, Daly and Willinger. Mr. Way has agreed to serve as the chairman of the Audit Committee. Our board of directors has not made any determination as to any of the audit committee members' qualification as an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K. The audit committee is responsible for (i) reviewing and discussing with management and our independent auditors our annual audited financial statements and quarterly financial statements and any audit issues and management's response; (ii) reviewing and discussing with management and our independent auditors our financial reporting and accounting standards and principles and significant changes in such standards and principles or their application; (iii) reviewing and discussing with management and our independent auditors our internal system of financial controls and disclosure controls and our risk assessment and management policies and activities; (iv) reviewing and evaluating the independence, qualifications and performance of our independent auditors; (v) reviewing our legal compliance and ethics programs and investigating matters relating to management's integrity, including adherence to standards of business conduct established in our policies; and (vi) taking such actions as may be required or permitted under applicable law to be taken by an audit committee on behalf of us and our board of directors.

Executive Compensation

As an independent company, we have established executive compensation plans that link compensation with the performance of our company. We will continually review our executive compensation programs to ensure that they are competitive.

The following table shows all compensation awarded to, earned by, or paid to our Chief Executive Officer and four other most highly compensated executive officers based on salary, whom we refer to as the "named executive officers."

	Annual Compensation				Long-Term Compensation
Name and Principal Positions(1)	Year	Salary	Bonus(2)	Other Annual Compensation(3)	Number of Shares Underlying Stock Option Awards(4)	LTIP Payout	All Other Compensation(5)
James S. McElya Chief Executive Officer	2004	$463,000	$408,597	$40,289	44,723	$76,356	$3,246,342
Paul C. Gilbert
President, NVH Control Systems	2004	275,000	82,165	9,512	24,598	121,743	634,749
Edward A. Hasler(6) President, Global Sealing Systems	2004	300,000	189,405	646	24,598	—	215,441
James W. Pifer Executive Vice-President, Sales & Marketing	2004	295,000	234,200	—	17,889	—	116,229
Larry J. Beard(7) President, Global Fluid Systems	2004	234,615	124,959	3,987	24,598	55,958	167,322

(1)	We have provided compensation information as to 2004 for the named executive officers because prior to 2004, we were not subject to applicable filing requirements under the Exchange Act.

(2)	Includes payments made under Cooper Tire's Return on Assets Managed bonus program.

(3)	Includes perquisites including company car and, in the case of Mr. McElya, benefits including expenses related to housing and commuting airfare.

(4)	Options were awarded to members of senior management in connection with the Acquisition. Half of each officer's stock options are Time Options and half are Performance Options, as described more fully below.

(5)	Includes flexible spending allowance, allocations to the Cooper Tire Nonqualified Supplementary Benefit Plan, which provides benefits otherwise denied participants in the Spectrum Investment Savings Plan because of Internal Revenue Code limitations on qualified benefits, and amounts attributable to the repurchase by Cooper Tire of qualified and nonqualified options to purchase Cooper Tire stock. Mr. McElya's other compensation also includes a $2 million retention bonus paid in connection with the Acquisition part of which was paid in cash and part of which was paid in the form of Cooper-Standard Holdings Inc. stock.

(6)	Mr. Hasler's reported compensation does not include a negative adjustment of $10,148 related to expatriate status.

(7)	Mr. Beard's reported compensation does not include amounts totaling approximately $75,500 paid by Cooper Tire for services he provided during part of 2004 for Cooper Tire rather than Cooper-Standard Automotive Inc.

Options Grants Table

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date	Grant Date Present Value $(2)
James S. McElya	44,723	20.8%	$100	12/23/2014	892,594
Paul C. Gilbert	24,598	11.5%	$100	12/23/2014	490,934
Edward A. Hasler	24,598	11.5%	$100	12/23/2014	490,934
James W. Pifer	17,889	8.3%	$100	12/23/2014	357,034
Larry J. Beard	24,598	11.5%	$100	12/23/2014	490,934

(1)	Half of the options granted to each officer are Time Options and the other half are Performance Options, as described more fully below.

(2)	These values were determined based on the Black-Scholes options pricing model. Calculation of the Grant Date Present Value was based on the following assumptions: stock price at grant of $100; exercise of an option in the sixth year after its grant; price volatility of 0.00% due to use of the minimum value method; a dividend yield of 0.00% and a risk free rate of return of 3.745%. No adjustments were made for non-transferability and the lack of liquidity. Our use of this model does not necessarily mean that we believe that this model accurately determines the value of options. The ultimate value of the options in this table depends upon each holder's individual investment decisions and the actual performance of our common stock.

Following the Acquisition, nine of our executives received nonqualified stock options to acquire up to 6.3%, in the aggregate, of the outstanding shares of common stock of Cooper-Standard Holdings Inc. as of the closing date of the Acquisition. The allocation of such options was made by the Board of Directors of Cooper-Standard Holdings Inc., based on the recommendation of Mr. McElya, our Chief Executive Officer (all such options, collectively, the "Options"). The Options were granted pursuant to the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, which is an omnibus plan permitting the grant of stock options and other stock-based awards. Fifty percent of the Options granted to each executive (the "Time Options") will vest and become exercisable with respect to 20% of the shares subject to Time Options on each of the first five anniversaries of the date of grant. The remaining 50% of the Options granted to each executive (the "Performance Options") will vest and become exercisable on the eighth anniversary of the date of grant, subject to partial accelerated vesting of up to 20% per year based upon achievement of annual EBITDA targets. Notwithstanding the foregoing, the option agreements provide that the eighth anniversary vesting date will no longer be of any effect if the elimination of such vesting date will not cause the Performance Options to be subject to variable accounting treatment.

The Options have a term of 10 years and the vested portion of the Options will expire (i) 90 days following termination of employment for any reason other than those discussed in (ii) and (iii), below, (ii) immediately upon termination for Cause and (iii) one year following termination of employment due to death, disability, retirement at normal retirement age under Cooper-Standard Holdings Inc.'s or its affiliates' qualified retirement plan or Cooper-Standard Holdings Inc.'s sale of the business or division in which such executive was principally employed.

Any unvested Options will be forfeited upon a termination of the executive's employment for any reason; provided that in the event of a termination without cause or for good reason (as those terms are defined in the option agreement), or in the event of a termination due to death or disability, the executive shall be deemed vested in any Time Options that would otherwise have vested in the calendar year of termination.

Upon a change of control (i) all unvested Time Options will vest and (ii) 20% to 100% of the unvested Performance Options that relate to the tranche (i.e., 20%) applicable to the calendar year in which such change of control occurs (and which relate to any future calendar years) shall vest to the extent that cumulative performance from calendar year 2004 through the most recent fiscal year-end meets or exceeds 85% of the applicable cumulative annual EBITDA targets. Upon an initial public offering of Cooper-Standard Holdings Inc. of at least 25% of the outstanding shares or that results in gross proceeds to Cooper-Standard Holdings Inc. greater than or equal to 50% of Sponsors' initial investment, 20% to 100% of the unvested Performance Options that relate to the tranche (i.e., 20%) applicable to the calendar year in which such offering occurs (and which relate to any future calendar years) shall vest to the extent that cumulative performance through the most recent fiscal year-end meets or exceeds 85% of the applicable cumulative annual EBITDA targets.

All shares acquired upon the exercise of an Option shall be held subject to the terms and conditions of a management shareholders' agreement more fully described elsewhere in this prospectus under the caption "Certain Relationships and Related Party Transactions."

Employment and Severance Agreements

James S. McElya.    In connection with the Acquisition, we assumed and continued Mr. McElya's existing employment agreement with the Sellers with certain modifications. The agreement provides for a term from the closing of the Acquisition through December 31, 2007, with automatic one-year extensions commencing on January 1, 2008 and each January 1 thereafter (until Mr. McElya's 63rd birthday), unless either party gives notice no later than September 30 of the preceding year. During the term of the agreement, Mr. McElya is serving as our President and Chief Executive Officer, and receives a base salary equal to $700,000; has an annual bonus opportunity equal to 80% of base salary, based upon and subject to the achievement of annual performance targets; participate in our long-term incentive compensation programs; participates in our Change of Control Severance Pay Plan (described below); and participates in employee benefit plans, including health, life, disability, retirement and fringe benefits that are substantially comparable in the aggregate to the level of such benefits that were provided by Cooper Tire immediately prior to the closing of the Acquisition, subject to reduction that applies to other of our senior executives.

Upon termination without cause or for good reason (as those terms are defined in the agreement) on or prior to December 31, 2007, subject to execution of an effective release of claims, Mr. McElya will be entitled to: (i) a lump sum payment equal to his base salary and pro rata incentive compensation accrued through termination, (ii) a lump sum payment equal to the greater of (a) Mr. McElya's average annual compensation, including base salary and any annual and long-term incentive compensation earned during the five calendar years prior to termination, during the remainder of the employment term and (b) three times the sum of Mr. McElya's base salary plus target annual incentive compensation for the year prior to the Acquisition; (iii) a lump sum payment equal to the actuarial equivalent of three additional years of service credit under Mr. McElya's retirement plans plus the retirement pension accrued under the applicable nonqualified supplemental retirement plan; (iv) three years of continued life, accident and health insurance, reduced by comparable benefits received by Mr. McElya during such period; (v) lifetime retiree medical and life insurance coverage; and (vi) outplacement services up to 15% of Mr. McElya's base salary. After the closing of the Acquisition, Cooper Tire provided Mr. McElya with full vesting and payment of Cooper Tire restricted stock units (not equity securities of Cooper-Standard Holdings Inc.) and full vesting and cash-out of Cooper Tire stock options (not equity securities of Cooper-Standard Holdings Inc.). The requirement under the agreement that upon a change in control (as defined in the agreement) a "rabbi trust" must be funded applies only to the change in control that resulted from the Acquisition, and such requirement was satisfied by Cooper Tire, and not Cooper-Standard Holdings Inc. or us. Any claims for severance or termination benefits described in (i) through (vi), above, will be made against the rabbi trust first and exclusively, except to the extent there are not sufficient assets in the trust in which event the remaining balance due will be payable by us. Upon termination without cause or for good reason (as those terms are defined in the agreement) following December 31, 2007, during the term of the agreement and prior to a change of control (as defined in our Change of Control

Severance Pay Plan (described below)), subject to execution of an effective release of claims, Mr. McElya will be entitled to: (i) a lump sum payment equal to Mr. McElya's average annual compensation, including base salary and any annual and long term incentive compensation earned during the five calendar years prior to termination, during the remainder of the employment term; (ii) a lump sum payment equal to the actuarial equivalent of two additional years of service credit under Mr. McElya's retirement plans; and (iii) lifetime life, accident and health insurance benefits substantially similar to those to which Mr. McElya and his family were entitled immediately prior to termination, reduced by comparable benefits received.

The agreement provides for a gross-up payment for excise tax imposed by Section 4999 of the Code related to excess parachute payments, and we will pay for any legal fees incurred by Mr. McElya associated with the interpretation, enforcement or defense of his rights under the agreement. Pursuant to the agreement, Mr. McElya is subject to a non-disclosure covenant at all times and a non-competition and non-solicitation covenant during employment and for two years following termination.

Certain Executives (excluding Mr. McElya).    Eight of our executives (excluding Mr. McElya) each entered into an employment agreement with us for a term from December 23, 2004 through December 31, 2007, with automatic one-year extensions commencing on December 31, 2007 and each December 31 thereafter, unless either party gives 60 days prior written notice. During the term of the agreement, each executive receives a base salary and an annual bonus award based on achievement of annual performance targets; participates in our long-term incentive compensation programs as are generally provided to other senior executives; participates in our Change of Control Severance Pay Plan (described below); and participates in employee benefit plans, including health, life, disability, retirement and fringe benefits that are substantially comparable in the aggregate to the level of such benefits provided by Cooper Tire immediately prior to the closing of the Acquisition, subject to reduction that applies to other of our senior executives.

With respect to any termination without cause or resignation for good reason (as defined in the agreements) during the term of the agreement on or prior to December 23, 2006, the executive will be entitled to his or her accrued rights through termination; provided that each executive will be entitled to payments and benefits under the Cooper Tire & Rubber Company Change in Control Severance Pay Plan with certain modifications. The requirement under the Cooper Tire & Rubber Company Change in Control Severance Pay Plan that upon a change in control (as defined therein) a "rabbi trust" be funded was satisfied by Cooper Tire, and not Cooper-Standard Holdings Inc. or us. Any claims for severance or termination benefits will be made against the rabbi trust first and exclusively, except to the extent there are not sufficient assets in the trust in which event the remaining balance due will be payable by us. With respect to any termination without cause or resignation for good reason (as defined in the agreements) during the term of the agreement prior to a change of control (as defined therein) and following December 23, 2006, subject to execution of an effective release of claims, the agreements may provide that the executive will be entitled to: (i) accrued base salary and pro-rata accrued incentive compensation through termination; (ii) a lump sum payment of two (for members of Operations Committee — one for others) times the sum of (x) base salary and (y) target annual incentive compensation for the year of termination; and (iii) a lump sum payment of value of two (for members of Operations Committee — one for others) years additional service credit under our tax qualified retirement plan; and (iv) two years continued life, accident, and health insurance coverage on the same basis applicable to our active employees.

Pursuant to the agreement, each executive is subject to an a non-disclosure covenant at all times, an intellectual property covenant, and a non-competition and non-solicitation covenant during employment and for two years following termination.

Change of Control Severance Pay Plan

Our top nine executives are entitled to participate in our Change of Control Severance Pay Plan (the "Plan"). The Plan has a term from December 23, 2004 until the later of December 31, 2006 or the second anniversary of a change of control (as defined in the Plan); provided that on each

December 31, commencing with 2004, the termination date will automatically be extended for an additional year unless, not later than 120 calendar days prior to such date, we shall have given written notice to the executives. If an executive's employment is terminated following a change of control without cause or for the reasons enumerated in the Plan, the Plan provides that he or she shall be entitled to receive, subject to execution of an effective release of claims: (i) a lump sum payment equal to his or her base salary; (ii) a pro rata portion of any annual bonus or long-term cash incentive compensation, if any, the executive would have received in respect of such year based upon the percentage of the year that shall have elapsed through the date of termination, payable when it would otherwise have been payable had executive's employment continued; (iii) a lump sum payment equal to three (for the Chief Executive Officer), two (for Operations Committee members), one (for Management Group members) or the multiple set forth in a committee action times the sum of (a) base salary, plus (b) target annual incentive cash compensation for the year prior to the change of control; (iv) a lump sum payment equal to the actuarial equivalent of three (for the Chief Executive Officer), two (for Operations Committee members), one (for Management Group members) additional years of service credit (or the period set forth in a committee action) under the executive's retirement plans plus the retirement pension the executive has accrued under the applicable nonqualified supplemental retirement plan; (v) three years (for the Chief Executive Officer) and two years (for other executives) of continued life, accident and health insurance, reduced by comparable benefits received during such period; (v) lifetime retiree medical and life insurance coverage; and (vi) outplacement services up to 15% of base salary.

The Plan provides for a gross-up payment for excise tax imposed by Section 4999 of the Code related to excess parachute payments. Upon a change of control or within five business days of Cooper-Standard Holdings Inc.'s board of directors' declaration that a change of control is imminent, the Plan requires funding of severance and gross-up amounts into a rabbi trust for the benefit of the affected executives. We will pay for any legal fees incurred by an executive associated with the interpretation, enforcement or defense of his or her rights under the Plan. Pursuant to the Plan, each executive is subject to a non-disclosure covenant at all times and a non-competition and non-solicitation covenant during employment and for two years following termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Cooper-Standard Holdings Inc. owns 100% of the issued and outstanding common stock of Cooper-Standard Automotive Inc., which in turn wholly owns, directly or indirectly, all of the subsidiary guarantor registrants. The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of March 30, 2005 by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc., (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group.

Name and beneficial owner	Number		Percent
The Cypress Group L.L.C. (1)	1,590,000		49.77%
The Goldman Sachs Group, Inc. (2)	1,590,000		49.77
James S. McElya	10,000	(5)		*
S.A. (Tony) Johnson	2,000			*
Kenneth L. Way	2,500			*
David P. Spalding (3)	—		—
Gerald F. Willinger (3)	—		—
Michael F. Finley (3)	—		—
Gerald J. Cardinale (4)	—		—
Jack Daly (4)	—		—
Larry J. Beard	—	(6)	—
Paul C. Gilbert	—	(6)	—
Edward A. Hasler	—	(6)	—
James W. Pifer	—	(6)	—
All directors and executive officers as a group (12 persons)	3,194,500		100%

*	less than 1%.

(1)	Includes 64,114 shares of common stock owned by Cypress Merchant Banking II C.V., 1,508,152 shares of common stock owned by Cypress Merchant Banking Partners II L.P., 14,554 shares of common stock owned by 55th Street Partners II L.P. (collectively, the "Cypress Funds") and 3,180 shares owned by Cypress Side-by-Side L.L.C. Cypress Associates II L.L.C. is the managing general partner of Cypress Merchant Banking II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P., and has voting and investment power over the shares held or controlled by each of these funds. Certain executives of The Cypress Group L.L.C., including Messrs. Jeffrey Hughes, James Singleton, David Spalding and James Stern, may be deemed to share beneficial ownership of the shares shown as beneficially owned by the Cypress Funds. Each of such individuals disclaims beneficial ownership of such shares. Cypress Side-By-Side L.L.C. is a sole member-L.L.C. of which Mr. James A. Stern is the sole member. The business address of these entities is c/o The Cypress Group L.L.C., 65 East 55th Street, New York, New York 10022.

(2)	The Goldman Sachs Group, Inc. ("GS Group") and certain affiliates, may be deemed to own beneficially and indirectly in the aggregate 1,590,000 shares of common stock which are owned directly or indirectly by investment partnerships, of which affiliates of the GS Group are the general partner or managing general partner. The GS Group and their respective beneficial ownership of shares of our common stock are: (a) GS Capital Partners 2000, L.P. 899,797 shares, (b) GS Capital Partners 2000 Offshore, L.P. 326,952 shares, (c) GS Capital Partners 2000 GmbH & Co. Beteiligungs KG 37,609 shares, (d) GS Capital Partners 2000 Employee Fund, L.P. 285,892 shares and (e) Goldman Sachs Direct Investment Fund 2000, L.P. 39,750 shares. The GS Group disclaims beneficial ownership of the shares owned directly or indirectly by its affiliates, except to the extent of their pecuniary interest therein, if any. The business address of these entities is c/o GS Capital Partners 2000, 85 Broad St., New York, New York 10004.

(3)	Mr. Spalding is the Vice Chairman of The Cypress Group L.L.C., Mr. Willinger is a Principal of The Cypress Group L.L.C. and Mr. Finley is a Managing Director of The Cypress Group L.L.C. Each of Messrs. Spalding, Willinger and Finley disclaim beneficial ownership of any shares held or controlled by the Cypress Funds or their affiliates.

(4)	Mr. Cardinale is a Managing Director and Partner in Goldman, Sachs & Co.'s Principal Investment Area. Mr. Daly is a Vice President in Goldman, Sachs & Co.'s Principal Investment Area. Each of Messrs. Cardinale and Daly disclaim beneficial ownership of any shares held or controlled by these entities or their affiliates.

(5)	In addition to the shares beneficially owned by Mr. McElya, he has also agreed, pursuant to a subscription agreement entered into at the time of the Acquisition, to purchase up to an additional 5,000 shares of CSA Acquisition Corp. with any amounts he may receive from Cooper Tire pursuant to certain bonus plans of and agreements with Cooper Tire. At Mr. McElya's option, the maximum amount of such shares purchased with amounts so received from Cooper Tire may be increased to a number not to exceed 12,000.

(6)	Pursuant to certain subscription agreements entered into at the time of the Acquisition, each of Messrs. Beard, Gilbert, Hasler and Pifer has also agreed to purchase shares of CSA Acquisition Corp. with any amounts they receive from Cooper Tire pursuant to certain bonus plans of and agreements with Cooper Tire. Depending upon the amounts received from Cooper Tire, such executive will purchase up to approximately 3,228 shares in the case of Mr. Beard, 3,009 shares in the case of Mr. Gilbert, 2,709 shares in the case of Mr. Hasler and 3,454 shares in the case of Mr. Pifer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with the Acquisition, Cooper-Standard Holdings Inc. entered into a stockholders agreement with entities affiliated with Cypress, entities affiliated with GS Capital Partners (each a "Sponsor Entity" and together the "Sponsor Entities") and certain members of senior management that provides for, among other things,

•	a right of the Sponsor Entities to designate a certain number of directors to Cooper-Standard Holdings Inc.'s board of directors for so long as they hold a certain amount of Cooper-Standard Holdings Inc.'s common stock. Cypress and GS Capital Partners each have the right to designate three members of our board of directors, the chief executive officer is designated as a member, and two outside directors are designated to the board;

•	certain limitations on transfers of Cooper-Standard Holdings Inc.'s common stock held by the Sponsor Entities for a period of five years after the completion of the Acquisition, after which, if Cooper-Standard Holdings Inc. has not completed an initial public offering, any Sponsor Entity wishing to sell any of its Cooper-Standard Holdings Inc.'s common stock must first offer to sell such stock to Cooper-Standard Holdings Inc. and the Sponsor Entities, provided that, if Cooper-Standard Holdings Inc. completes an initial public offering, any Sponsor Entity may sell pursuant to its registration rights as described below;

•	certain limitations on transfers of Cooper-Standard Holdings Inc.'s common stock held by management stockholders for a period of seven years after the completion of the Acquisition, after which, if Cooper-Standard Holdings Inc. has not undergone a "change of control" or completed a "qualified initial public offering" resulting in either the sale of at least 25% of the then outstanding shares of Common Stock of Cooper-Standard Holdings Inc. or in gross proceeds of at least 50% of Sponsor Entities' equity investment in Cooper-Standard Holdings Inc., any sale of Cooper-Standard Holdings Inc.'s common stock by a management stockholder is subject to a right of first refusal in favor of Cooper-Standard Holdings Inc.; provided that, if Cooper-Standard Holdings Inc. completes an initial public offering, any management stockholder may sell pursuant to "piggyback" registration rights as described below;

•	a consent right for the Sponsor Entities with respect to certain corporate actions;

•	the ability of the Sponsor Entities and management stockholders to "tag-along" their shares of Cooper-Standard Holdings Inc.'s common stock to sales by the Sponsor Entities, and the ability of the Sponsor Entities to "drag-along" Cooper-Standard Holdings Inc.'s common stock held by the other Sponsor Entities and management stockholders under certain circumstances;

•	the right of the Sponsor Entities and management stockholders to purchase a pro rata portion of all or any part of any new securities offered by Cooper-Standard Holdings Inc.; and

•	the right of Cooper-Standard Holdings Inc. and the Sponsor Entities to purchase the shares held by a management stockholder if a management stockholder's employment is terminated.

Registration Rights Agreement

In connection with the Acquisition, Cooper-Standard Holdings Inc. entered into a registration rights agreement with the Sponsor Entities and management stockholders pursuant to which the Sponsor Entities are entitled to certain demand and piggyback rights and the management stockholders are entitled to certain piggyback rights with respect to the registration and sale of Cooper-Standard Holdings Inc.'s common stock held by them.

Transaction Fee Agreement

In connection with the Transactions, affiliates of the Sponsors entered into transaction fee agreements with us relating to certain structuring and advisory services that affiliates of the Sponsors provided to us for aggregate transaction and advisory fees of $12 million that were paid upon closing of the Transactions. We agreed to indemnify the Sponsors and their respective affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction fee agreements and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the transaction fee agreements.

Agreements Related to the Acquisition

In addition to the stock purchase agreement, at the closing of the Acquisition, the parties entered into agreements governing certain relationships between and among the parties after the closing, including a transition services agreement and two supply agreements.

Transition Services Agreement.    Pursuant to the transition services agreement, Cooper Tire has agreed to provide services to Cooper-Standard Holdings Inc. on a basis generally consistent with the historical operations of Cooper Tire. These services include (1) treasury and risk management services until March 31, 2005 at no charge if the services necessitate less than 80 hours of work and are at a reasonable hourly rate thereafter; (2) payroll processing services until June 30, 2005 at fees of $65,000 per month through June 30, 2005 and $100,000 per month thereafter; (3) purchasing services for carbon black and/or natural rubber procurement through December 31, 2005 at a monthly fee of $10,000 per month; (4) learning center classes that are scheduled prior to the closing date; (5) group health and welfare plan coverage on a self-insured and insured basis under any employee benefit plans that we cannot replace until June 30, 2005, which we reimburse with respect to costs and administrative fees; (6) tax services until December 31, 2004 (June 30, 2005 for payroll-related tax services) at monthly fees between $1,000 and $3,000; and (7) information technology services until December 31, 2004 at no charge if less than 80 hours and at a reasonable hourly rate thereafter (and at monthly fee of $10,000 after December 31, 2004). The prices described above do not include Cooper Tire's reimbursable expenses, and Cooper-Standard Holdings Inc. reimburses Cooper Tire for all such reasonable out-of-pocket expenses incurred by Cooper Tire in connection with providing the services. Cooper-Standard Holdings Inc. may cancel any service upon thirty days' written notice of cancellation to Cooper Tire.

Supply Agreements.    Pursuant to the supply agreements, Cooper Tire and we have agreed to supply each other certain mixed rubber compounds as required. The pricing of the products reflects the standard cost plus a markup of 9.9%, adjusted for actual changes in the cost of the related raw materials. The supply agreements remain in effect until June 30, 2005, and are automatically renewed for successive six-month periods unless either party terminates at least ninety days prior to the expiration of the then current term.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

The senior credit facilities are provided by a syndicate of banks and other financial institutions led by Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Securities Inc., as joint lead arranger and joint bookrunner, Lehman Commercial Paper Inc., as syndication agent, Lehman Brothers Inc., as joint lead arranger and joint bookrunner, and Goldman Sachs Credit Partners L.P., UBS Securities LLC and The Bank of Nova Scotia, each as a co-documentation agent.

The senior credit facilities provide senior secured financing of up to $475 million, consisting of:

•	a C$61.535 million Term Loan A facility to our Canadian subsidiary, Cooper-Standard Automotive Canada Limited (the "Canadian Borrower") in Canadian dollars with a maturity of six years;

•	a $115 million Term Loan B facility to the Canadian Borrower in U.S. dollars with a maturity of seven years;

•	a $185 million Term Loan C facility to us in U.S. dollars with a maturity of seven years; and

•	$125 million of revolving credit facilities with a maturity of six years, $25 million of which is available to the Canadian Borrower in U.S. or Canadian dollars.

In addition, upon the occurrence of certain events, we or the Canadian Borrower may request additional term loan facilities and/or an increase to the existing term loan facilities in an amount not to exceed $250 million in the aggregate, subject to receipt of commitments by existing term loan lenders or other financing institutions and certain other conditions.

Cooper-Standard Automotive Inc. is the borrower under the Term Loan C facility and the U.S. dollar denominated revolving credit facility. The Canadian Borrower is borrower under the Term Loan A facility, the Term Loan B facility and the multicurrency revolving credit facility. The Term Loan A facility and a portion of the multicurrency revolving facility are obligations of the Canadian Borrower in Canadian dollars. The multicurrency revolving credit facility includes $5 million available for letters of credit and the U.S. dollar denominated revolving credit facility includes $40 million available for letters of credit. The U.S. dollar denominated revolving credit facility also provides for $20 million available for borrowings on same-day notice, referred to as the swingline loans. Undrawn amounts under the multicurrency revolving credit facility and the U.S. dollar denominated revolving credit facility are available on a revolving credit basis for general corporate purposes of the applicable borrower and its subsidiaries.

Interest Rate and Fees

Borrowings under the senior credit facilities denominated in U.S. dollars bear interest at a rate equal to an applicable margin plus, at our or the Canadian Borrower's option, as applicable, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas (or another bank of recognized standing reasonably selected by the administrative agent) and (2) the federal funds rate plus 0.5% or (b) LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs. Borrowings under the senior credit facilities denominated in Canadian dollars bear interest at a rate equal to an applicable margin plus, at the Canadian Borrower's option, either (a) an adjusted Canadian prime rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG, Canada Branch for commercial loans made in Canada in Canadian dollars and (2) the average rate per annum for Canadian dollar bankers' acceptances having a term of 30 days that appears on Reuters Screen CDOR Page plus 0.75% or (b) bankers' acceptances rate determined by reference to the average discount rate on bankers' acceptances as quoted on Reuters Screen CDOR Page or as quoted by certain Canadian reference lenders.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit fees.

Prepayments

The senior credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if our leverage ratio is less than 3.25 to 1.00 and to 0% if our leverage ratio is less than 2.50 to 1.00) of our excess cash flow for each fiscal year beginning with the fiscal year ending December 31, 2005;

•	100% of the net cash proceeds of asset sales and casualty and condemnation events, in each case if we do not reinvest those proceeds in assets to be used in our business within 360 days following the date of receipt of the net cash proceeds subject to certain limitations; and

•	100% of the net proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions.

We may voluntarily repay outstanding loans under the senior credit facilities, other than advances maintained as bankers' acceptances, at any time without premium or penalty, other than customary "breakage" costs with respect to certain eurocurrency or LIBOR loans.

Amortization

The Term Loan A facility amortizes in equal quarterly installments of C$1.538 million for the fiscal quarters in 2005 and 2006, C$2.308 million for the fiscal quarters in 2007 and 2008 and C$3.846 million for the fiscal quarters in 2009 and 2010.

The Term Loan B facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities.

The Term Loan C facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities.

Principal amounts outstanding under the revolving credit facilities will be due and payable in full at maturity, six years from the date of the closing of the senior credit facilities.

Guarantee and security

All obligations under the senior credit facilities are unconditionally guaranteed by Cooper-Standard Holdings Inc. and, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries, referred to collectively as U.S. Guarantors. In addition, all obligations of the Canadian Borrower under the senior credit facilities are unconditionally guaranteed by each existing and future direct and indirect wholly-owned Canadian subsidiary of Cooper-Standard Holdings Inc., referred to collectively, as Canadian Guarantors.

All obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all the assets of Cooper-Standard Holdings Inc., us and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of 100% of our capital stock, 100% of the equity interests of each U.S. Guarantor and 65% (or 100% in the case of equity interests securing obligations of the Canadian Borrower under the senior credit facilities) of the equity interests of each of our foreign subsidiaries that are directly owned by us or any one or more of the U.S. Guarantors; and

•	a security interest in substantially all tangible and intangible assets of Cooper-Standard Holdings Inc., us and each U.S. Guarantor.

In addition, the obligations of the Canadian Borrower under the senior credit facilities and Canadian guarantees of such obligations are, subject to certain exceptions, secured by the following:

•	a pledge of the equity interests of each direct and indirect subsidiary of the Canadian Borrower and each Canadian Guarantor; and

•	a security interest in substantially all tangible and intangible assets of the Canadian Borrower and each Canadian Guarantor.

Certain covenants and events of default

The senior credit facilities contain a number of covenants that, among other things, limit or restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell or otherwise dispose of assets;

•	incur additional indebtedness or guarantee obligations or issue preferred stock;

•	prepay or repay other indebtedness (including the Notes);

•	pay dividends and distributions, repurchase our capital stock or make other restricted payments;

•	create liens;

•	make investments, loans or advances;

•	make certain acquisitions;

•	engage in mergers, amalgamations or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the Notes and related documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the senior credit facilities require us to maintain the following financial covenants:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a maximum capital expenditures limitation.

The senior credit facilities also contain certain customary affirmative covenants and events of default, which include non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments and change of ownership or control.

DESCRIPTION OF THE NOTES

General

The outstanding 7% Senior Notes due 2012 (the "Senior Notes") were issued under an Indenture, dated December 23, 2004 (the "Senior Indenture"), among itself, the Guarantors and Wilmington Trust Company, as Trustee (the "Senior Note Trustee"). The 8 3/8% Senior Subordinated Notes (the "Senior Subordinated Notes") were also issued under an Indenture, dated December 23, 2004 (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), among itself, the Guarantors and Wilmington Trust Company, as Trustee (the "Subordinated Note Trustee" and, together with the Senior Note Trustee, the "Trustees"). The terms of a series of Notes include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading "—Certain Definitions." In this description, the word "Company" refers only to Cooper-Standard Automotive Inc. and not to any of its subsidiaries. Any reference to a "Noteholder" in this description refers to the holders of the Senior Notes and/or the Senior Subordinated Notes, as applicable.

The following description is only a summary of the material provisions of the Indentures and the Notes. You are urged to read the applicable Indentures and Notes because they, not this description, define your rights as Noteholders. You may request copies of the Indentures and/or the Notes at the Company's address set forth under the heading "Available Information."

Brief Description of the Notes

The Senior Notes

The Senior Notes are:

•	unsecured senior obligations of the Company;

•	effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than the Subsidiary Guarantors);

•	pari passu in right of payment with all existing and future senior Indebtedness of the Company;

•	senior in right of payment to all existing and future Subordinated Obligations of the Company; and

•	guaranteed on a senior basis by the Guarantors.

The Senior Subordinated Notes

The Senior Subordinated Notes are:

•	unsecured Senior Subordinated Indebtedness of the Company;

•	subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Notes and Obligations under the Credit Agreement;

•	senior in right of payment to any future Subordinated Obligations of the Company;

•	pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company; and

•	guaranteed on a senior subordinated basis by the Guarantors.

Principal, Maturity and Interest

The Senior Notes

On December 23, 2004, the Company issued $200.0 million of Senior Notes. Subject to the Company's compliance with the covenant described under the subheading "—Certain

Covenants—Limitation on Indebtedness," the Company may issue more Senior Notes from time to time under the Senior Indenture (the "Additional Senior Notes"). The Senior Notes and the Additional Senior Notes, if any, will be treated as a single class for all purposes of the Senior Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Senior Indenture and this "Description of the Notes," references to the Senior Notes include any Additional Senior Notes actually issued. The Senior Notes will mature on December 15, 2012.

Interest on the Senior Notes accrues at the rate of 7% per annum and is payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2005. The Company makes each interest payment to the holders of record of the Senior Notes on the immediately preceding June 1 and December 1.

The Senior Subordinated Notes

On December 23, 2004, the Company issued $350.0 million of Senior Subordinated Notes. Subject to the Company's compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness," the Company may issue more Senior Subordinated Notes from time to time under the Subordinated Indenture (the "Additional Subordinated Notes" and together with the Additional Senior Notes, the "Additional Notes"). The Senior Subordinated Notes and the Additional Subordinated Notes, if any, will be treated as a single class for all purposes of the Subordinated Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Subordinated Indenture and this "Description of the Notes," references to the Senior Subordinated Notes include any Additional Subordinated Notes actually issued. The Senior Subordinated Notes will mature on December 15, 2014.

Interest on the Senior Subordinated Notes accrues at the rate of 8 3/8% per annum and is payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2005. The Company makes each interest payment to the holders of record of the Senior Subordinated Notes on the immediately preceding June 1 and December 1.

Other Terms

The Company issued the Notes in denominations of $1,000 and any integral multiple of $1,000.

Interest on the Notes accrues from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after December 15, 2008, the Company will be entitled at its option to redeem all or a portion of the Senior Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record of Senior Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

On and after December 15, 2009, the Company will be entitled at its option to redeem all or a portion of the Senior Subordinated Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holder of record of the Senior

Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2009	104.188%
2010	102.792%
2011	101.396%
2012 and thereafter	100.000%

Prior to December 15, 2008, in the case of the Senior Notes, and December 15, 2009, in the case of the Senior Subordinated Notes, the Company may at its option redeem all or any portion of the Notes of the applicable series at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and any accrued and unpaid interest to, the redemption date (subject to the right of the applicable Noteholders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each applicable Noteholder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

"Applicable Premium" means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on December 15, 2008, in the case of a Senior Note, and December 15, 2009, in the case of a Senior Subordinated Note (such redemption price being described in the first or second paragraph, respectively, in this "—Optional Redemption" section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through such date (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

"Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 15, 2008, in the case of the Senior Notes, and December 15, 2009, in the case of the Senior Subordinated Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus in the case of clauses (i) and (ii) of this definition, 0.50%.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes from the redemption date to December 15, 2008, in the case of Senior Notes and comparable to the remaining term of the Senior Subordinated Notes from the redemption date to December 15, 2009, in the case of Senior Subordinated Notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 15, 2008 or December 15, 2009, as applicable.

"Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the applicable Trustee, Reference Treasury Dealer Quotations for such redemption date.

"Quotation Agent" means the Reference Treasury Dealer selected by the applicable Trustee after consultation with the Company.

"Reference Treasury Dealer" means Deutsche Bank and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. government securities dealers.

"Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the applicable Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Prior to December 15, 2007, the Company may at its option on one or more occasions to redeem (i) Senior Notes (which includes Additional Senior Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Senior Notes (which includes Additional Senior Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 107%, plus accrued and unpaid interest to the redemption date, and (ii) Senior Subordinated Notes (which include Additional Subordinated Notes, if any) in an aggregate amount not to exceed 35% of the aggregate principal amount of the Senior Subordinated Notes (which includes Additional Subordinated Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest to the redemption date, in each case, with the net cash proceeds from one or more Equity Offerings (provided that, if the Equity Offering is an offering by Parent, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company or used to acquire Capital Stock of the Company (other than Disqualified Stock) from the Company); provided, however, that:

(1)	at least 65% of such aggregate principal amount of Notes of the applicable series (which includes Additional Notes of the applicable series, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes of the applicable series held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection and Notice of Redemption

If the Company is redeeming less than all the Notes of any series at any time, the applicable Trustee will select Notes of such series on a pro rata basis to the extent practicable.

The Company will redeem Notes of $1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each applicable Noteholder to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new note of the same series in a principal amount equal to the unredeemed portion of the original note in the name of the Noteholder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Guaranties

The Guarantors jointly and severally guarantee the Company's obligations under the Senior Indenture and the Senior Notes on a senior basis and the Company's obligations under the Subordinated Indenture and the Senior Subordinated Notes on a senior subordinated basis. The obligations of each Guarantor under its Guaranties are limited as necessary to prevent those Guaranties from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related To the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes."

Each Guarantor that makes a payment under a Guaranty will be entitled, upon payment in full of all guarantied obligations under the applicable Indenture, to a contribution from each other Guarantor guaranteeing the related Notes in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Since Parent is a holding company with no significant operations, Parent Guaranties provide little, if any, additional credit support for the Notes and investors should not rely on the Parent Guaranties in evaluating the investment in the Notes.

If a Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guaranty could be reduced to zero. See "Risk Factors—Risks Related To the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes."

Pursuant to each Indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain Covenants—Merger and Consolidation" and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Guarantor, if such other Person is not the Company or a Guarantor, such Guarantor's obligations under the applicable Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the applicable Indenture. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released under an Indenture:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary thereunder;

(2)	at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under "—Certain Covenants—Future Guarantors;" or

(3)	if the Company exercises its legal defeasance option or its covenant defeasance option as described under "—Defeasance" or if its obligations under the applicable Indenture are discharged in accordance with the terms of such Indenture.

If at any time following the Issue Date, Parent is no longer Guaranteeing any Indebtedness of the Company (other than the applicable series of Notes) or any of the Restricted Subsidiaries, the applicable Parent Guaranty will be released upon presentation to the applicable Trustee of an Officers' Certificate to the effect that no such Guarantees exist or are contemplated at such time. If Parent thereafter shall enter into any Guarantee of any Indebtedness of the Company or any of its Restricted Subsidiaries, Parent shall execute and deliver to the applicable Trustee, at the same time such other Guarantee is provided, a Guaranty Agreement pursuant to which Parent will Guarantee payment of the applicable series of Notes on the same terms and conditions as those set forth in the applicable Indenture. In addition, if the Company exercises its legal defeasance option or its covenant defeasance option as described under "—Defeasance" under an Indenture or if its obligations thereunder are discharged in accordance with the terms thereof, the applicable Parent Guarantee will be released.

Ranking

Senior Notes

The indebtedness evidenced by the Senior Notes (a) is unsecured senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future senior Indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Notes) of the Company. The Senior Notes are also effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries (other than the Subsidiary Guarantors).

Each Guaranty in respect of Senior Notes is unsecured senior Indebtedness of the applicable Guarantor, ranks pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Notes) of such Guarantor. Such Guaranty is also effectively subordinated to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of each Subsidiary (other than the Subsidiary Guarantors).

Senior Subordinated Notes

The Indebtedness evidenced by the Senior Subordinated Notes is unsecured Senior Subordinated Indebtedness of the Company, is subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full in cash or Temporary Cash Investments when due of all existing and future Senior Indebtedness of the Company, including the Company's Obligations under the Senior Notes and the Credit Agreement, ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, and is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Subordinated Notes) of the Company. The Senior Subordinated Notes are also effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than the Subsidiary Guarantors).

Each Guaranty in respect of Senior Subordinated Notes (a) is unsecured Senior Subordinated Indebtedness of the applicable Guarantor, (b) is subordinated in right of payment, as set forth in the Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of such Person, including such Guarantor's obligations under its Guaranty of the Senior Notes and such Guarantor's guarantee Obligations in respect of the Credit Agreement, (c) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor and (d) is senior in right of payment to all existing and future Subordinated Obligations of such Guarantor. Each Guaranty is also effectively subordinated to any secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of each Subsidiary (other than the Subsidiary Guarantors).

However, the Subordinated Indenture provides that payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "—Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein, so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Subordinated Indenture described under "—Defeasance" below, and did not violate the subordination provisions of the Subordinated Indenture at the time such deposit was made.

Each Series of Notes

A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders

(if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the applicable Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the applicable Notes. Currently, only the Company's U.S. Subsidiaries are Subsidiary Guarantors. The Notes of each series, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of Subsidiaries of the Company (other than the Subsidiary Guarantors with respect to the applicable series of Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guaranties of each series of Notes. Such Subsidiary Guaranty, therefore, is effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although each Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

As of December 31, 2004, (i) the Senior Notes were (a) effectively subordinated to $360.3 million of secured Indebtedness and (b) senior in right of payment to approximately $350.0 million of subordinated Indebtedness and (ii) the Senior Subordinated Notes were subordinated to approximately $560.3 million of Senior Indebtedness. In addition, as of December 31, 2004, the Company had an additional $125.0 million of unused capacity under its Credit Agreement, all of which would have been effectively senior to the Senior Notes and senior to the Senior Subordinated Notes. As of December 31, 2004, on an actual basis, the Company's Subsidiaries that are not Subsidiary Guarantors had approximately $9.4 million of liabilities.

Payment of Senior Subordinated Notes

The payment of Obligations on, or relating to, the Senior Subordinated Notes is subordinated to the prior payment in full in cash or Temporary Cash Investments of all Senior Indebtedness of the Company, including any Senior Indebtedness Incurred after the Issue Date.

The Company is not permitted to pay Obligations on, or relating to, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under "—Defeasance" below with respect to the Senior Subordinated Notes and may not purchase, redeem or otherwise retire or acquire for cash or property any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if: any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due (a "Payment Default") unless the Payment Default has been cured or waived. Regardless of the foregoing, the Company is permitted to make the applicable payment in respect of the Senior Subordinated Notes if the Company and the Subordinated Note Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Senior Subordinated Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Subordinated Note Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Subordinated Note Trustee and the Company from the Person or Persons who gave such Blockage Notice; or

(2)	because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing.

Notwithstanding the provisions described in the preceding paragraph (but subject to the subordination provisions in the immediately succeeding paragraph), unless the holders of any

Designated Senior Indebtedness or the Representative of any Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, the Company is permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of non-Payment Defaults with respect to Designated Senior Indebtedness of the Company during such period. For purposes of this paragraph, no non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution, reorganization, bankruptcy or insolvency of or similar proceeding relating to the Company or its property:

(1)	the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Senior Subordinated Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Senior Subordinated Notes;

(2)	until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Senior Subordinated Notes may receive Permitted Junior Securities; and

(3)	if a payment or distribution is made to holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Subordinated Indenture upon the failure of the Company to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Subordinated Note Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein.

A Guarantor's obligations under its Guaranty related to the Senior Subordinated Notes, are senior subordinated obligations. As such, the rights of holders of Senior Subordinated Notes to receive payment by a Guarantor pursuant to its Guaranty related to the Senior Subordinated Notes are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company's Obligations under the Senior Subordinated Notes apply equally to a Guarantor and the Obligations of such Guarantor under its Guaranty related to the Senior Subordinated Notes.

By reason of the subordination provisions contained in the Subordinated Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Indebtedness of the Company, or a Guarantor, as the case may be, may recover more, ratably, than the holders of Senior Subordinated Notes.

The terms of the subordination provisions described above do not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Subordinated Note Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under "—Defeasance," so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Senior Subordinated Indenture described under "—Defeasance" below, and did not violate the subordination provisions of the Senior Subordinated Indenture at the time such deposit was made.

Change of Control

Under each Indenture, upon the occurrence of any of the following events (each a "Change of Control"), unless the Company has exercised its right to redeem all of the outstanding Notes of the applicable series as described under "—Optional Redemption," each holder of Notes of the applicable series shall have the right to require that the Company repurchase such Noteholder's Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of the applicable Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company or of Parent;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, the Company will mail a notice to each applicable Noteholder with a copy to each applicable Trustee (the "Change of Control Offer") stating:

(1)	that a Change of Control has occurred and that such Noteholder has the right to require the Company to purchase such Noteholder's Notes that will remain outstanding after giving effect to any redemption of Notes that the Company has elected to make as described under "—Optional Redemption" at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of applicable Noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Noteholder must follow in order to have its Notes of the applicable series purchased.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes of the applicable series validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent or the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations among Parent, the Company and the Initial Purchasers. Neither Parent nor the Company have any present intention to engage in a transaction involving a Change of Control, although it is possible that Parent and the Company could decide to do so in the future. Subject to the limitations discussed below, Parent or the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under either Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants— Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the applicable series of Notes then outstanding. Except for the limitations contained in such covenants, however, neither Indenture contains any covenants or provisions that may afford the holders of Notes issued thereunder protection in the event of a highly leveraged transaction.

The Credit Agreement prohibits the Company from purchasing any Notes and also provides that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder.

The Senior Indenture provides that in the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company may seek the consent of its lenders to purchase the Senior Notes or may attempt to refinance the borrowings that contain such prohibition. If such a consent is not obtained or borrowings repaid, the Company will remain prohibited from purchasing the Senior Notes. In such case, the Company's failure to offer to purchase the Senior Notes after any applicable notice and lapse of time would constitute a Default under the Senior Indenture, which would, in turn, constitute a default under the Credit Agreement.

The Subordinated Indenture provides that in the event a Change of Control occurs at a time when the Company is prohibited by the terms of any Senior Indebtedness from purchasing Senior Subordinated Notes, then prior to the mailing of the notice to holders of Senior Subordinated Notes but in any event within 30 days following any Change of Control, the Company undertakes to (1) repay in full all Obligations, and terminate all commitments, under the Credit Facilities and all other Senior Indebtedness, the terms of which require repayment and/or termination of commitments upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Credit Facilities and all other such Senior Indebtedness and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Senior Subordinated Notes. If such a consent is not obtained or borrowings repaid, the Company will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Company's failure to comply with the foregoing undertakings, after appropriate notice and lapse of time would result in a Default under the Subordinated Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Subordinated Indenture would likely restrict payment to the holders of Senior Subordinated Notes.

Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by Noteholders of their right to require the Company to repurchase its Notes of either series could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Noteholders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Noteholder may require the Company to make an offer to repurchase the Notes as described above.

The provisions under each Indenture relative to the Company's obligation to make an offer to repurchase the applicable Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes of the applicable series.

Certain Covenants

Each of the Indentures contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Company and any Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (x) $575.0 million less the sum of (i) all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and (ii) the aggregate principal amount of Indebtedness under Permitted Securitizations and (y) the sum of (i) 85% of (A) the consolidated book value of the accounts receivable of the Company and the Restricted Subsidiaries less (B) the aggregate principal amount of Indebtedness under Permitted Securitizations with respect to any SPE Subsidiary that is a consolidated entity in accordance with GAAP and (ii) 60% of the consolidated book value of the inventories of the Company and the Restricted Subsidiaries;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee thereon, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the applicable Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee thereon, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty related to such series of Notes;

(3)	the Senior Notes, the Senior Subordinated Notes and the Exchange Notes (other than any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (a) the Consolidated Coverage Ratio would not be less than immediately prior to such transactions or (b) the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) under "—Limitation on Indebtedness" or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)	Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes) (1) consists of Interest Rate Agreements (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(8)	the Incurrence of Indebtedness in respect of workers' compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers' acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees or other similar obligations, in each case in the ordinary course of business;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)	Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of the applicable Indenture;

(11)	Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and Refinancing Indebtedness in respect thereof in an aggregate principal amount which, when added together with the amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (11), does not exceed 5% of Consolidated Net Tangible Assets;

(12)	Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $50.0 million;

(13)	Permitted Securitizations; and

(14)	Indebtedness of the Company or of any of the Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $40.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (1) any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the applicable series of Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations or (2) under the Subordinated Indenture only, any Senior Subordinated Indebtedness (other than the Senior Subordinated Notes) unless such Indebtedness shall be Senior Subordinated Indebtedness or shall be subordinated to both series of Notes, as applicable.

(d) For purposes of determining compliance with this covenant:

(1)	any Indebtedness outstanding under the Credit Agreement on the date of the Indentures after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in clauses (a) and (b) above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3)	the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above, and with respect to any Indebtedness Incurred pursuant to any specific clause under paragraph (b) above, the Company may after such Indebtedness is Incurred reclassify all or a portion of such Indebtedness under a different clause of paragraph (b); and

(4)	Indebtedness Incurred under clauses (11), (12) or (14) of paragraph (b) of this covenant shall be reclassified automatically as having been incurred pursuant to paragraph (a) of this covenant if at any date after such Indebtedness is Incurred; such Indebtedness could have been Incurred under paragraph (a) of this covenant, but only to the extent such Indebtedness could have been so Incurred;

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. If Refinancing Indebtedness is Incurred to refinance Indebtedness that is denominated in a non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; except to the extent that such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and the Subsidiary Guarantors may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering (Subordinated Indenture Only)

The Subordinated Indenture provides that, notwithstanding anything to the contrary, the Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, the Senior Subordinated Notes. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness (other than intercompany indebtedness) that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor's Subsidiary Guaranty of the Senior Subordinated Notes, or is subordinated in right of payment to such Subsidiary Guaranty. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Liens (Senior Indenture Only)

The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Senior Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guaranty of the Senior Notes of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guaranty will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it related or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Limitation on Liens (Subordinated Indenture Only)

The Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Subordinated Indenture or thereafter acquired, securing any Indebtedness of the Company or any Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Senior Subordinated Notes or such Subsidiary Guarantor's Subsidiary Guaranty thereof (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Subordinated Notes or, in respect of Liens or any Restricted Subsidiary's property or assets, any Subsidiary Guaranty of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Senior Subordinated Notes or any such Subsidiary Guaranty will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;" or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (except as specifically excluded in paragraph (b) of this covenant) would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2005 to the end of the most recent fiscal quarter ended for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	the sum of (x) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock or Excluded Contributions) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), (y) 100% of the Fair Market Value of property constituting Additional Assets or Temporary Cash Investments received (including by way of merger) by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for, or as a capital contribution in respect of, Capital Stock (other than Disqualified Stock) of the Company (other than any such property received from a Subsidiary of the Company); provided that if the Fair Market Value of any Additional Assets exceeds $25.0 million such Fair Market Value shall be confirmed by an Independent Qualified Party and (z) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company's consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the sum of (i) 100% of the cash and Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary from repurchases, repayments or redemptions of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person, and (ii) to the extent such Person is an Unrestricted Subsidiary, the Fair Market Value of the Company's and its Restricted Subsidiaries' Investment in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; or is merged into or consolidated or amalgamated with or into, or transfers or conveys its assets to, the Company or a Restricted Subsidiary of the Company;

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness" and, solely in the Subordinated Indenture, the covenant described under "—Limitation on Layering (Subordinated Indenture Only);" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)	(x) the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors, former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of (i) agreements (including employment agreements) or (ii) plans (or amendments thereto) approved by the Board of Directors of the Company, in each case, under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock and (y) dividends to Parent to be used by Parent to execute the transactions described in clause (x); provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed the sum of (A) $3.0 million in any fiscal year, provided that any amount not so used in any fiscal year may be used in the next fiscal year and that the aggregate amount used pursuant to this clause (A) shall not exceed $15.0 million, (B) the Net Cash Proceeds from the sale of Capital Stock to members of management, consultants, former consultants or directors of the Company and its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above) and (C) the cash proceeds of any "key man" life insurance policies that are used to make such repurchases; provided further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale and pursuant to this clause (4) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; provided further, however, that notwithstanding anything to the contrary, the amount of such Restricted Payments made to James McElya may be up to $5.0 million both in any single fiscal year and in the aggregate;

(5)	the declaration and payments of dividends on Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors issued pursuant to the covenant described under "—Limitation on Indebtedness;" provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments to the extent they are deducted in calculating Consolidated Net Income;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations (with respect to each series of Notes) of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the applicable Indenture) has made a Change of Control Offer with respect to the applicable Notes as a result of such Change of Control and has repurchased all such Notes validly tendered and not withdrawn in connection with such Change of Control Offer; providedfurther, however, each Indenture shall provide that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9)	payments of intercompany Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "—Limitation on Indebtedness;" provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10)	dividends or distributions to Parent (x) to be used by Parent solely to pay its fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Parent in the ordinary course of its business; and (y) in amounts equal to amounts required by Parent to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Subsidiary Guarantors and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under "—Limitation on Indebtedness;" provided that such dividends shall be excluded in the calculation of the amount of Restricted Payments to the extent deducted in calculating Consolidated Net Income;

(11)	dividends, distributions or advances to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arising as a result of) the operations of the Company and the Restricted Subsidiaries; provided, however, that such dividends pursuant to this clause (11) are used by Parent for such purposes within 10 days of the receipt of such dividends; provided further, however, that such dividends shall be included in the calculation of the amount of Restricted Payments to the extent not deducted in calculating Consolidated Net Income;

(12)	without duplication as to amounts distributable with respect to taxes under clause (11) above, in the event Parent or the Company becomes a pass-through or disregarded entity for U.S. federal income tax purposes, Tax Distributions to members of Parent or the Company, as applicable, in an amount, with respect to any period after the last day of the fiscal quarter preceding the issuance of the Notes in 2004, not to exceed the Tax Amount for such period;

(13)	cash dividends or other distributions on the Company's Capital Stock used to, or the making of loans to Parent to, fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates, to the extent the payment of such fees and expenses are permitted by the covenant described under "—Limitation on Affiliate Transactions;" provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments to the extent deducted in calculating Consolidated Net Income;

(14)	the payment of dividends or distributions on the Company's common equity of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to equity capital of the Company by Parent from any public Equity Offering; provided, however, that such dividends or distributions shall be included in the calculation of Restricted Payments; provided, further, however, that at the time of payment of such dividends or distribution, no Default shall have occurred and be continuing (or result therefrom);

(15)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiaries; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(16)	Investments that are made with Excluded Contributions; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; and

(17)	so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (17) since the Issue Date not to exceed $20 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than those made in cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (directly or indirectly) to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (b) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c):

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable on the whole to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness permitted to be Incurred under the applicable Indenture, or any agreement pursuant to which such Indebtedness was issued;

(F)	restrictions or conditions governing any Indebtedness incurred in connection with Permitted Securitizations that were permitted under clause (13) of paragraph (b) of the covenant described under "—Limitation on Indebtedness" if such restrictions or conditions apply only to the Receivables and the Related Assets that are the subject of the Permitted Securitization, and restrictions or conditions imposed on any SPE Subsidiary in connection with any Permitted Securitization;

(G)	provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Company's Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(H)	restrictions on cash, Temporary Cash Investment or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(I)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(J)	any restriction arising under applicable law, regulation or order; and

(K)	any encumbrance or restriction existing under or by reason of the Credit Facilities;

(2) with respect to clause (c) only:

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(C)	non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business; and

(D)	encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary, provided such encumbrances were not put in place in anticipation of such acquisition; and

(3)	any encumbrances or restrictions of the type referred to in clause (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in paragraphs (1) and (2) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (other than with respect to the Credit Facilities) are, in the good faith judgment of the Company, no more restrictive on the whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition (in one or more related transactions), unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A)	to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Indebtedness under the Credit Facilities in the case of the Senior Indenture, or Senior Indebtedness in the case of the Subordinated Indenture, in each case of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	to the extent the Company elects to make an offer to the applicable Noteholders (and (x) under the Senior Indenture, to holders of pari passu Indebtedness of the Company, or (y) under the Subordinated Indenture, to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes of the applicable series (and (x) under the Senior Indenture, to holders of other Senior Indebtedness of the Company designated by the Company, or (y) under the Subordinated Indenture, to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) within one year from the later of the date of such Asset Disposition or receipt of such Net Available Cash pursuant to and subject to the conditions contained in the applicable Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first paragraph of this covenant within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, shall be used for the purpose contemplated in clause (a)(3)(C) of such paragraph. Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not otherwise applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	Temporary Cash Investments;

(2)	the assumption or discharge of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness other than, in each case, Indebtedness constituting Subordinated Obligations, in connection with such Asset Disposition;

(3)	securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion within 90 days of the receipt of such securities; and

(4)	any Additional Assets (so long as such Additional Assets are acquired for Fair Market Value in connection with the transaction giving rise to such Asset Disposition; provided, however, that the determination of Fair Market Value must be based on an opinion or appraisal issued by an Independent Qualified Party if such Fair Market Value exceeds $25.0 million), which Additional Assets shall be deemed to have been acquired pursuant to clause (3) (B) of the first paragraph of this covenant in connection with such Asset Disposition.

(b) Under the Senior Indenture, in the event of an Asset Disposition that requires the purchase of Senior Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Senior Notes tendered pursuant to an offer by the Company for the Senior Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Senior Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Senior Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

Under the Subordinated Indenture, in the event of an Asset Disposition that requires the purchase of Senior Subordinated Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Senior Subordinated Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Subordinated Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Senior Subordinated Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Senior Subordinated Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") involving aggregate consideration in excess of $1.0 million, either directly or indirectly, unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, taken as a whole, than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company; and

(3)	if such Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Permitted Investment or Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments;"

(2)	any payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefit plans, stock options and stock ownership plans in the ordinary course of business or consistent with past practice;

(3)	loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees to, and indemnity provided on behalf of, directors, officers, employees and consultants of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

(5)	any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	payment to Cypress Group L.L.C. and GS Capital Partners 2000, L.P. and any of their respective Affiliates of (x) monitoring or management, consulting, advisory or similar fees in an aggregate amount not to exceed $4.0 million in any fiscal year (plus reasonable out-of-pocket expenses incurred in connection therewith) and (y) fees in respect of financial advisory, financing, underwriting or placement services or in respect of other investment banking activities with respect to any completed transaction, including any acquisitions or divestitures, which payments do not exceed 1.5% of the value of such completed transaction (including, without limitation, fees paid in connection with the Transactions) and have been approved as evidenced by a resolution of the Board of Directors of the Company;

(7)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company and the granting and performance of registration rights;

(8)	pledges of Capital Stock of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries; and

(9)	any agreement as in effect on the Issue Date and described in the offering memorandum, dated December 16, 2004 relating to the notes, or any renewals or extensions of any such agreement (so long as such renewals or extensions, taken as a whole, are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the applicable Trustee, in form satisfactory to the applicable Trustee, all the obligations of the Company under the applicable Notes and the applicable Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness" or (b) the Consolidated Coverage Ratio for the Successor Company would not be less than immediately prior to such transaction; and

(4)	the Company shall have delivered to the applicable Trustee an Officers' Certificate and an

Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture.

provided, however, that clauses (2) and (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company or the Successor Company (if not the Company) is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the applicable Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the applicable Trustee, all the obligations of such Subsidiary, if any, under its applicable Subsidiary Guaranty and the applicable Indenture;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the applicable Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the applicable Indenture.

(c) Pursuant to each Indenture, so long as the applicable Parent Guaranty is in effect, Parent will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the applicable Parent Guaranty; and

(2)	the Company delivers to the applicable Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the applicable Indenture.

Future Guarantors

The Company will cause each domestic Restricted Subsidiary that Guarantees the Credit Facilities, to at the same time, execute and deliver to the applicable Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the applicable series of Notes on the same terms and conditions as those set forth in the applicable Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustees and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing, in all material respects, all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. Notwithstanding the foregoing, the Company may satisfy such requirements by filing with the SEC the registration statement of which this prospectus is a part or a shelf registration statement covering resales of the outstanding notes, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustees and Noteholders with such registration statement (and any amendments thereto) promptly following the filing thereof.

In addition, in the event that:

(a) the rules and regulations of the SEC permit a parent entity to report at such parent entity's level on a consolidated basis and

(b) such parent entity is not engaged in any business in any material respect other than incidental to its ownership of the capital stock of the Company,

such consolidated reporting by such parent entity in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Noteholders and to prospective investors, upon the requests of such Noteholders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

The following events are defined in each Indenture as an Event of Default with respect to the applicable series of Notes:

(1)	a default in the payment of interest on the Notes of such series when due, continued for 30 days;

(2)	a default in the payment of principal of any Note of such series when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company or Parent to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above;

(4)	the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes validly tendered) or under "—Certain Covenants" under "—Limitation on Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes validly tendered), "—Limitation on Affiliate Transactions," "—Limitation on Line of Business," "—Future Guarantors," or "—SEC Reports;"

(5)	the failure by the Company or any Significant Subsidiary to comply for 60 days after notice with its other agreements contained in the applicable Indenture;

(6)	Indebtedness of the Company, any Significant Subsidiary (other than Indebtedness owing to the Company or any Restricted Subsidiary) is not paid within any applicable grace period after its final stated maturity or is accelerated, or in the case of a Permitted Securitization, terminated (except voluntary termination), by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated, or terminated in the case of a Permitted Securitization, exceeds $17.5 million (the "cross acceleration provision");

(7)	certain events of bankruptcy, insolvency or reorganization of Parent (so long as the Parent Guaranty is in effect), the Company or any Significant Subsidiary (the "bankruptcy provisions");

(8)	any judgment or decree for the payment of money in excess of $17.5 million (net of any amounts that are covered by insurance or bonded, treating any deductibles, self-insurance or retention as not so covered) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

(9)	the Parent Guaranty or any Subsidiary Guaranty of any Significant Subsidiary with respect to the applicable Notes ceases to be in full force and effect (other than in accordance with the terms of such Parent Guaranty or Subsidiary Guaranty) or Parent or a Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guaranty or its Subsidiary Guaranty.

However, with respect to either Indenture, as the case may be, a Default under clauses (4) and (5) will not constitute an Event of Default thereunder until the applicable Trustee or the holders of 25% in principal amount of the outstanding Notes of the applicable series notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the applicable Trustee or the holders of at least 25% in principal amount of the outstanding Notes of the applicable series may declare the principal of and accrued but unpaid interest on all the applicable Notes to be due and payable by notice in writing to the Company and (if applicable) the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"). Upon proper delivery of such Acceleration Notice, such principal and interest shall be due and payable immediately; provided, however, that so long as any Designated Senior Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the receipt by the Company and the Representative of the Designated Senior Indebtedness of such Acceleration Notice and (2) the day on which any Designated Senior Indebtedness is accelerated. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustees or any Noteholders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of a series may rescind any such acceleration with respect to the Notes of such series and its consequences.

Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, the applicable Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders of the applicable Notes unless such holders have offered to the applicable Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Notes of a series may pursue any remedy with respect to the applicable Indenture or such Notes unless:

(1)	such Noteholder has previously given the applicable Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding applicable Notes have requested the applicable Trustee to pursue the remedy;

(3)	such Noteholders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the applicable Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding applicable Notes have not given the applicable Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of the applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on the applicable Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the applicable Trustee determines is unduly prejudicial to the rights of any other Noteholder or that would involve the applicable Trustee in personal liability.

If a Default occurs, is continuing and is known to the applicable Trustee, the applicable Trustee must mail to each applicable Noteholder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any related Note, the applicable Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the applicable Noteholders. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, each Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes issued thereunder and then outstanding (including consents obtained in connection with a tender offer or exchange for such Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes issued thereunder and then outstanding (including consents obtained in connection with a tender offer or exchange for such Notes). However, without the consent of each holder of an outstanding applicable Note affected thereby, an amendment or waiver may not (with respect to any applicable Notes held by a non-consenting applicable Noteholder), among other things:

(1)	reduce the amount of such Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any such Note;

(3)	reduce the principal of or change the Stated Maturity of any such Note;

(4)	reduce the amount payable upon the redemption of any such Note or change the time at which any such Note may be redeemed as described under "—Optional Redemption" above;

(5)	make any such Note payable in money other than that stated in such Note;

(6)	impair the right of any applicable Noteholder to receive payment of principal of and interest on such Noteholder's Notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Noteholder's Notes of such series;

(7)	make any change in the amendment provisions which require each applicable Noteholder's consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any such Note that would adversely affect the applicable Noteholders; or

(9)	make any change in, or release other than in accordance with the applicable Indenture, any related Subsidiary Guaranty of a Significant Subsidiary that would adversely affect the applicable Noteholders.

Notwithstanding the preceding, the Company, the Guarantors and the applicable Trustee may amend each Indenture without the consent of any Noteholder:

(1)	to cure any ambiguity, omission, defect, mistake or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of Parent, the Company, or any Subsidiary Guarantor under such Indenture;

(3)	to provide for uncertificated Notes of the applicable series in addition to or in place of certificated Notes of the applicable series (provided that the uncertificated Notes of the applicable series are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes of the applicable series are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the applicable Notes, including any Subsidiary Guaranties, or to secure the applicable Notes;

(5)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the applicable Noteholders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any applicable Noteholder;

(7)	to comply with any requirement of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act; or

(8)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of the applicable Notes; provided, however, that (a) compliance with such Indenture as so amended would not result in such Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of the applicable Noteholders to transfer the applicable Notes.

However, no amendment to or waiver of the subordination provisions of the Subordinated Indenture (or the component definitions used therein) may be made without the consent of the holders of Senior Indebtedness of the Company and the Guarantors (or their Representative).

The consent of the applicable Noteholders is not necessary under an Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under an Indenture becomes effective, the Company is required to mail to the applicable Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all applicable Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Noteholder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of an Indenture or the Notes unless such consideration is offered to all applicable Noteholders and is paid to all applicable Noteholders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Satisfaction and Discharge

When the Company (1) delivers to the applicable Trustee all outstanding applicable Notes for cancellation or (2) all outstanding applicable Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), the Company irrevocably deposits with the applicable Trustee funds sufficient to pay at maturity or upon redemption all outstanding applicable Notes, including interest thereon to maturity or such redemption date, and if in either case the Company pays all other sums payable under the applicable Indenture by it, then the applicable Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

Each Indenture provides that at any time, the Company may terminate all of its obligations under the applicable Notes and the applicable Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the applicable Notes, to replace mutilated, destroyed, lost or stolen Notes of the applicable series and to maintain a registrar and paying agent in respect of such Notes.

In addition, under each Indenture, at any time the Company may terminate its obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Parent and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option under an Indenture, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option under an Indenture, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Parent and Significant Subsidiaries) (8) or (9) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option under an Indenture, each Guarantor will be released from all of its obligations with respect to the related Guaranty.

In order to exercise either of the Company's defeasance options, it must irrevocably deposit in trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations for the payment of principal and interest on the applicable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that applicable Noteholders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under each of the Indentures and has been appointed as registrar and paying agent with regard to the Notes.

Each Indenture contains certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding Notes under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any applicable Noteholder, unless such Noteholder shall have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the applicable Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company or any Guarantor under the Notes, any Guaranty or Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indentures and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

"Acquisition" means the purchase by Parent of the Company and certain other subsidiaries of Cooper Tire & Rubber Company and Cooper Tyre & Rubber Company UK Limited. "Additional Assets" means:

(1)	any property, plant or equipment used in a Related Business, including improvements, through capital expenditures or otherwise, relating thereto (whether previously owned or acquired at the time such improvements are being made);

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

"Additional Notes" means any Additional Senior Notes and any Additional Subordinated Notes, as applicable.

"Additional Senior Notes" means any Senior Notes issued after the Issue Date.

"Additional Subordinated Notes" means any Senior Subordinated Notes issued after the Issue Date.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation;"

(C) any disposition that constitutes a Change of Control;

(D) a disposition of assets with a Fair Market Value of less than $2.0 million;

(E) a disposition of cash or Temporary Cash Investments;

(F) sales or other dispositions of obsolete, uneconomical, negligible, worn-out or surplus assets in the ordinary course of business (including equipment and intellectual property);

(G) sales, transfers and other dispositions of Receivables and Related Assets (as defined in the definition of "Permitted Securitization") pursuant to Permitted Securitizations;

(H) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(I) any sale, transfer or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.)

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) (discounted at the interest rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such interest rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Senior Subordinated Notes, compounded annually); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

"Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

"Bank Indebtedness" means all Obligations pursuant to, or in respect of, the Credit Agreement.

"Board of Directors" with respect to a Person means the Board of Directors of such Person (or, if such Person is (i) a limited liability company, the manager of such company and (ii) a partnership, the board of directors or other governing body of the general partner of such Person) or any committee thereof duly authorized to act on behalf of such Board of Directors.

"Business Day" means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the city in which the headquarters of the Company are located.

"Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

"Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodities Agreement" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment or acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurodollar interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

If any Indebtedness has been incurred under a revolving credit facility or revolving advances with respect to any Permitted Securitization and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries included in the Company's consolidated income statement in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	to the extent included in the calculation of net income under GAAP, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

(6)	to the extent included in the calculation of net income under GAAP, net payments pursuant to Hedging Obligations;

(7)	dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor, in each case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of any Indebtedness of any Person other than the Company or any Restricted Subsidiary;

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or any Subsidiary Guarantor) in connection with Indebtedness Incurred by such plan or trust; and

(11)	commissions, discounts, yield and other fees and charges incurred in connection with Permitted Securitizations during such period which are payable to any Person other than the Company or a Subsidiary Guarantor and that are comparable to or in the nature of interest under any Permitted Securitization, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a "true sale" (other than any one time financing fees paid upon entering into any Permitted Securitization);

and less, (1) to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and (B) the amortization during such period of other capitalized financing costs as determined in good faith by the chief financial officer of the Company and (2) interest income for such period.

"Consolidated Net Income" means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income (or loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (5) below,(i) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person (or to the extent promptly converted into cash) during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (ii) any dividend, distribution or other payments in respect of Capital Stock paid in cash by such Person to the Company or a Restricted Subsidiary thereof in excess of the amount included in clause (i) (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or any Restricted Subsidiary;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary in any transaction accounted for in a manner similar to a pooling of interests for any period prior to the date of such acquisition;

(3)	solely for the purpose of calculating the amount available for Restricted Payments under clause (a)(3) of "—Certain Covenants—Limitation on Restricted Payments," any net income of any Restricted Subsidiary if such Restricted Subsidiary is not a Subsidiary Guarantor and is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions in respect of its Capital Stock by such Restricted Subsidiary, directly or indirectly, to the Company (but, in the case of any Foreign Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by the Company from such Foreign Subsidiary (with the amount of cash readily procurable from such Foreign Subsidiary being determined in good faith by the chief financial officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise (without duplication from clause (1))); provided that, subject to the exclusion contained in clause (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Subsidiary Guarantor as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause (3));

(4)	the Company's equity in a net loss of any such Restricted Subsidiary for such period except to the extent such loss has been funded with cash from the Company or any Subsidiary Guarantor;

(5)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(6)	any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge, including, without limitation, any severance expense, restructuring charges, and fees, expenses or charges related to any offering of Capital Stock of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges and related to the Transactions;

(7)	the cumulative effect of a change in accounting principles;

(8)	any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141;

(9)	any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries;

(10)	any one-time non-cash charges (such as capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to or after the Issue Date; and

(11)	accruals and reserves that are established within twelve months after the Acquisition's closing date and that are so required to be established as a result of the Transactions in accordance with GAAP;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

"Consolidated Net Tangible Assets" as of any date of determination, means the Total Assets of the Company and the Restricted Subsidiaries after giving effect to purchase accounting and after deducting therefrom the consolidated current liabilities of the Company and the Restricted Subsidiaries and, to the extent otherwise included, the amounts of:

(1)	minority interests in Restricted Subsidiaries held by Persons other than the Company of a Restricted Subsidiary;

(2)	excess of cost over fair value of assets of business acquired, as determined in good faith by the Board of Directors;

(3)	any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(4)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5)	treasury stock;

(6)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in the consolidated current liabilities of the Company and the Restricted Subsidiaries; and

(7)	Investments in Unrestricted Subsidiaries.

"Consolidated Senior Secured Debt" for the purposes of the Senior Indenture, means, at any time, as determined at such time, without duplication, the sum of (1) the aggregate principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by a Lien on the assets of the Company or any Restricted Subsidiary other than Indebtedness of any Foreign Subsidiary permitted to be incurred under clause (11) under "—Certain Covenants—Limitation on Indebtedness" and (2) the aggregate principal amount of any Permitted Securitizations.

"Consolidated Senior Secured Leverage Ratio" for the purposes of the Senior Indenture means as of any date, the ratio of Consolidated Senior Secured Debt on such date to EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available (the "Four Quarter Period") prior to the date of the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio. In addition to and not in limitation of the foregoing, for the purposes of this definition, "Consolidated Senior Secured Debt" shall be calculated after giving pro forma effect to any Incurrence of Indebtedness on the applicable Transaction Date and the use of proceeds therefrom, and:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio is an Incurrence of Indebtedness, or both, EBITDA for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such Four Quarter Period (including by the sale of Capital Stock of any Restricted Subsidiary whereby the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio, EBITDA for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such Four Quarter Period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such Four Quarter Period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such Four Quarter Period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such Four Quarter Period;

(4)	if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment or acquisition of assets occurring in connection with a transaction requiring a calculation of the Consolidated Senior Secured Leverage Ratio to be made hereunder, EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such Four Quarter Period; and

(5)	if since the beginning of such Four Quarter Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, EBITDA for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income, earnings or EBITDA relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company.

"Credit Agreement" means the senior debt facilities under the Credit Agreement to be entered into by and among, Parent, the Company, certain of its Subsidiaries, the lenders referred to therein, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., The Bank of Nova Scotia and UBS Securities LLC, each as Co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

"Credit Facilities" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit, bank guaranties or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Senior Indebtedness," as defined in the Subordinated Indenture, with respect to a Person means:

(1)	the Bank Indebtedness; and

(2)	any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $50.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Subordinated Indenture.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is redeemable or must be purchased upon the occurrence of certain events or otherwise at the option of the holder, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the applicable Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" (each defined in a substantially similar manner to the corresponding definitions in the applicable Indenture) occurring prior to the first anniversary of the Stated Maturity of the applicable Notes shall not constitute Disqualified Stock if any such requirement only becomes operative after compliance with such terms applicable to such Notes, including the purchase of any such Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the applicable Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

"EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income and otherwise without duplication:

(1)	all tax expense of the Company and its consolidated Restricted Subsidiaries for taxes based on income, profits or capital, including without limitation state, franchise and similar taxes (including state franchise taxes), of such Person and its Restricted Subsidiaries or, if applicable, the Tax Amount, for such period;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4)	all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business);

(5)	any non-recurring fees, cash charges and other cash expenses made or incurred by the Company and its consolidated Restricted Subsidiaries in connection with the Transactions that are paid or otherwise accounted for within 90 days of the Issue Date in an aggregate amount not to exceed $55.0 million; and

(6)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness and Hedging Obligations.

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (x) a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (y) in the case of any Foreign Subsidiary, a corresponding amount of cash is readily procurable by the Company from such Foreign Subsidiary (as determined in good faith by the chief financial officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of "Consolidated Net Income," such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (y).

"Equity Offering" means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or Parent, as applicable (other than Disqualified Stock), other than public offerings with respect to Parent's, the Company's or such direct or indirect parent company's common stock registered on Form S-8 and any such public or private sale that constitutes an Excluded Contribution.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

"Exchange Notes" means the debt securities of the Company issued pursuant to an Indenture in exchange for, and in an aggregate principal amount equal to, the Notes or Additional Notes issued thereunder, in compliance with the terms of a registration rights agreement, or any similar agreement or otherwise.

"Excluded Contributions" means the Net Cash Proceeds received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (a)(3) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments."

"Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company and (i) in the event of transactions involving a Fair Market Value of more than $5.0 million, set forth in an Officer's Certificate, and (ii) in the event of transactions involving a Fair Market Value of more than $10.0 million, as determined by the Board of Directors of the Company (unless otherwise provided in the Indenture).

"Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantors" means Parent and the Subsidiary Guarantors.

"Guaranty" means the Parent Guaranty and the Subsidiary Guaranties.

"Guaranty Agreement" means a supplemental indenture entered into after the Issue Date, in a form satisfactory to the applicable Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the applicable Notes on the terms provided for in the applicable Indenture.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

"Incur" means issue, assume, Guarantee, incur, acquire or otherwise become liable (contingently or otherwise) for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness":

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	the balance of deferred and unpaid purchase price of property or services, of such Person and all obligations of such Person under any title retention agreement (but, in each case, excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business); provided that any Indebtedness Incurred to pay or otherwise discharge such obligations shall constitute Indebtedness;

(4)	the principal component of all obligations of such Person in respect of any letter of credit, bankers' acceptance or similar credit transaction (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person that is not a Subsidiary Guarantor, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(8)	all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets at such date of determination and the amount of the obligation so secured; and

(9)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount of any Permitted Securitization.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing or similar obligations; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

Notwithstanding the foregoing, for purposes of the definitions of "Obligations" and "Senior Indebtedness" as used herein (and only such definitions), the term "Indebtedness" shall include (i) all obligations of such Person in respect of any letter of credit, bankers' acceptance or similar credit transaction (including reimbursement obligations and fees with respect thereto), (ii) all Hedging Obligations of such Person and (iii) all obligations of such Person pursuant to any Commodities Agreement.

"Indentures" means the Senior Indenture and the Subordinated Indenture, unless the context otherwise requires.

"Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

"Initial Purchasers" means Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Senior Subordinated Notes.

"Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate collar agreement, interest rate hedge agreement, interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments:"

(1)	"Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

"Issue Date" means the first date on which the Notes are originally issued.

"Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease, in and of itself, be deemed to constitute a Lien.

"Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

"Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Noteholder" means the Person in whose name a Note is registered on the applicable Registrar's books.

"Notes" means the Senior Notes and Senior Subordinated Notes, unless the context otherwise requires.

"Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness (including interest and fees accruing on or after the filing of any petition with respect to any bankruptcy, insolvency or reorganization of any obligor at the rate provided for in the documentation with respect thereto, whether or not a claim for post-filing interest and fees is allowed under applicable law).

"Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

"Officers' Certificate" means a certificate signed by an Officer.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the applicable Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Parent" means Cooper-Standard Holdings Inc. All references to Parent shall include, unless the context requires otherwise, any entity that directly or indirectly owns all of the Company's Voting Stock.

"Parent Guaranty" means the Guarantee by Cooper-Standard Holdings Inc. of the Company's obligations with respect to a series of Notes, including any Guarantee entered into after the Issue Date.

"Permitted Holders" means The Cypress Group L.L.C. and GS Capital Partners 2000, L.P. and their respective Affiliates as of the Issue Date that are neither operating companies nor subsidiaries of operating companies.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to, and recorded as accounts receivable on the balance sheet of, the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, not to exceed $5.0 million in the aggregate at any one time outstanding;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (B) a disposition of assets not constituting an Asset Disposition;

(9)	Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness;"

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

(13)	Investments the payment for which consists of Capital Stock of the Company (other than Disqualified Stock) or any direct or indirect parent company of the Company, as applicable; provided, however, that such Capital Stock will not increase the amount available for Restricted Payments under clause (a)(3) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments;"

(14)	an SPE Subsidiary or an Investment by an SPE Subsidiary in any other Person as required by or in connection with Permitted Securitization;

(15)	any Permitted Joint Venture having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (15), not to exceed 5% of Consolidated Net Tangible Assets;

(16)	Investments existing on the Issue Date; and

(17)	additional Investments by the Company or any of its Restricted Subsidiaries (including, but not limited to, Permitted Joint Ventures) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (17), not to exceed $10.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

"Permitted Joint Venture" means any joint venture in which the Company or any Subsidiary holds an equity interest and that is engaged in a Related Business.

"Permitted Junior Securities" shall mean debt or equity securities of the Company or Parent or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or the Company or Parent, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Company or Parent, as applicable, at least to the same extent that the Senior Subordinated Notes are subordinated to the payment of all Senior Indebtedness of the Company or Parent, as applicable, on the Issue Date, so long as (a) to the extent that any Senior Indebtedness of the Company or Parent, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment and (b) in the case of debt securities, such debt securities:

(1)	are unsecured;

(2)	have no maturity, amortization, sinking fund, repayment or similar payment earlier than one year after the final maturity of all Senior Indebtedness of the Company then outstanding (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment);

(3)	do not require the cash payment of principal, interest or other cash amounts until such time as all Senior Indebtedness of the Company then outstanding (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustments) has been paid in full in cash or cash equivalents acceptable to holders of such Senior Indebtedness; and

(4)	to the extent that the same are to be guaranteed, shall only be guaranteed by Subsidiaries of the Company that have guaranteed the Senior Indebtedness of the Company (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment) and such guarantees shall be subordinated at least to the same extent as the Senior Subordinated Note Guarantees are subordinated to the payment of all Senior Indebtedness of the Subsidiary Guarantors.

"Permitted Liens" means:

(1)	Liens existing on the Issue Date:

(2)	Liens existing on property or assets at the time of acquisition by the Company or a Restricted Subsidiary which secure Indebtedness that is not incurred in contemplation of such property or assets being so acquired; provided that such Liens do not extend to other property or assets of the Company or any Restricted Subsidiary;

(3)	Liens securing Indebtedness of the type described in (x) clause (5) under "—Certain Covenants—Limitation on Indebtedness;" provided that such Liens were in existence prior to the Incurrence of such Indebtedness, were not imposed in contemplation of the Incurrence of such Indebtedness and do not extend to any assets other than those of the Person acquired by the Company or any Restricted Subsidiary related to such Incurrence, (y) clause (11) under "—Certain Covenants—Limitation on Indebtedness;" provided that such Lien is attached within 180 days of the Incurrence of such Indebtedness and (z) clause (12) under "—Certain Covenants—Limitation on Indebtedness;"

(4)	In the Senior Indenture only, Liens securing (a) Indebtedness of the type described in clause (b)(1) under "—Certain Covenants—Limitation on Indebtedness" and (b) the maximum principal amount of Indebtedness that can be Incurred under Credit Facilities and related Hedging Obligations such that on the date of the Incurrence, after giving pro forma effect to the Incurrence thereof and the application of the proceeds thereof, the Consolidated Senior Secured Leverage Ratio does not exceed 3.0 to 1.0;

(5)	Liens replacing any of the items set forth in clauses (1) through (3) above; provided that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except premiums or other payments paid in connection with a concurrent Refinancing of such Indebtedness and the expenses Incurred in connection therewith), (B) such Liens have the same or a lower ranking and priority as the Liens being replaced; and (C) such Liens shall be limited to the property or assets encumbered by the Lien so replaced;

(6)	Liens encumbering cash proceeds (or securities purchased therewith) from Indebtedness permitted to be Incurred as described under "—Certain Covenants—Limitation on Indebtedness" which are set aside at the time of such Incurrence in order to secure an escrow arrangement pursuant to which such cash proceeds (or securities purchased therewith) are contemplated to ultimately be released to the Company or a Restricted Subsidiary or returned to the lenders of such Indebtedness; provided that such Liens are automatically released concurrently with the release of such cash proceeds (or securities purchased therewith) from such escrow arrangement;

(7)	Liens in favor of the Company or a Restricted Subsidiary;

(8)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(10)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith;

(11)	Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(12)	judgment Liens not accompanied by an Event of Default of the type described in clause (8) under "Events of Default" arising from such judgment;

(13)	easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(14)	any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(15)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(17)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(18)	leases or subleases granted to others not interfering in any material respect with the business of the Company or the Restricted Subsidiaries;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

(20)	Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry;

(21)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(22)	Liens on Receivables and Related Assets transferred to an SPE Subsidiary or on assets of an SPE Subsidiary, in either case incurred in connection with a Permitted Securitization;

(23)	in the Subordinated Indenture only, Liens to secure Senior Indebtedness of the Company or any Guarantor or Indebtedness of any Restricted Subsidiary that is not a Guarantor; and

(24)	in the Senior Indenture only, Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted under the Senior Indenture to be, secured by a Lien on the same property securing such Hedging Obligation.

"Permitted Securitization" means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the "Related Assets") (i) to a trust, partnership, corporation or other Person (other than the Company or any Subsidiary other than a SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary), it being understood that a Permitted Securitization may involve (A) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to an SPE Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the SPE Subsidiary), and all such transfers, pledges and Indebtedness Incurrences shall be part of and constitute a single Permitted Securitization, and (B) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any SPE Subsidiary) or the Company (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of other customary securitization undertakings in the jurisdiction relevant to such transactions.

The "amount" or "principal amount" of any Permitted Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a "net investment" or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Securitization, in each case outstanding at such time, or (2) in the case of any Permitted Securitization in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of Receivables less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"Receivables" means accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance).

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the applicable Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is a Subordinated Obligation with respect to the applicable Notes, such Refinancing Indebtedness is subordinated in right of payment to the applicable Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Business" means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

"Representative" means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person; provided that if, and for so long as, any Senior Indebtedness lacks such a representative, then actions to be taken by the Representative for such Senior Indebtedness may be made by the holders of a majority in outstanding principal amount of such Senior Indebtedness.

"Restricted Payment" with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or Parent held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

"Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a third-Person and the Company or a Restricted Subsidiary leases it from such Person.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Senior Indebtedness," as defined in the Subordinated Indenture, means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, including, without limitation, (x) all monetary obligations of every nature of the Company and each Subsidiary Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof) and (y) all Hedging Obligations (and guarantees thereof);

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the related Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability, in each case, to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities shall not be excluded pursuant to this clause (3);

(4)	any Indebtedness or other Obligation of such Person which is expressly subordinate or junior in right of payment in any respect to any other Indebtedness or other Obligation of such Person;

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture, provided, however, that (x) with respect to any Indebtedness Incurred under any of the Credit Facilities, no such violation shall be deemed to exist for the purposes of this clause (5) if the holders of such Indebtedness or their representatives (i) shall have received an Officer's Certificate (or representation and warranty) to the effect that the Incurrence of the Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the Indenture and (y) any revolving Indebtedness under the Credit Facilities incurred in violation of such covenant as a result of the reduction required by subclause (x)(ii) of the proviso appearing in clause (b)(1) of such covenant shall not be excluded from Senior Indebtedness, so long as such Indebtedness was extended in good faith; or

(6)	the Senior Subordinated Notes or the Guarantees of the Senior Subordinated Notes.

"Senior Indenture" means the Indenture, dated as of the Issue Date, among the Company, the Guarantors and the Senior Note Trustee, under which the exchange Senior Notes will be issued.

"Senior Notes" means the Company's 7% Senior Notes due 2012.

"Senior Notes Trustee" means Wilmington Trust Company, as Trustee under the Senior Indenture, until a successor replaces it and, thereafter, means the successor.

"Senior Subordinated Indebtedness," as defined in the Subordinated Indenture, means, with respect to a Person, the Notes (in the case of the Company), the Parent Guaranty (in the case of Parent), a Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

"Senior Subordinated Notes" means the Company's 8 3/8% Senior Subordinated Notes due 2014.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"SPE Subsidiary" means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Permitted Securitizations.

"Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

"Stated Maturity" means (x) with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred) and (y) with respect to any Capital Lease Obligation, the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Subordinated Indenture" means the Indenture, dated as of the Issue Date, among the Company, the Guarantors and the Subordinated Note Trustee, under which the exchange Senior Subordinated Notes will be issued.

"Subordinated Note Trustee" means Wilmington Trust Company, as Trustee under the Subordinated Indenture, until a successor replaces it, and, thereafter, the successor.

"Subordinated Obligation" means, with respect to a Person and a series of Notes, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the applicable Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

"Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

"Subsidiary Guarantor" means, with respect to a series of Notes, each domestic Subsidiary of the Company that executes the applicable Indenture as a guarantor on the Issue Date and each other domestic Subsidiary of the Company that thereafter guarantees such Notes or any related Exchange Notes pursuant to the terms of the applicable Indenture.

"Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to a series of Notes, Exchange Notes and, to the extent permitted under "—Certain Covenants—Limitation on Indebtedness," the related Additional Notes, if any.

"Tax Amount" means (i) for any period, the aggregate amount of Tax Distributions required to be made during such period by Parent or the Company, as applicable, to their direct or indirect owners for the purpose of enabling such owners to pay their Tax liability on their respective shares of cumulative taxable income attributable to Parent or the Company, as applicable, assuming the highest marginal federal, state and local tax rate for individuals in effect for the year and assuming residency in New York City, New York, and (ii) for any period, the amount of Tax required to be paid by the direct or indirect owners of Parent or the Company, as applicable, directly to taxing authorities in respect of taxable income attributable to Parent or the Company and amounts paid in respect of franchise, capital and other non-income taxes required to be paid by such direct or indirect owners.

"Tax Distribution" means, in the event Parent or the Company becomes a pass-through or disregarded entity for U.S. federal income tax purposes, a distribution in respect of taxes to the members of Parent or the Company, as applicable.

"Temporary Cash Investments" means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed or insured by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to Standard and Poor's;

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or "A" by Moody's; and

(6)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

provided that for purposes of the subordination provisions, the term "Temporary Cash Investments" shall not include obligations of the type referred to in preceding clause (3) or (6) (to the extent relating to investments described in preceding clause (3)).

"Total Assets" means the total consolidated assets determined in accordance with GAAP, of, in the case of the Company, the Company and its Restricted Subsidiaries, and, in the case of Foreign Subsidiaries, the total consolidated assets of such Foreign Subsidiaries, in each case as shown on the most recent available internal balance sheet of such Person.

"Transactions" means the Acquisition, the entering into and initial funding under the Credit Agreement, the issuance of the Notes and each other transaction incident thereto.

"Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date; provided that in the event that the Trust Indenture Act of 1939 is amended after the Issue Date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939, as amended.

"Trust Officer" means any officer within the corporate trust department of the applicable Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the applicable Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person's knowledge of an familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

"Trustee" means the Senior Note Trustee or the Subordinated Note Trustee, as applicable.

"Unrestricted Subsidiary" means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) either (a) the Consolidated Coverage Ratio would not be less than immediately prior to such designation or (b) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the applicable Trustee by promptly filing with the applicable Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

BOOK ENTRY; DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons.

Each issue of exchange notes will be represented by a global note in definitive, fully registered form without interest coupons. The global notes will be deposited with the applicable trustee as custodian for DTC and registered in the name of a nominee of DTC.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global notes for all purposes under the applicable Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the applicable Indenture with respect to the applicable exchange notes.

Payments of the principal of, premium (if any), interest (including Additional Interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of our company, any Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on any global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the applicable indenture, DTC will exchange the global notes for certificated securities.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither our company nor any Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, (ii) in case of an event of default under the indentures governing the notes as described above or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of definitive securities.

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York, which initially will be the office of the applicable trustee in such location. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate (each as described in the indentures), as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the applicable trustee. Notwithstanding any statement herein, we and the trustees reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC may require.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the ownership of notes as of the date hereof.

Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a person whose "functional currency" is not the U.S. dollar;

•	a "controlled foreign corporation";

•	a "passive foreign investment company"; or

•	a United States expatriate

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

Certain consequences to "Non-United States Holders" of notes, which are beneficial owners of notes (other than partnerships) who are not United States Holders, are described under "— Consequences to Non-United States Holders" below.

"United States Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Market Discount

If you purchase a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

If you purchase a note for an amount in excess of its principal amount, you will be considered to have purchased the note at a "premium". You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note, increased by market discount that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that you did not previously include in income, which will be taxable as interest income) and the tax basis of the note. Except as described above with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Consequences to Non-United States Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a Non-United States Holder of notes.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of principal and, under the "portfolio interest rule," interest on the notes, provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States Federal Income Tax").

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided you furnish us with a properly executed IRS Form W-8ECI as discussed above under "United States Federal Withholding Tax") in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the "portfolio interest rule" described above under "United States Federal Withholding Tax," without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

United States Holders

In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

Generally, we must report to the IRS and to you the amount of interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the fifth bullet point under "United States Federal Withholding Tax."

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" (within the meaning of ERISA) of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of exchange notes by an ERISA Plan with respect to which we or the initial purchasers of the outstanding notes are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all the conditions of any such exemption will be satisfied.

Because of the foregoing, the exchange notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the outstanding notes or the exchange notes (and holding or disposing the outstanding notes or the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding and disposition of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes).

PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sach & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Private equity funds managed by Goldman, Sachs & Co. own approximately 49.8% of our common stock. See "Security Ownership of Certain Beneficial Owners." Gerald J. Cardinale, one of our directors, is a Managing Directors and Partner in Goldman, Sachs & Co.'s Principal Investment Area. Jack Daly, one of our directors, is Vice-President of Goldman, Sachs & Co.'s Principal Investment Area. Goldman, Sach & Co. acted as initial purchasers in connection with the sale of the outstanding notes and received customary fees. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co. acted as co-syndication agent under our senior credit facility. Goldman, Sachs & Co. or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, us and our affiliates in the ordinary course of business; and for which they have received customary fees and expenses.

We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, they currently intend to make a market in the notes following the completion of the exchange offer. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

LEGAL MATTERS

The validity of the exchange notes and the guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of Shumaker, Loop & Kendrick, LLP as to all matters governing the laws of the State of Ohio, the opinion of Hughes & Luce, LLP, Dallas, Texas, as to all matters governed by the laws of the State of Texas, the opinion of Miller, Canfield, Paddock and Stone, P.L.C., Detroit, Michigan, as to all matters governed by the laws of the State of Michigan and the opinion of Moore & Van Allen PLLC, Charlotte, North Carolina, as to all matters governed by the laws of the State of North Carolina. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds controlled by affiliates of Cypress.

EXPERTS

The consolidated financial statements of Cooper-Standard Holdings Inc. as of December 31, 2004 and for the period from December 24, 2004 through December 31, 2004 (Successor) and the combined financial statements of the Automotive segment of Cooper Tire & Rubber Company (Predecessor) as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 and for the period from January 1, 2004 to December 23, 2004, and related schedule, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this registration statement as to the contents of any contract or other document are not necessarily complete. Cooper-Standard Automotive Inc. and the guarantors are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, Cooper-Standard Automotive Inc. and the guarantors will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information will be available for inspection and copying at the Public Reference Room of the SEC located at 100 F Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

So long as Cooper-Standard Automotive Inc. and the guarantors are subject to the periodic reporting requirements of the Exchange Act, Cooper-Standard Automotive Inc. and the guarantors are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. Cooper-Standard Automotive Inc. and the guarantors have agreed that, even if Cooper-Standard Automotive Inc. and the guarantors are not required under the Exchange Act to furnish such information to the SEC, Cooper-Standard Automotive Inc. or, if applicable, Cooper-Standard Holdings Inc. will nonetheless continue to furnish information that would be required to be furnished by Cooper-Standard Automotive Inc. and the guarantors by Section 13 of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Cooper-Standard Automotive Inc.'s certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if they were subject to such periodic reporting requirements.

INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Annual Financial Statements

Report of Ernst & Young LLP, independent registered public accountants	F-2
Combined and consolidated statements of income for the period from December 24, 2004 through December 31, 2004 (Successor), the period from January 1, 2004 through December 23, 2004 (Predecessor) and the years ended December 31, 2003 and 2002 (Predecessor)	F-3
Combined and consolidated balance sheets as of December 31, 2004 (Successor) and December 31, 2003 (Predecessor)	F-4
Combined statements of changes in net parent investment for the period from December 24, 2004 through December 31, 2004 (Successor), the period from January 1, 2004 through December 23, 2004 (Predecessor) and the years ended December 31, 2003 and 2002 (Predecessor)	F-5
Consolidated statement of changes in stockholders' equity of the Successor for the period from December 24, 2004 through December 31, 2004	F-6
Combined and consolidated statements of cash flows for the period from December 24, 2004 through December 31, 2004 (Successor), the period from January 1, 2004 through December 23, 2004 (Predecessor) and the years ended December 31, 2003 and 2002 (Predecessor)	F-7
Notes to combined and consolidated financial statements	F-8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Management
Cooper-Standard Holdings Inc.

We have audited the accompanying consolidated balance sheet of Cooper-Standard Holdings Inc. as of December 31, 2004 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the period from December 24, 2004 to December 31, 2004. We have also audited the accompanying combined balance sheet of the Automotive segment of Cooper Tire & Rubber Company (predecessor company) as of December 31, 2003, and the related combined statements of income, changes in net parent investment and cash flows for each of the two years in the period ended December 31, 2003 and the period from January 1, 2004 to December 23, 2004. Our audits also included the financial statement schedule listed at Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper-Standard Holdings Inc. at December 31, 2004 and the consolidated results of its operations and its cash flows for the period from December 24, 2004 through December 31, 2004, and the combined financial position of the Automotive segment of Cooper Tire & Rubber Company (predecessor company) as of December 31, 2003, and the combined results of its operations and cash flows for each of the two years in the period ended December 31, 2003 and the period from January 1, 2004 to December 23, 2004, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Troy, Michigan
March 30, 2005

COMBINED AND CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands)

	Predecessor			Successor
	Years Ended December 31,		January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004
	2002	2003
Sales	$1,585,953	$1,662,244	$1,858,930	$4,653
Cost of products sold	1,295,504	1,389,195	1,539,159	4,673
Gross profit (loss)	290,449	273,049	319,771	(20)
Selling, administration & engineering expenses	168,372	163,559	178,185	5,222
Restructuring	4,394	12,803	21,233	3
Operating profit (loss)	117,683	96,687	120,353	(5,245)
Interest expense, net of interest income	(6,880)	(4,926)	(1,750)	(5,682)
Equity earnings	3,692	936	1,021	27
Other income (expense)	(2,162)	(994)	(2,125)	4,608
Income (loss) before income taxes	112,333	91,703	117,499	(6,292)
Provision for income tax expense (benefit)	40,846	34,268	34,150	(1,747)
Net income (loss)	$71,487	$57,435	$83,349	$(4,545)

The accompanying notes are an integral part of these financial statements.

COMBINED AND CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2004
(Dollar amounts in thousands)

	Predecessor 2003	Successor 2004
Assets
Current assets:
Cash and cash equivalents	$130,392	$162,888
Accounts receivable, less allowances of $7,728 and $6,249 in 2003 and 2004, respectively	288,896	299,906
Inventories, net	92,634	117,859
Prepaid expenses	15,052	19,994
Deferred tax assets	5,357	—
Total current assets	532,331	600,647
Property, plant and equipment, net	506,225	509,943
Goodwill, net	384,568	402,598
Intangibles, net	10,403	311,605
Deferred tax assets	17,645	—
Other assets	33,316	54,765
	$1,484,488	$1,879,558
Liabilities, Stockholders' Equity and Net Parent Investment
Current liabilities:
Notes payable	$30,402	$81,617
Accounts payable	128,990	136,543
Payroll liabilities	49,611	57,210
Accrued liabilities	57,929	54,452
Deferred purchase price payment	—	53,423
Payable to stockholder	—	8,000
Current portion of long-term debt	3,015	10,758
Total current liabilities	269,947	402,003
Long-term debt	8,056	899,572
Pension benefits	4,489	48,090
Postretirement benefits other than pensions	69,061	87,410
Deferred tax liabilities	—	109,885
Other long-term liabilities	8,510	14,438
Stockholders' Equity and Net Parent Investment:
Common stock, $0.01 par value, 3,500,000 shares authorized, 3,192,000 shares issued and outstanding	—	32
Additional paid-in capital	—	319,168
Retained earnings (deficit)	—	(4,545)
Investment by and advances from Parent	1,094,379	—
Cumulative other comprehensive income	30,046	3,505
Total Stockholders' Equity and Net Parent Investment	1,124,425	318,160
	$1,484,488	$1,879,558

The accompanying notes are an integral part of these financial statements.

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
(Dollar amounts in thousands)

	Predecessor
	Investment By and Advances From Parent	Cumulative Other Comprehensive Income (Loss)	Total
Balance at January 1, 2002	$1,063,770	$(35,869)	$1,027,901
Net income	71,487		71,487
Other comprehensive income:
Minimum pension liability, net of $356 tax effect		(614)	(614)
Currency translation adjustment		5,811	5,811
Change in the fair value of derivatives and unrealized gain on marketable securities, net of $96 tax effect		(155)	(155)
Comprehensive income			76,529
Net intercompany transactions	(76,368)		(76,368)
Balance at December 31, 2002	1,058,889	(30,827)	1,028,062
Net income	57,435		57,435
Other comprehensive income:
Minimum pension liability, net of $1,137 tax effect		(1,963)	(1,963)
Currency translation adjustment		65,728	65,728
Change in the fair value of derivatives and unrealized gain on marketable securities, net of $1,782 tax effect		(2,892)	(2,892)
Comprehensive income			118,308
Net intercompany transactions	(21,945)		(21,945)
Balance at December 31, 2003	1,094,379	30,046	1,124,425
Net income	83,349		83,349
Other comprehensive income:
Minimum pension liability, net of $10,404 tax effect		(20,709)	(20,709)
Currency translation adjustment		4,935	4,935
Change in the fair value of derivatives and unrealized gain on marketable securities, net of $1,970 tax effect		3,167	3,167
Comprehensive income			70,742
Net intercompany transactions	(94,020)		(94,020)
Balance at December 23, 2004	$1,083,708	$17,439	$1,101,147

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollar amounts in thousands)

	Successor
	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Issuance of common stock	3,192,000	$32	$319,168	$—	$—	$319,200
Net loss				(4,545)		(4,545)
Other comprehensive income:
Currency translation adjustment					3,505	3,505
Comprehensive loss						(1,040)
Balance at December 31, 2004	3,192,000	$32	$319,168	$(4,545)	$3,505	$318,160

The accompanying notes are an integral part of these financial statements.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollar amounts in thousands)

	Predecessor			Successor
	Years Ended December 31,		January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004
	2002	2003
Operating Activities:
Net income (loss)	$71,487	$57,435	$83,349	$(4,545)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	68,280	75,346	74,369	1,664
Amortization	2,489	1,387	1,205	595
Equity issued in lieu of cash	—	—	—	1,200
Amortization of debt issuance costs	—	—	—	76
Deferred income taxes	12,051	(6,564)	(2,261)	(2,104)
Changes in operating assets and liabilities, net of effects of business acquired:
Accounts receivable	15,466	(23,849)	(40,033)	42,895
Inventories	(9,102)	(383)	(6,483)	1,590
Prepaid expenses	3,134	1,706	(2,388)	(1,689)
Accounts payable	3,725	2,732	7,065	(4,019)
Accrued liabilities	3,687	(3,138)	(12,887)	(8,677)
Other non-current items	(55,628)	12,994	22,840	2,362
Net cash provided by operating activities	115,589	117,666	124,776	29,348
Investing activities:
Property, plant, and equipment	(66,458)	(58,697)	(62,674)	(314)
Acquisition of business, net of cash acquired	—	—	—	(1,085,244)
Proceeds from the sale of assets and other	9,031	5,387	16,544	(4)
Net cash used in investing activities	(57,427)	(53,310)	(46,130)	(1,085,562)
Financing activities:
Issuance of debt	14,434	52,569	64,978	31,170
Payment on debt	(11,221)	(62,070)	(158,997)	—
Proceeds from issuance of long-term debt	—	—	—	899,536
Debt issue costs	—	—	—	(27,775)
Equity contributions	—	—	—	318,000
Net changes in advances from Parent	(32,611)	(33,257)	1,324
Net cash provided by (used in) financing activities	(29,398)	(42,758)	(92,695)	1,220,931
Effects of exchange rate changes on cash	11,948	20,146	(12,961)	(1,829)
Changes in cash and cash equivalents	40,712	41,744	(27,010)	162,888
Cash and cash equivalents at beginning of period	47,936	88,648	130,392	—
Cash and cash equivalents at end of period	$88,648	$130,392	$103,382	$162,888

The accompanying notes are an integral part of these financial statements.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands except per share amounts)

1.    Description of Business and Change in Ownership

Description of business

Cooper-Standard Holdings Inc. (the "Company"), through its wholly-owned subsidiary Cooper-Standard Automotive Inc., is a leading global manufacturer of body sealing, fluid handling, and noise, vibration and harshness control ("NVH") components, systems, subsystems and modules, primarily for use in passenger vehicles and light trucks primarily for global original equipment manufacturers ("OEMs") and replacement markets. The Company conducts substantially all of its activities through its subsidiaries.

Change in ownership

The Company acquired the Automotive segment of Cooper Tire & Rubber Company ("Cooper Tire") on December 23, 2004 for a cash purchase price of $1,165 million, subject to adjustment based on the amount of cash and cash equivalents less debt obligations and the difference between targeted working capital and working capital at the closing date (estimated at $61 million) (hereafter, the "Acquisition"). Additionally, the Company incurred approximately $24 million of direct acquisition costs, principally for investment banking, legal, and other professional services, for a total purchase price of $1,250 million. The consolidated balance sheet includes a deferred purchase price payment of $53 million related to final settlement of a post-closing working capital adjustment.

At closing, the Company funded the acquisition through $318 million of equity contributions, $200 million of senior notes (the "Senior Notes"), $350 million of senior subordinated notes (the "Senior Subordinated Notes") and revolving credit and term loan facilities (the "Senior Secured Credit Facilities") of $350 million. The Company incurred approximately $28 million of issuance costs associated with these borrowings, which are included in other assets on the consolidated balance sheet. The Company amortizes such costs over the terms of the related borrowings. See Notes 18 and 9, respectively, for further descriptions of the equity contributions and of the Senior Notes, Senior Subordinated Notes, and Senior Credit Facilities.

The consolidated financial statements of the Successor (see Note 2) as of and for the period from December 24, 2004 to December 31, 2004 reflect the Acquisition under the purchase method of accounting. The following summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. This allocation may change materially in the future as additional information becomes available, such as settlement of the working capital adjustment and final third party valuations of certain assets and liabilities.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

Cash and cash equivalents	$100,981
Accounts receivable	338,999
Inventories	118,544
Prepaid expenses	18,559
Property, plant and equipment	506,533
Goodwill	402,598
Intangibles	312,200
Other assets	27,253
Total assets acquired	1,825,667

Notes payable	50,206
Accounts payable	138,920
Payroll liabilities	65,161
Accrued liabilities	56,208
Debt	8,932
Pension benefits	45,982
Postretirement benefits other than pensions	87,389
Deferred income taxes	113,347
Other long-term liabilities	9,473
Total liabilities assumed	575,618
Net assets acquired	$1,250,049

Cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities were stated at historical carrying values given the short-term nature of these assets and liabilities. Existing debt obligations were stated at historical carrying values given either the short-term nature of these liabilities or the close proximity of the stated interest rates to market rates for similar obligations. The Company's pension and other postretirement benefit obligations have been recorded in the allocation of purchase price at the projected benefit obligation less plan assets at fair market value, based on computations made by independent actuaries engaged by the Company. Final determination of allocated plan assets and liabilities for certain plans will be determined upon approval by the Pension Benefit Guaranty Corporation and is expected to occur in 2005. Deferred income taxes have been provided in the consolidated balance sheet based on the Company's estimates of the tax versus book basis of the assets acquired and liabilities assumed, adjusted to estimated fair values. Valuation allowances have been established against those assets for which we anticipate that realization is not likely. Property, plant and equipment, identifiable intangible assets, and inventory have been recorded at fair value based on valuations prepared by independent appraisers.

Identifiable intangible assets consist primarily of developed technology and customer contracts and relationships. Developed technology was valued based on the royalty savings method which allocates value based on what the Company would be willing to pay as a royalty to a third-party owner of the technology or trademark in order to exploit the economic benefits. The technologies that have been valued under this approach are innovative and technological advancements within our businesses. A total value of $18 million has been allocated to developed technologies and will be amortized on a straight-line basis over an average of approximately 8 years.

Customer contracts and relationships were valued using the income approach after considering a fair return on fixed assets, working capital, technology, and assembled workforce. A value of $141 million has been assigned to customer contracts and will be amortized on a straight-line basis over the lives of the related contracts, estimated to average approximately 8 years. A value of $153 million has been assigned to customer relationships and will be amortized on a straight-line basis over 20 years.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

Management believes that the carrying values of all other assets acquired and liabilities assumed approximate their fair values.

The resulting goodwill after all identifiable intangible assets have been valued was $403 million, none of which is tax deductible. Factors that contributed to a purchase price that resulted in recognition of goodwill included the Company's leading market positions, comprehensive product lines and geographically diverse global manufacturing and sales bases.

The following unaudited pro forma financial data summarizes the results of operations for the years ended December 31, 2003 and 2004 as if the Acquisition had occurred as of January 1, 2003 and 2004, respectively. Pro forma adjustments include the removal of the results of operations of closed facilities and certain facilities retained by Cooper Tire, liquidation of inventory fair value write-up as it had occurred during the reporting periods, depreciation and amortization to reflect the fair value of property, plant and equipment and identified finite-lived intangible assets, the elimination of the amortization of unrecognized pension and other post retirement benefit losses, interest expense to reflect the Company's new capital structure and certain corresponding adjustments to income tax expense. These unaudited pro forma amounts are not necessarily indicative of the results that would have been attained if the Acquisition had occurred at January 1, 2003 or 2004 or that may be attained in the future and do not include other effects of the Acquisition (amounts in millions).

	2003	2004
Sales	$1,659	$1,862
Operating profit	70	87
Net income	1	23

2.    Basis of Presentation

The following provides a description of the basis of presentation for all periods presented:

Predecessor – Represents the combined financial position, results of operations and cash flows of the automotive segment of Cooper Tire & Rubber Company for all periods prior to the Acquisition on December 23, 2004, which include certain minor operations not acquired by the Company from Cooper Tire. Revenues of these operations included in the Predecessor income statement were approximately $3 million in 2002 and 2003, respectively, and $2 million in Predecessor 2004 and assets included in the December 31, 2003 Predecessor balance sheet were approximately $1 million. This presentation reflects the historical basis of accounting without any application of purchase accounting for the Acquisition.

Successor – Represents our consolidated financial position as of December 31, 2004 and our consolidated results of operations and cash flows for the period from December 24, 2004 to December 31, 2004 following the Acquisition. The financial position as of December 31, 2004 and results of operations and cash flows for the period from December 24, 2004 to December 31, 2004 reflect the preliminary application of purchase accounting, described more fully in Note 1, relating to the Acquisition and the adjustments required to reflect the assets and liabilities not acquired in the Acquisition and the adjustments for domestic pension liabilities previously held by Cooper Tire.

Hereafter, the period from January 1, 2004 to December 23, 2004 will be referred to as "Predecessor 2004" while the period from December 24, 2004 to December 31, 2004 will be referred to as "Successor 2004". Costs incurred during the shutdown period in late December were absorbed in the period in which production occurred, substantially all of which occurred during the period from January 1, 2004 to December 23, 2004. As a result of the year-end shutdowns common to the automotive industry, combined with an increase in the recorded value of our inventories to their fair market value as of the date of the Acquisition, gross profit (loss) for this period was minimal.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

The combined statements of operations include expenses recorded by the Predecessor or directly charged to the Predecessor by Cooper Tire for periods prior to the Acquisition. In addition, the combined statements of income include an allocation of certain general and administrative corporate expenses from Cooper Tire. These services primarily consisted of compensation and benefits administration, payroll processing, legal services, purchasing, auditing, income tax planning and compliance, treasury services, general corporate management and governance and other corporate functions. These allocations totaled $15,432, $14,167 and $13,851 in the years ended 2002, 2003 and Predecessor 2004, respectively. The allocations were determined based on specific services being provided or were allocated based on net sales, headcount, assets or a combination of these factors and are reported in cost of products sold and selling, administration and engineering expenses in the combined statements of income. In addition, Cooper Tire charged the Predecessor market rate interest expense on net intercompany advances of $4,438 and $4,441 in the years ended 2002 and 2003, respectively, and $1,882 in Predecessor 2004.

Liabilities incurred for domestic Company insurance, pensions and current federal and state income taxes were historically retained by Cooper Tire and were recorded through intercompany payables which is included in advances from Parent through the date of the Acquisition. Subsequent to the Acquisition, such liabilities are recorded on the Company's balance sheet. In the U.S., certain medical insurance liabilities were retained by Cooper Tire for the period ending December 23, 2004.

The domestic operations of the Predecessor were included in the United States consolidated tax returns of Cooper Tire with current taxes refundable and payable reported in advances from Parent through the date of the Acquisition. The Predecessor's provisions for income taxes were computed on a basis consistent with separate returns. The current taxes refundable or payable related to the Predecessor's international affiliates represent amounts recoverable or due under separate returns to various foreign governments and are reflected as income taxes refundable or payable. The Predecessor has also been allocated deferred income tax assets and liabilities based on the estimated differences between the book and tax basis of its assets and liabilities.

3.    Significant Accounting Policies

Principles of combination and consolidation – The combined financial statements of the Predecessor represent the Automotive segment of Cooper Tire. The consolidated financial statements of the Successor represent the accounts of the Company and subsidiaries. All material intercompany accounts and transactions have been eliminated. Acquired businesses are included in the combined and consolidated financial statements from the dates of acquisition.

The equity method of accounting is followed for investments with ownership between 20 to 50 percent. The cost method is followed in those situations where the Company's ownership is less than 20 percent and the Company does not have the ability to exercise significant influence over the affiliate.

The Company's investment in Nishikawa Standard Company ("NISCO"), a 50 percent owned joint venture in the United States, is accounted for under the equity method. This investment totaled $22,603 and $22,813 at December 31, 2003 and 2004, respectively, and is included in other assets in the accompanying consolidated and combined balance sheets.

Foreign currency – The financial statements of foreign subsidiaries are translated to U.S. dollars at the end-of-period exchange rates for assets and liabilities and a weighted average exchange rate for each period for revenues and expenses. Translation adjustments for those subsidiaries whose local currency is their functional currency are recorded as a component of accumulated other comprehensive income (loss) in net parent investment and stockholders' equity. Transaction related gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred, except for those intercompany balances which are designated as long-term investments.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

Cash and cash equivalents – The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable – The Company records trade accounts receivable when revenue is recorded in accordance with its revenue recognition policy and relieves accounts receivable when payments are received from customers.

Allowance for doubtful accounts – The allowance for doubtful accounts is established through charges to the provision for bad debts. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management's judgment of the probability of collecting accounts and management's evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available.

Advertising expense – Expenses incurred for advertising include production and are generally expensed when incurred. Advertising expense was $638 and $709 for 2002 and 2003, respectively, $774 for Predecessor 2004 and $0 for Successor 2004.

Inventories – Inventories are valued at cost, which is not in excess of market. Prior to the Acquisition, the Predecessor determined inventory costs by the last-in, first-out ("LIFO") method for substantially all domestic inventories. Costs of other inventories were determined principally by the first-in, first-out ("FIFO") method. Had the cost of all inventories been determined under the FIFO method, inventories as of December 31, 2003 would have been greater by $5,619. Effective with the Acquisition, the Successor accounts for inventories using the FIFO method.

Derivative financial instruments – Derivative financial instruments are utilized by the Company to reduce foreign currency exchange and interest rate risks. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not enter into financial instruments for trading or speculative purposes.

Our hedges are designed to be highly effective at inception because the critical terms of the hedging instrument and the hedged item are identical. Therefore, we are not required to perform a detailed test of effectiveness. However, a reduction in the forecasted or actual hedged item below the hedged amount could result in an ineffective hedge. Forecasted cash flow exposures are monitored on an ongoing basis to determine if any ineffectiveness exists. Any hedge ineffectiveness is recorded as an adjustment in Other income-net in the accompanying consolidated statements of income in the period in which the ineffectiveness occurs. To date, no ineffectiveness has been identified.

Income taxes – Income tax expense in the consolidated and combined statements of income is calculated in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires the recognition of deferred income taxes using the liability method. Income tax expense in the Predecessor's statement of income was calculated on a separate tax return basis as if the Predecessor had operated as a stand-alone entity. The Predecessor's domestic operations through December 23, 2004 will be included in the consolidated income tax returns filed by Cooper Tire.

Deferred tax assets or liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax laws and rates. A valuation allowance is provided on deferred tax assets if we determine that it is more likely than not that the asset will not be realized.

Long-lived assets – Property, plant and equipment are recorded at cost and depreciated using primarily the straight-line or accelerated methods over their estimated useful lives. Leasehold improvements are amortized over the expected life of the asset or term of the lease, whichever is shorter. Intangibles with definite lives, which include technology, customer contracts and customer

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

relationships, are amortized over their estimated useful lives. The Company evaluates the recoverability of long-lived assets when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying value.

Pre-production costs related to long-term supply arrangements – Design and development costs for molds, dies, and other tools owned by the Company to produce products under long-term supply arrangements are recorded at cost in property, plant, and equipment and amortized over the lesser of three years or the term of the related supply agreement. The amount capitalized was $3,696 and $6,749 at December 31, 2003 and 2004, respectively. Certain internal costs incurred for customer-owned tooling projects are expensed as incurred. When a contractual arrangement for reimbursement by the customer exists, development costs for tools to be owned by the customer are recorded in other assets. Reimbursable tooling costs included in other assets was $2,433 and $2,258 at December 31, 2003 and 2004, respectively. Reimbursable tooling costs expected to be reimbursed within one year are recorded as accounts receivable. At December 31, 2003 and 2004, $42,290 and $40,754 was included in accounts receivable for customer-owned tooling, of which $34,752 and $20,405, respectively, were not yet invoiced to the customer.

Goodwill and other intangible assets – The Company evaluates each reporting unit's fair value versus its carrying value periodically or more frequently if events or changes in circumstances indicate that the carrying value may exceed the fair value of the reporting unit. If the carrying value exceeds the fair value, then a possible impairment exists and further evaluation is required.

Revenue recognition – Sales are recognized upon shipment of product to customers and transfer of title under standard commercial terms. Shipping and handling costs include payments to third party shippers to move the product to customers and are included in cost of products sold.

Research and development – Costs are charged to selling, administration and engineering expense as incurred and totaled $59,349 and $53,594 for 2002 and 2003, respectively, $62,446 for Predecessor 2004 and $948 for Successor 2004.

Stock-based compensation – The Company accounts for employee stock option plans in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees."

The following table illustrates the effect on net income as if the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," had been applied to stock-based employee compensation. Amounts related to the Predecessor periods represent stock options granted by Cooper Tire to employees of the Predecessor. Amounts related to the Successor period relate to stock options granted by the Company.

	Predecessor			Successor
	Years Ended December 31,		January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004
	2002	2003
Net income, as reported	$71,487	$57,435	$83,349	$(4,545)
Add: Stock-based compensation, as reported	—	—	—	—
Deduct: Stock-based compensation under SFAS 123 fair value method net of tax	(1,216)	(897)	(717)	(10)
Pro forma net income	$70,271	$56,538	$82,632	$(4,555)

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

The fair value for options awarded to employees of the Company was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Predecessor			Successor
	Years Ended December 31,		January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004
	2002	2003
Risk-free interest rate	3.0%	1.8%	2.2%	3.7%
Dividend yield	2.8%	2.8%	2.1%	0.0%
Expected volatility	33.0%	34.0%	34.0%	0.0%
Expected life (in years)	4.3	5.9	4.7	6.0

The weighted-average fair value of options granted in 2002, 2003, Predecessor 2004 and Successor 2004 was $3.35, $3.60, $5.01 and $19.96, respectively. During Predecessor 2004, 437,500 options were granted by Cooper Tire to Predecessor employees. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of (1) revenues and expenses during the reporting period and (2) assets and liabilities, as well as disclosure of contingent assets and liabilities, at the date of the financial statements. Actual results could differ from those estimates.

Reclassifications – Certain prior period amounts were reclassified to conform to the current year presentation of the Successor.

Recent accounting pronouncements – In May 2004, the Financial Accounting Standards Board ("FASB") issued Staff Position ("FSP") 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" (the "Act"). This FSP provides accounting and disclosure guidance for employers who sponsor postretirement health care plans that provide prescription drug benefits. Preliminary Medicare reform regulations were issued in draft form late in July for comment before October 4, 2004. These regulations are complex and contain acknowledged open issues. As further discussed in Note 11, we have prepared an estimate of the potential effect of the Act and recorded it during Predecessor 2004 as prescribed by FSP 106-2.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." This statement amends Accounting Research Bulletin ("ARB") No. 43, Chapter 4, "Inventory Pricing," to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

In December 2004, the FASB issued an FASB Staff Position (FSP) 109-2 "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004", which provides accounting and disclosure guidance for the foreign earnings repatriation provision within the American Jobs Creation Act of 2004. The Act provides a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer. FSP FASB 109-2 provides for a period of time beyond the financial reporting period of enactment for a company to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings. The Company is in the process of evaluating the effects of one-time repatriation opportunities provided by the Act. At the time of filing these statements, the Company cannot reasonably estimate the income tax effects of such repatriation under the Act.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

In December 2004, the FASB issued FAS 123R, "Share-Based Payment", that requires companies to expense the value of employee stock options and similar awards. The effective date for application by the Company is interim and annual periods beginning after December 15, 2005. FAS 123R applies to all outstanding and unvested share-based payment awards at a Company's adoption date. FAS 123R allows alternative transition methods. The Company has not yet selected a transition method and has not completed its analysis of the impact on the Company's results of operations and financial position from implementing FAS 123R.

4.    Acquisitions

On May 30, 2003, the Predecessor increased its ownership position in Jin Young Standard of South Korea from 49 percent to 90 percent and changed the name of the operations to Cooper-Standard Automotive Korea, Inc. The increase was financed by converting $2,500 of Predecessor loans to Jin Young Standard into equity and an agreement to pay to other joint-venture shareholders an additional $500 in cash over five years. The results of operations of Cooper-Standard Automotive Korea, Inc. are included in the consolidated and combined financial statements from the date of the increased ownership percentage. Prior to the date of this transaction, the Predecessor accounted for its investment in Jin Young Standard under the equity method. The acquisition does not meet the thresholds for a significant acquisition and therefore no pro forma financial information is presented.

5.    Restructuring

In connection with the 1999 acquisition of The Standard Products Company, the Predecessor had recorded an accrual for employee separation and other exit costs relating to a plan for the reorganization and closing of certain manufacturing facilities in Europe and the closure of its automotive sealing plant in Kittanning, Pennsylvania. At June 30, 2002, these initiatives had been completed and the reserve was reduced to zero. The following table summarizes the activity related to these restructuring accruals:

	Employee Separation Costs	Other Exit Costs	Total
Accrual at January 1, 2002	$1,000	$—	$1,000
Cash payments	(140)	(260)	(400)
Adjustment to reserve	(860)	260	(600)
Accrual at December 31, 2002	$—	$—	$—

During the fourth quarter of 2000, the Predecessor approved a comprehensive restructuring plan to significantly improve efficiencies and reduce costs throughout its worldwide operations. Under this plan, 21 facilities were closed or downsized and 989 employees were terminated. At December 31, 2002, this initiative was deemed to be completed and the reserve was reduced to zero. In 2002, the Predecessor recognized a $2,200 reversal of charges recorded for this initiative, due primarily to lower than expected severance costs associated with the European initiatives and the termination of fewer employees than expected. The following table summarizes the activity related to the restructuring charge recorded in 2000:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Accrual at January 1, 2002	$7,900	$1,200	$—	$9,100
Cash payments	(5,100)	(700)	—	(5,800)
Adjustment of assets to fair value	—	—	(1,100)	(1,100)
Adjustment to reserve	(2,800)	(500)	1,100	(2,200)
Accrual at December 31, 2002	$—	$—	$—	$—

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

During the fourth quarter of 2001, the Predecessor approved a restructuring plan to improve efficiencies and reduce costs in its North American operations. As a result of this restructuring plan, the Predecessor recorded a pre-tax charge of $9,100, consisting of $4,600 in employee separation costs, $600 in other related exit costs and $3,900 in asset impairments. This restructuring plan principally affected four manufacturing and administrative facilities and was to reduce headcounts by approximately 385 employees. At December 31, 2002 these initiatives were completed and the reserve was reduced to zero. A total of 333 employees were terminated. The following table summarizes the activity related to the restructuring charge recorded in 2001:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Accrual at January 1, 2002	$4,000	$600	$—	$4,600
Cash payments			(1,000)	(1,000)
Adjustment of assets for sale to fair value	(2,400)	(700)		(3,100)
Adjustment to reserve	(1,600)	100	1,000	(500)
Accrual at December 31, 2002	$—	$—	$—	$—

During the fourth quarter of 2002, the Predecessor approved a restructuring plan to improve efficiencies in its international operations. The plan included the relocation of a mixing facility to France and the consolidation of facilities in the United Kingdom and Brazil. As a result of this restructuring plan, the Predecessor recorded a pre-tax charge of $2,700 consisting entirely of employee separation costs. No amounts were paid in 2002. During 2003, these initiatives were completed with the termination of 220 employees. Cash payments of $2,100 were made and $600 was reclassified to other accrued liabilities.

Also included in restructuring costs in the 2002 consolidated statement of income is $2,600 of asset write-downs at North American facilities in excess of amounts established in the restructuring reserves, $700 in severance costs in excess of amounts reserved and $1,100 in production transfer costs in both Europe and North America.

During 2003, the Predecessor recorded $1,400 in severance costs related to the closure of the plastics manufacturing facility in Cleveland, Ohio. These costs represent amounts to be paid to employees upon their termination and were being recorded over the remaining work life of the employees. This closure affected approximately 190 hourly and salaried employees, of which substantially all had been terminated as of December 23, 2004. The completion of this initiative, with a total cost of approximately $4,000, occurred in 2004. The Predecessor also recorded asset impairments of $700 and other exit costs of $200 related to this closure. During the third quarter of 2003, the Predecessor announced the closure of two manufacturing facilities in the United Kingdom. This initiative, with a total cost of $18,900, affected approximately 515 hourly and salaried employees. This initiative was completed in 2004. During 2003, $2,700 of severance costs were recorded representing amounts to be paid to employees upon their termination. These costs are being recorded over the remaining work life of the employees. The Predecessor also recorded asset impairments of $3,300 related to these closures.

The Predecessor recorded additional restructuring expenses during 2003 as follows:

•	$3,200 in severance costs associated with workforce reductions in Europe, Brazil, and North America.

•	$1,200 in other exit costs related to the movement of machinery, equipment and people and site work at closed facilities.

•	$100 for asset impairments at two North American facilities as the properties were sold.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

During 2004, the Company incurred additional costs related to these closures. The Company's remaining obligations related to these facility closures were transferred to Cooper Tire in conjunction with the Acquisition. The following table summarizes the activity for these initiatives since January 1, 2003:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Accrual at January 1, 2003	$—	$—	$—	$—
Expense incurred	7,300	1,400	4,100	12,800
Cash payments	(3,700)	(1,400)	—	(5,100)
Utilization of reserve	—	—	(4,100)	(4,100)
Balance at December 31, 2003	3,600	—	—	3,600
Expense incurred	6,700	7,900	6,600	21,200
Cash payments	(8,600)	(7,900)	—	(16,500)
Utilization of reserve	—	—	(6,600)	(6,600)
Retained by Cooper Tire	(1,700)	—		(1,700)
Balance at December 31, 2004	$—	$—	$—	$—

6.    Inventories

Inventories are comprised of the following:

	Predecessor	Successor
	December 31,
	2003	2004
Finished goods	$30,226	$45,572
Work in process	21,473	21,423
Raw materials and supplies	40,935	50,864
	$92,634	$117,859

7.    Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	Predecessor	Successor	Estimated Usefulc/ Lives
	December 31,
	2003	2004
Land and improvements	$18,984	$34,560
Buildings and improvements	171,298	144,173	15 to 40 years
Machinery and equipment	669,735	293,757	5 to 14 years
Construction in Progress	21,149	39,117
	881,166	511,607
Accumulated depreciation	(374,941)	(1,664)
Property, plant and equipment, net	$506,225	$509,943

Depreciation expense totaled $68,280 and $75,346 for 2002 and 2003, respectively, $74,369 for Predecessor 2004 and $1,664 for Successor 2004.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

8.    Goodwill and Intangibles

As of December 31, 2003, the carrying amount of the Predecessor's goodwill was $384,568, net of accumulated amortization of $29,718. In connection with the Acquisition, the Successor recorded goodwill totaling $402,598 as of December 31, 2004. As a result of the close proximity of the Acquisition to December 31, 2004 and the pending completion of the purchase price allocation, goodwill has not been allocated to the applicable reporting units as of December 31, 2004. Such allocation will occur upon completion of the purchase price allocation in 2005.

The following table presents intangible assets and accumulated amortization balances of the Successor as of December 31, 2004:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Amortization Period
Customer contracts	$141,000	$(383)	$140,617	7 to 8 years
Customer relationships	153,000	(163)	152,837	20 years
Developed technology	18,200	(49)	18,151	6 to 10 years
	$312,200	$(595)	$311,605

As of December 31, 2003, the carrying amount of the Predecessor's capitalized trademarks and tradenames, technology, and other intangibles was $10,403, net of $8,604 of accumulated amortization.

Amortization expense totaled $2,489 and $1,387 for 2002 and 2003, respectively, $1,205 for Predecessor 2004 and $595 for Successor 2004. Estimated amortization expense will total approximately $28,000 over each of the next five years.

9.    Debt

Outstanding debt consisted of the following at December 31, 2003 and 2004:

	Predecessor 2003	Successor 2004
Senior Notes	$—	$200,000
Senior Subordinated Notes	—	350,000
Term Loan A	—	51,320
Term Loan B	—	115,000
Term Loan C	—	185,000
Revolving credit facility	—	—
Capital leases and other borrowings	11,071	9,010
Total debt	11,071	910,330
Less current portion	(3,015)	(10,758)
Total long-term debt	$8,056	$899,572

In connection with the Acquisition, Cooper-Standard Automotive Inc. issued Senior Notes and Senior Subordinated Notes in a private offering and entered into new Senior Credit Facilities. Cooper-Standard Holdings Inc. has fully and unconditionally guaranteed the Senior Notes and Senior Subordinated Notes. Cooper-Standard Holdings Inc. conducts substantially all of its operations through its subsidiaries and its assets consist primarily of its investment in Cooper-Standard Automotive Inc. In addition to the issuance of the Senior Notes and Senior Subordinated Notes, the Successor assumed certain debt instruments existing at the Acquisition date.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

The Senior Notes and Senior Subordinated Notes bear interest at rates of 7.0% and 8.375%, respectively, and mature on December 15, 2012 and 2014, respectively. Interest is payable semi-annually on June 15 and December 15. The Senior Notes are guaranteed on a senior unsecured basis and the Senior Subordinated Notes are guaranteed on a senior subordinated basis, by substantially all existing and future wholly-owned domestic subsidiaries. Prior to December 15, 2008, in the case of the Senior Notes and December 15, 2009, in the case of the Senior Subordinated Notes, the Company has the option to redeem some or all of the notes subject to a formula as defined in the applicable agreements. After December 15, 2008, the Company has the option to redeem some or all of the Senior Notes at premiums that begin at 103.5% and decline each year to face value for redemptions taking place after December 15, 2010. After December 15, 2009, the Company has the option to redeem some or all of the Senior Subordinated Notes at premiums that begin at 104.2% and decline each year to face value for redemptions taking place after December 15, 2012.

In connection with the private offering of the Senior Notes and Senior Subordinated Notes, the Company agreed to consummate exchange offers to exchange these notes for notes registered under the Securities Act of 1933. Accordingly, the Company intends to file a registration statement with the SEC in 2005.

The Senior Credit Facilities consist of a revolving credit facility and various senior term loan facilities with maturities in 2010 and 2011, including Term Loan B, which is a U.S. dollar denominated obligation of our Canadian subsidiary. The revolving credit facility, through a syndicate of lenders, provides for borrowings up to $125 million including the availability of letters of credit, a portion of which is also available in Canadian dollars and bears interest at a rate equal to an applicable margin plus, at the Company's option, either (a) a base rate determined by reference to the higher of 1) the prime rate or 2) the federal funds rate plus 0.5% or (b) LIBOR rate determined by reference to the costs of funds for deposits in the applicable currency for the interest period relevant to such borrowing adjusted for certain additional costs. Interest is generally due quarterly in arrears and is also due upon the expiration of any particular loan. Interest rates under the Senior Credit Facilities averaged 5.84% during Successor 2004. We are also required to pay a commitment fee in respect of the undrawn portion of the revolving commitments at a rate equal to 0.5% per annum and customary letter of credit fees. As of December 31, 2004, the Company had no outstanding letters of credit. The Successor incurred a $4,000 bridge loan fee related to contingent short-term financing arranged to fund the Acquisition. Such fee is included in Successor 2004 interest expense as the bridge loan arrangement expired unexercised upon the issuance of the Senior Notes and the Senior Subordinated Notes.

The term loans amortize quarterly subject to certain formulas contained in the agreements. The Senior Credit Facilities are unconditionally guaranteed on a senior secured basis by the Company and, subject to certain exceptions, substantially all existing and future domestic subsidiaries of the Company and the Company's Canadian subsidiaries in the case of Term Loans A and B and Canadian dollar borrowings under the revolving credit facility. In addition, all obligations under the Senior Credit Facilities and the guarantees of those obligations are secured by substantially all the assets of the Company, subject to certain exceptions.

The Senior Credit Facilities and Senior Notes and Senior Subordinated Notes contain covenants that, among other things, restrict, subject to certain exceptions, the ability to sell assets, incur additional indebtedness, repay other indebtedness (including the Senior Notes and Senior Subordinated Notes), pay certain dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, or engage in certain transactions with affiliates. In addition, the Senior Credit Facilities contain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio, and a maximum capital expenditures limitation and require certain prepayments from excess cash flows, as defined and in

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

connection with certain asset sales and the incurrence of debt not permitted under the Senior Credit Facilities. As of December 31, 2004, the Company was in compliance with all of its financial covenants.

The Company has provided a guarantee of a portion of the bank loans made to its NISCO joint venture with Nishikawa Rubber Company. On July 1, 2003, the joint venture entered into an additional bank loan with the joint venture partners each guaranteeing an equal portion of the amount borrowed. Proceeds from the loan were used primarily to make distributions to the joint venture partners. As of December 31, 2004, the Company has recorded a $29 liability related to the guarantee of this debt with a corresponding increase to the carrying value of its investment in the joint venture. The Company's maximum exposure under the two guarantee arrangements at December 31, 2004 was approximately $5,000.

The Company uses a global cash management vehicle to pool excess cash from foreign subsidiaries as well as to satisfy cash requirements of foreign subsidiaries either as notes receivable or notes payable, respectively, on the balance sheets of such foreign subsidiaries. At December 31, 2004 the Company's notes payable outstanding under this arrangement were $79,230. The notes are denominated in foreign currencies with interest accruing at market rates. Other borrowings at December 31, 2003 and 2004 reflect borrowings under capital leases and local bank lines, including a $1,632 short-term note payable classified in notes payable on the consolidated balance sheet.

The maturities of long-term debt are as follows and include the estimated amortization of the term loans:

2005	$10,758
2006	9,783
2007	11,910
2008	11,633
2009	16,662
Thereafter	849,584
$910,330

Interest paid on third party debt and intercompany amounts with Cooper Tire was $2,250 and $6,646 for 2002, $2,429 and $7,941 for 2003, $2,371 and $1,882 for Predecessor 2004 and $4,129 and $0 for Successor 2004, respectively.

10.    Pensions

The Company maintains defined benefit pension plans covering substantially all employees located in the United States. Benefits generally are based on compensation and length of service for salaried employees and on length of service for hourly employees. The Company's policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. Independent actuaries determine pension costs for each subsidiary of the Company. Prior to the Acquisition, the balance sheet accounts related to the Predecessor's domestic plans were recorded on the balance sheet of Cooper Tire. The Company's allocated portion of Cooper Tire's domestic pension costs amounted to $7,125 in 2002, $10,490 in 2003 and $10,405 in 2004. Effective with the Acquisition, the Company assumed its allocable share of the assets and liabilities of the domestic pension plans. The Company also sponsors defined benefit pension plans for employees in some of its international locations.

The Company also sponsors defined contribution pension plans for certain salaried and hourly U.S. employees of the Company. Participation is voluntary and participants' contributions are based on their compensation. The Company matches contributions of participants, up to various limits based on its profitability, in substantially all plans. Matching contributions under these plans totaled $4,457 in 2002, $2,327 in 2003 and $2,886 in 2004.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

The Company uses a December 31st measurement date for the majority of its plans. The following tables disclose information related to the Company's defined benefit pension plans. Information prior to December 23, 2004 excludes the Company's domestic defined benefit pension plans. In conjunction with the Acquisition, the Company recorded the unfunded amount of the projected benefit obligation of its domestic and international defined benefit pension plans on the Company's balance sheet.

	2003		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in projected benefit obligation:
Projected benefit obligations at beginning of period	$—	$37,480	$—	$52,787
Acquisition of Korean subsidiary	—	720	—
Service cost – employer	—	2,115	—	2,781
Participant contributions	—	163	—	147
Interest cost	—	2,747	—	3,275
Actuarial loss	—	3,462	—	5,166
Amendments	—	314	—	—
Benefits paid	—	(1,858)	—	(3,027)
Foreign currency exchange rate effect	—	7,644	—	4,940
Effect of Acquisition	—	—	187,847	—
	$—	$52,787	$187,847	$66,069
Projected benefit obligation at end of period
Change in plans' assets:
Fair value of plans' assets at beginning of period	$—	$22,212	$—	$32,019
Actual return on plans' assets	—	2,661	—	2,682
Employer contributions	—	3,918	—	3,615
Participant contributions	—	163	—	—
Benefits paid	—	(1,503)	—	(3,027)
Foreign currency exchange rate effect	—	4,568	—	2,810
Effect of Acquisition	—	—	148,146	—
Fair value of plans' assets at end of period	$—	$32,019	$148,146	$38,099

Funded status of the plans	$—	$(20,768)	$(39,701)	$(27,970)
Unrecognized actuarial loss	—	10,657	—
Unrecognized prior service cost	—	733	—
Adjustment for minimum liability	—	(4,489)	—
Net amount recognized at December 31	$—	$(13,867)	$(39,701)	$(27,970)
Amounts recognized in the balance sheets:
Prepaid expenses	$—	$161	$—	$—
Accrued liabilities	—	(9,539)	(16,135)	(3,446)
Pension benefits	—	(4,489)	(23,566)	(24,524)
Net amount recognized at December 31	$—	$(13,867)	$(39,701)	$(27,970)

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

The accumulated benefit obligation for all international plans was $46,515 at December 31, 2003 and for all domestic and international defined benefit pension plans was $164,434 and $58,148, respectively, at December 31, 2004. The following table lists the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets at December 31, 2003 and 2004:

	2003		2004
	Projected Benefit Obligation Exceeds Plan Assets	Accumulated Benefit Obligation Exceeds Plan Assets	Projected Benefit Obligation Exceeds Plan Assets	Accumulated Benefit Obligation Exceeds Plan Assets
Projected benefit obligation	$52,787	$30,439	$253,916	$253,916
Accumulated benefit obligation	46,515	28,765	222,582	222,582
Fair value of plan assets	32,019	13,000	186,245	186,245

Weighted average assumptions used to determine benefit obligations at December 31:

	2003		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	n/a	4.5% to 7.0%	6.0%	4.4% to 6.5%
Rate of compensation increase	n/a	2.5% to 7.5%	3.3%	2.5% to 7.5%

The following table provides the components of net pension expense for the plans:

	2002		2003		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$6,742	$1,827	$6,787	$2,115	$8,982	$2,781
Interest cost	11,686	2,419	11,645	2,747	11,782	3,275
Expected return on plan assets	(13,662)	(2,118)	(12,092)	(2,300)	(13,571)	(2,937)
Amortization of prior service cost and recognized actuarial loss	2,359	60	4,149	443	3,212	689
Net periodic benefit cost	$7,125	$2,188	$10,489	$3,005	$10,405	$3,808

Weighted-average assumptions used to determine net periodic benefit costs for the years ended December 31 were:

	2002		2003		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	7.3%	6.9%	6.8%	6.5%	6.3%	4.5% to 7.0%
Expected return on plan assets	9.5%	8.9%	9.0%	9.0%	9.0%	9.0%
Rate of compensation increase	4.8%	3.9%	3.8%	3.4%	3.3%	2.5% to 7.5%

The weighted average asset allocations for the Company's pension plans at December 31, 2004 by asset category are approximately as follows:

	U.S.	Non-U.S.
Equity securities	64%	59%
Debt securities	34%	41%
Cash and cash equivalents	2%	—
	100%	100%

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

The Company's investment policy for domestic plan assets is to maintain an allocation of 65 percent in equity securities and 35 percent in debt securities. Equity security investments are structured to achieve an equal balance between growth and value stocks. The Company determines the annual rate of return on pension assets by first analyzing the composition of its asset portfolio. Historical rates of return are applied to the portfolio. This computed rate of return is reviewed by the Company's investment advisors and actuaries. Industry comparables and other outside guidance is also considered in the annual selection of the expected rates of return on pension assets.

The Company estimates it will contribute between $18 and $21 million to its pension plans in 2005.

The Company estimates its benefit payments for its domestic and foreign pension plans during the next ten years to be as follows:

	U.S	Non-U.S.	Total
2005	$6,443	$2,706	$9,149
2006	6,505	2,846	9,351
2007	6,655	3,120	9,775
2008	6,844	3,165	10,009
2009	7,237	3,665	10,902
2010-2014	43,501	22,400	65,901

11.    Postretirement Benefits Other Than Pensions

The Company provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees and employees in Canada. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Independent actuaries determine postretirement benefit costs for each applicable subsidiary of the Company. The Company's policy is to fund the cost of these postretirement benefits as these benefits become payable.

The Company uses a December 31st measurement date for its plans. The following tables disclose information related to the Company's postretirement benefit plans. Effective with the Acquisition, Cooper Tire assumed certain of the Predecessor's obligations under these plans. Additionally, the Company recorded the unfunded amount of the projected benefit obligation on the Company's balance sheet.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

	2003	2004
Change in projected benefit obligation:
Projected benefit obligations at beginning of period	$90,491	$101,108
Service cost	2,070	2,809
Interest cost	6,064	6,121
Actuarial loss	8,131	6,127
Benefits paid	(6,710)	(5,925)
Foreign currency exchange rate effect	1,062	599
Effect of Medicare Act	—	(2,903)
Effect of Acquisition		(15,135)
Projected benefit obligation at end of period	$101,108	$92,801
Funded status of the plans	$(101,108)	$(92,801)
Unrecognized actuarial loss	26,284	—
Unrecognized prior service cost	—	—
Net amount recognized at December 31	$(74,824)	$(92,801)
Amounts recognized in the balance sheets:
Accrued liabilities	$(5,763)	$(5,391)
Postretirement benefits other than pensions	(69,061)	(87,410)
Net amount recognized at December 31	$(74,824)	$(92,801)

Included in the total projected benefit obligations and net amount recognized at December 31, 2004, is approximately $9 million related to Canadian employees.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted in December 2003. The Act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In May 2004, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003." This FSP provided accounting and disclosure guidance for employers who sponsor postretirement health care plans that provide drug benefits. Regulations regarding implementation of provisions relevant to the Company's accounting are complex and contain acknowledged open issues. The Company recorded their potential effect during the third quarter of 2004, retroactive to January 1, 2004 as prescribed by FSP 106-2. The Act reduced net periodic postretirement benefit cost by $444 in 2004. The total impact on the Company's actuarial liability under all domestic plans was a reduction of $2,903.

The following table provides the components of net periodic expense for the plans:

	2002	2003	2004
Service cost	$2,187	$2,070	$2,809
Interest cost	6,404	6,064	6,121
Amortization of prior service cost and recognized actuarial loss	1,768	1,482	1,526
Net periodic benefit cost	$10,359	$9,616	$10,456

The weighted average assumed discount rate used to determine benefit obligations was 6.3% and 6.0% at December 31, 2003 and 2004, respectively. The weighted-average assumed discount rate used to determine net periodic expense was 7.3%, 6.8% and 6.3% for 2002, 2003 and 2004, respectively.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

At December 31, 2004, the weighted average assumed annual rate of increase in the cost of health care benefits (health care cost trend rate) was 9.0% per year for 2005 and 2006 and 6.0% thereafter. A one-percentage point change in the assumed health care cost trend rate would have had the following effects:

	Increase	Decrease
Effect on service and interest cost components	$419	$(354)
Effect on project benefit obligations	4,451	(3,702)

The Company estimates its benefit payments for its postretirement benefit plans during the next ten years to be as follows:

2005	$4,596
2006	4,914
2007	5,233
2008	5,457
2009	5,578
2010 – 2014	33,112

12.    Income Taxes

Components of the Company's income before income taxes are as follows:

	Predecessor			Successor
	Years Ended December 31,		January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004
	2002	2003
Domestic	$37,536	$4,528	$35,317	$(9,789)
Foreign	74,797	87,175	82,182	3,497
	$112,333	$91,703	$117,499	(6,292)

The Company's provision (benefit) for income taxes consists of the following:

	Predecessor			Successor
	Years Ended December 31,		January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004
	2002	2003
Current
Federal	$(851)	$9,371	$13,005	$—
State	(229)	110	525	—
Foreign	29,875	31,351	22,881	357
	28,795	40,832	36,411	357
Deferred
Federal	10,937	(11,347)	(4,879)	(2,230)
State	896	(8)		—
Foreign	218	4,791	2,618	126
	12,051	(6,564)	(2,261)	(2,104)
	$40,846	$34,268	$34,150	$(1,747)

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

The following schedule reconciles the United States statutory federal rate to the income tax provision:

	Predecessor			Successor
	Years Ended December 31,		January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004
	2002	2003
Tax at U.S. statutory rate	$39,316	$32,096	$41,125	$(2,202)
State and local taxes (net)	434	66	342	—
U.S. tax credits	(2,070)	(2,975)	(3,257)	—
Extraterritorial income exclusion	(1,000)	(1,000)	(765)	—
Effect of foreign tax rates	3,914	5,631	1,781	505
Valuation allowance	—	—	(5,484)	—
Other, net	252	450	408	(50)
Income tax provision	$40,846	$34,268	$34,150	$(1,747)
Effective income tax rate	36.4%	37.4%	29.1%	27.8%

Payment for income taxes in 2002, 2003, Predecessor 2004 and Successor 2004, net of refunds, were $29,921, $27,406, $24,043 and $0, respectively.

Deferred tax assets and liabilities reflect the estimated tax effect of accumulated temporary differences between the basis of assets and liabilities for tax and financial reporting purposes, as well as net operating losses, and tax credit and other carryforwards. Significant components of the Company's deferred tax assets and liabilities at December 31, are as follows:

	Predecessor 2003	Successor 2004
Deferred tax assets:
Postretirement and other benefits	$38,365	$54,674
Net operating loss and tax credit carryforwards	79,977	82,110
All other items	7,900	17,059
Total deferred tax assets	126,242	153,843
Deferred tax liabilities:
Property, plant and equipment	(34,757)	(43,079)
Pension benefits	(9,285)	(8,379)
Intangibles		(118,420)
All other items	(18,142)	(22,136)
Total deferred tax liabilities	(62,184)	(192,014)
Valuation allowances	(41,056)	(72,606)
Net deferred tax assets (liabilities)	$23,002	$(110,777)

Included in accrued liabilities at December 31, 2004 is $893 of current net deferred tax liabilities.

At December 31, 2004, the Company's foreign subsidiaries, primarily in the United Kingdom, France and Brazil, have operating loss carryforwards aggregating $134,700 with indefinite expiration lives while Spain has an operating loss carryforward of $14,300 with expiration dates beginning in 2009. The Company and its domestic subsidiaries have foreign and other tax credit carryforwards of $9,000 and $17,800, with expiration dates beginning in 2006 through 2022.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

As of December 24, 2004 a valuation allowance was recorded on approximately $115,700 of purchased operating loss carryforwards, $50,000 of other purchased tax attributes and $18,700 of purchased tax credits. To the extent these benefits are ever realized, such benefits will be recorded as a reduction to goodwill. The deferred tax assets for which no valuation allowance has been established are expected to be realized based upon forecasted earnings, resulting in future taxable income, and the implementation of certain tax strategies.

As a result of our reassessment of the realizability of net operating losses in certain foreign jurisdictions relating to improved operating results, we recognized an income tax benefit of approximately $5,500 from the reversal of valuation allowances in Predecessor 2004.

Deferred income taxes have not been provided on approximately $265,000 of undistributed earnings of foreign subsidiaries as such amounts are considered permanently reinvested. It is not practical to estimate any additional income taxes and applicable withholding taxes that would be payable on remittance of such undistributed earnings.

Under the terms of the Stock Purchase Agreement with Cooper Tire, the Company is indemnified against substantially all contingent income tax liabilities related to periods prior to the Acquisition.

13.    Lease Commitments

The Company rents certain manufacturing facilities and equipment under long-term leases expiring at various dates. Rental expense for operating leases was $13,830, $12,927, $14,660 and $99 for 2002, 2003, Predecessor 2004 and Successor 2004, respectively.

Future minimum payments for all non-cancelable operating leases are as follows:

2005	$8,107
2006	7,261
2007	5,999
2008	4,834
2009	4,686
Thereafter	17,079

14.    Cumulative Other Comprehensive Income

Cumulative other comprehensive income in the accompanying balance sheets consists of:

	Predecessor 2003	Successor 2004
Cumulative currency translation adjustment	$35,978	$3,505
Unrealized losses on marketable securities	(5,385)
Tax effect	2,054
Net	(3,331)
Minimum pension liability	(4,109)
Tax effect	1,508
Net	(2,601)
	$30,046	$3,505

Net income reflects realized gains and losses on marketable securities and derivatives. Net gains (losses) of $46, $(3,135), $(1,897) and $0 were recognized in income in 2002, 2003, Predecessor 2004 and Successor 2004, respectively.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

15.    Contingent Liabilities

Employment Contracts

The Company has employment arrangements with certain key executives that provide for continuity of management. These arrangements include payments of multiples of annual salary, certain incentives and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.

Unconditional Purchase Orders

Noncancellable purchase order commitments for capital expenditures made in the ordinary course of business were $14,314 at December 31, 2004.

Legal and Other Claims

The Company is periodically involved in claims, litigation and various legal matters that arise in the ordinary course of business. In addition, the Company conducts and monitors environmental investigations and remedial actions at certain locations. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company. A reserve estimate is established for each matter and updated as additional information becomes available. We do not believe that the ultimate resolution of any of these matters will have a material adverse effect on our financial condition, results of operations or cash flows.

16.    Other Income (Expense)

The components of Other Income (Expense) for the years 2002, 2003, Predecessor 2004 and Successor 2004 are as follows:

	Predecessor			Successor
	2002	2003	January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004
Foreign currency gains (losses)	$(903)	$(150)	$(1,326)	$4,575
Minority interest	(1,259)	(844)	(799)	33
	$(2,162)	$(994)	$(2,125)	$4,608

Included in foreign currency gains in Successor 2004 is $4.1 million related to Term Loan B, a U.S. dollar denominated obligation of our Canadian subsidiary.

17.    Related Party Transactions

The Predecessor had transactions in the normal course of business with Cooper Tire, including the purchase of raw materials which totaled $25,053, $20,691 and $22,095 in 2002, 2003 and in Predecessor 2004, respectively. Additionally, as part of the Acquisition, the Company executed a Transition Services Agreement with Cooper Tire whereby Cooper Tire agreed to provide a number of transitional services to the Company, including payroll, travel and employee benefits administration, treasury, purchasing, employee training, and information technology. The Company agreed to pay Cooper Tire specified amounts for certain of these services on a specific period or an as needed basis. The amounts incurred under the Transition Services Agreement were immaterial in Successor 2004. Cooper Tire's obligation to provide such services generally terminates by June 30, 2005.

Sales to NISCO, a 50 percent owned joint venture, totaled $15,083, $13,734, $13,788 and $0, in 2002, 2003, Predecessor 2004 and Successor 2004, respectively.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

In connection with the Acquisition, the Company paid its two primary stockholders transaction advisory fees totaling $12,000. One of these payments was made in January 2005 and is reflected on the consolidated balance sheet as a payable to stockholder. Additionally, affiliates of one of the primary stockholders participate as lenders to the Company and received fees totaling approximately $5,200 as part of the Acquisition financing. These affiliates may also periodically make open-market purchases of our Senior or Senior Subordinated Notes.

18.    Capital Stock and Stock Options

The Successor was capitalized at the date of Acquisition via the sale of 3,180,000 shares of common stock for $318,000 to two investor groups. The Successor also issued $1,200 of common stock to two members of the board of directors for services rendered, which is included in selling, administration and engineering expenses in Successor 2004. Additionally, certain members of management have committed to purchasing common stock of approximately $3,500 during 2005.

Effective as of the closing of the Acquisition, the Successor established the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, which permits the granting of non-qualified and incentive stock options, stock appreciation rights, restricted stock, and other stock-based awards to employees and directors. As of December 31, 2004, the Company had 223,615 shares of common stock reserved for issuance under the plan, including outstanding options granted to certain employees to purchase 214,670 shares of common stock at an exercise price of $100 per share, which was determined by the board of directors to equal fair market value. These options, none of which were vested at December 31, 2004, have a ten-year life and vest either 20% per year over five years or 100% after eight years with certain acceleration provisions related to Company performance. During the Predecessor periods, Cooper Tire granted stock options to certain employees to purchase common stock of Cooper Tire. Upon the Acquisition, the outstanding options were either forfeited or settled by Cooper Tire in accordance with their respective terms. Unvested options for certain employees were settled in cash by Cooper Tire.

19.    Business Segments

The Company is a leading global manufacturer of automotive components primarily for use in passenger vehicles and light trucks for global original equipment manufacturers ("OEMs") and replacement markets. The principal customers for the Company's products are located in North America, Europe, and Asia. The Company manages its operations through the following business segments:

Sealing – Designs and manufactures body sealing products and components that protect vehicle interiors from weather, dust and noise intrusion.

Fluid – Designs and manufactures fluid handling subsystems and components that direct, control, measure and transport fluids and vapors throughout a vehicle.

Noise, vibration and harshness ("NVH") – Designs and manufactures systems and components that control and isolate noise and vibration in a vehicle to improve ride and handling.

The accounting policies of the Company's business segments are consistent with those described in Note 3. The Company evaluates segment performance based on segment profit before tax. The results of each segment include certain allocations for general, administrative, interest and other shared costs. However, certain shared costs are not allocated to the segments and are included below in Eliminations and other. Intersegment sales are conducted at market prices. Segment assets are calculated based on a moving average over several quarters and exclude corporate assets, goodwill, intangible assets, deferred taxes, and certain other assets.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

	Predecessor			Successor
	2002	2003	2004	2004
Sales to external customers
Sealing	$758,114	$747,249	864,573	2,245
Fluid	503,202	573,973	639,998	2,112
NVH	326,079	341,073	354,601	296
Eliminations and other	(1,442)	(51)	(242)	—
Consolidated	1,585,953	1,662,244	1,858,930	4,653
Intersegment sales
Sealing	39	1,030	59	—
Fluid	(25)	2	3	—
NVH	40,585	36,207	35,456	—
Eliminations and other	(40,599)	(37,239)	(35,518)	—
Consolidated	—	—	—	—
Segment profit
Sealing	30,354	(2,720)	13,615	(1,625)
Fluid	45,468	50,424	70,036	(3,204)
NVH	36,901	47,685	34,836	(1,514)
Other	(390)	(3,686)	(988)	51
Income before income taxes	112,333	91,703	117,499	(6,292)
Depreciation and amortization expense
Sealing	38,880	39,733	40,468	883
Fluid	16,140	18,918	18,028	428
NVH	10,567	11,135	10,647	227
Other	5,182	6,947	6,431	721
Consolidated	70,769	76,733	75,574	2,259
Capital expenditures
Sealing	31,188	34,548	35,633	189
Fluid	18,662	15,234	18,579	31
NVH	7,667	5,246	6,180	60
Other	8,941	3,669	2,282	34
Consolidated	$66,458	$58,697	$62,674	$314
Segment assets
Sealing		$459,200		$483,643
Fluid		270,329		289,636
NVH		141,838		145,153
Other		613,121		961,126
Consolidated		$1,484,488		$1,879,558

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

Net interest expense included in segment profit for Sealing, Fluid and NVH totaled $4,925, $2,017 and $(62), respectively, for 2002; $3,970, $757 and $200, respectively, for 2003; $1,948, $(278) and $80, respectively, for Predecessor 2004; and $3,033, $1,760 and $890, respectively, for Successor 2004. Restructuring costs included in segment profit for Sealing, Fluid and NVH totaled $2,144, $1,035 and $1,215, respectively, for 2002; $8,564, $4,239 and $0, respectively, for 2003; $16,598, $4,635 and $0, respectively, for Predecessor 2004; and $3, $0 and $0, respectively, for Successor 2004. Substantially all equity earnings relate to Sealing.

Geographic information for revenues, based on country of origin, and long-lived assets is as follows:

	Predecessor		Successor
	2002	2003	2004	2004
Revenues
United States	$777,042	$766,894	$856,960	$1,039
Canada	293,816	335,580	350,692	66
Other	515,095	559,770	651,278	3,548
Consolidated	$1,585,953	$1,662,244	$1,858,930	$4,653
Long-lived assets
United States		$217,555		$213,288
Canada		57,590		62,263
Other		231,080		234,392
Consolidated		$506,225		$509,943

Net sales to customers of the Company which contributed ten percent or more of its total consolidated net sales and the related percentage of consolidated Company sales for 2002, 2003 and 2004 are as follows:

Customer	2002 Percentage of Combined Net Sales	2003 Percentage of Combined Net Sales	2004 Percentage of Combined Net Sales
Ford	31%	33%	35%
General Motors	21%	22%	21%
DaimlerChrysler	22%	18%	14%

20.    Fair Value of Financial Instruments

With the exception of the Senior and Senior Subordinated Notes, the fair value of the Company's financial instruments approximate their carrying values. Fair values of the Senior and Senior Subordinated Notes approximated $552,125 at December 31, 2004, based on quoted market prices, compared to the recorded values totaling $550,000.

The Company's derivative financial instruments at December 31, 2004 consist of a fair value hedge of foreign currency exposure. The notional amount of this foreign currency derivative instrument at December 31, 2004 was $5,730. The counterparty to this agreement is a major commercial bank. This instrument matured January 28, 2005 with no significant gain/loss. Management believes that the probability of losses related to credit risk on investments classified as cash and cash equivalents is remote.

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands except per share amounts)

21.    Selected Quarterly Information (Unaudited)

	Predecessor				Successor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fourth Quarter
2003
Sales	$404,201	$413,158	$392,159	$452,726	n/a
Gross profit	65,804	69,052	58,274	79,919	n/a
Net income	14,448	15,437	5,962	21,587	n/a
2004
Sales	$496,984	$484,970	$423,866	$453,110	$4,653
Gross profit	89,277	92,984	60,912	76,598	(20)
Net income	26,543	30,977	5,517	20,312	(4,545)

22.    Guarantor and Non-Guarantor Subsidiaries

In connection with the Acquisition, Cooper-Standard Automotive, Inc. (the "Issuer"), a wholly-owned subsidiary, issued the Senior Notes and Senior Subordinated Notes with a total principal amount of $550,000. Cooper-Standard Holdings Inc. (the "Parent") and all wholly-owned domestic subsidiaries of Cooper-Standard Automotive, Inc. (the "Guarantors") unconditionally guarantee the notes. The following condensed consolidating and combining financial data provides information regarding the financial position, results of operations and cash flows of the Guarantors. Separate financial statements of the Guarantors are not presented because management has determined that those would not be material to the holders of the notes. The Guarantors account for their investments in the non-guarantor subsidiaries on the equity method. The principal elimination entries are to eliminate the investments in subsidiaries and intercompany balances and transactions (dollars in millions).

COMBINING STATEMENT OF INCOME
For the Year Ended December 31, 2002

	Predecessor
	Issuer	Guarantors	Non-Guarantors	Eliminations	Combined Totals
Net sales	$533.5	$360.1	$754.9	$(62.5)	$1,586.0
Cost of products sold	471.0	256.6	630.9	(63.0)	1,295.5
Selling, admin, and engineering expenses	118.1	29.3	21.0	—	168.4
Restructuring	(0.1)	—	4.5	—	4.4
Operating profit (loss)	(55.5)	74.2	98.5	0.5	117.7
Interest expense net of interest income:
Third parties	0.2	(0.2)	(1.2)	—	(1.2)
Affiliates	0.1	—	(5.8)	—	(5.7)
Equity earnings	0.1	3.6	—	—	3.7
Other expense, net	11.8	—	(13.5)	(0.5)	(2.2)
Income (loss) before income taxes	(43.3)	77.6	78.0	—	112.3
Provision for income taxes	(18.5)	27.9	31.4	—	40.8
Income (loss) before equity in income (loss) of subsidiaries	(24.8)	49.7	46.6	—	71.5
Equity in net income (loss) of subsidiaries	56.2	—	—	(56.2)	—
NET INCOME	$31.4	$49.7	$46.6	$(56.2)	$71.5

COMBINING STATEMENT OF INCOME
For the Year Ended December 31, 2003

	Predecessor
	Issuer	Guarantors	Non- Guarantors	Eliminations	Combined Totals
Net sales	$532.9	$337.8	$855.9	$(64.4)	$1,662.2
Cost of products sold	499.5	250.5	704.1	(64.9)	1,389.2
Selling, admin, and engineering expenses	107.4	23.1	33.0	—	163.5
Restructuring	4.0	—	8.8	—	12.8
Operating profit (loss)	(78.0)	64.2	110.0	0.5	96.7
Interest expense net of interest income:
Third parties	0.1	(0.1)	0.4	—	0.4
Affiliates	(1.2)	—	(4.1)	—	(5.3)
Equity earnings	(0.4)	1.3	—	—	0.9
Other expense, net	15.7	—	(16.2)	(0.5)	(1.0)
Income (loss) before income taxes	(63.8)	65.4	90.1	—	91.7
Provision for income taxes	(24.9)	23.5	35.7	—	34.3
Income (loss) before equity in income (loss) of subsidiaries	(38.9)	41.9	54.4	—	57.4
Equity in net income (loss) of subsidiaries	60.0	—	—	(60.0)	—
NET INCOME	$21.1	$41.9	$54.4	$(60.0)	$57.4

COMBINING STATEMENT OF INCOME
For the Period January 1, 2004 to December 23, 2004

	Predecessor
	Issuer	Guarantors	Non- Guarantors	Eliminations	Combined Totals
Net sales	$633.8	$338.2	$950.2	$(63.3)	$1,858.9
Cost of products sold	568.4	265.6	768.4	(63.3)	1,539.1
Selling, admin, and engineering expenses	116.3	19.8	42.1	—	178.2
Restructuring	2.6	—	18.6	—	21.2
Operating profit (loss)	(53.5)	52.8	121.1	—	120.4
Interest expense net of interest income:
Third parties	0.1	(0.1)	0.1	—	0.1
Affiliates	(0.5)	—	(1.4)	—	(1.9)
Equity earnings	0.1	0.9	—	—	1.0
Other expense, net	35.5	—	(37.6)	—	(2.1)
Income (loss) before income taxes	(18.3)	53.6	82.2	—	117.5
Provision for income taxes	(4.7)	13.8	25.1	—	34.2
Income (loss) before equity in income (loss) of subsidiaries	(13.6)	39.8	57.1	—	83.3
Equity in net income (loss) of subsidiaries	52.4	—	—	(52.4)	—
NET INCOME	$38.8	$39.8	$57.1	$(52.4)	$83.3

CONSOLIDATING STATEMENT OF INCOME
For the Period December 24, 2004 to December 31, 2004

	Successor
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Consolidated Totals
Net sales	$—	$0.7	$0.9	$3.2	$(0.1)	$4.7
Cost of products sold	—	0.7	0.9	3.2	(0.1)	4.7
Selling, admin, and engineering expenses	1.2	3.0	0.3	0.7	—	5.2
Restructuring	—	—	—	—	—	—
Operating profit (loss)	(1.2)	(3.0)	(0.3)	(0.7)	—	(5.2)
Interest expense net of interest income:
Third parties	—	(5.4)	—	(0.3)	—	(5.7)
Affiliates	—	—	—	—	—	—
Equity earnings	—	—	—	—	—	—
Other expense, net	—	0.1	—	4.5	—	4.6
Income (loss) before income taxes	(1.2)	(8.3)	(0.3)	3.5	—	(6.3)
Provision for income taxes	(0.4)	(2.9)	(0.1)	1.6	—	(1.8)
Income (loss) before equity in income (loss) of subsidiaries	(0.8)	(5.4)	(0.2)	1.9	—	(4.5)
Equity in net income (loss) of subsidiaries	(3.7)	(6.5)		—	10.2	—
NET INCOME	$(4.5)	$(11.9)	$(0.2)	$1.9	$10.2	$(4.5)

COMBINING BALANCE SHEET
December 31, 2003

	Predecessor
	Issuer	Guarantors	Non- Guarantors	Eliminations	Combined Totals
ASSETS
Current Assets:
Cash and cash equivalents	$7.4	$—	$123.0	$—	$130.4
Accounts and other receivables, net	88.1	43.5	157.3	—	288.9
Inventories	29.7	10.9	52.0	—	92.6
Other	7.8	1.6	11.0	—	20.4
Total current assets	133.0	56.0	343.3	—	532.3
Investments in subsidiaries	282.3	27.1	1.0	(283.1)	27.3
Property, plant, and equipment, net	143.8	94.4	268.0	—	506.2
Goodwill	339.5	—	45.1	—	384.6
Other assets	(13.8)	1.9	46.0	—	34.1
	$884.8	$179.4	$703.4	$(283.1)	$1,484.5
LIABILITIES & NET PARENT INVESTMENT
Current Liabilities:
Notes payable	$—	$—	$30.4	$—	$30.4
Current portion of long-term debt	1.0	0.6	1.5	—	3.1
Accounts payable	41.9	14.4	72.7	—	129.0
Accrued liabilities	163.1	(142.7)	87.1	—	107.5
Total current liabilities	206.0	(127.7)	191.7	—	270.0
Long-term debt	0.2	0.2	7.7	—	8.1
Intercompany payable (receivable)	95.1	(131.2)	36.1	—	0.0
Other long-term liabilities	64.2	3.4	14.4	—	82.0
	365.5	(255.3)	249.9	—	360.1
Total net parent investment	519.3	434.7	453.5	(283.1)	1,124.4
	$884.8	$179.4	$703.4	$(283.1)	$1,484.5

CONSOLIDATING BALANCE SHEET
December 31, 2004

	Successor
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Combined Totals
ASSETS
Current Assets:
Cash and cash equivalents	$—	$32.9	$—	$130.0	$—	$162.9
Accounts and other receivables, net	—	77.7	48.8	173.4	—	299.9
Inventories	—	45.4	13.8	58.6	—	117.8
Other	—	4.7	1.0	14.3	—	20.0
Total current assets	—	160.7	63.6	376.3	—	600.6
Investments in subsidiaries	318.2	103.2	22.8	192.6	(613.1)	23.7
Property, plant, and equipment, net	—	142.0	93.1	274.8	—	509.9
Goodwill	—	403.1	—	(0.5)	—	402.6
Other assets	—	321.5	—	21.3	—	342.8
	$318.2	$1,130.5	$179.5	$864.5	$(613.1)	$1,879.6
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable	$—	$—	$—	$81.6	$—	$81.6
Current portion of long-term debt	—	8.5	0.2	2.1	—	10.8
Accounts payable	—	40.8	10.7	85.0	—	136.5
Accrued liabilities	—	287.6	(173.7)	59.2	—	173.1
Total current liabilities	—	336.9	(162.8)	227.9	—	402.0
Long-term debt	—	727.2	—	172.4	—	899.6
Intercompany payable (receivable)	—	171.3	(144.3)	(27.0)	—	—
Other long-term liabilities	—	224.4	(0.1)	35.5	—	259.8
	—	1,459.8	(307.2)	408.8	—	1,561.4
Total stockholders' equity	318.2	(329.3)	486.7	455.7	(613.1)	318.2
	$318.2	$1,130.5	$179.5	$864.5	$(613.1)	$1,879.6

COMBINING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2002

	Predecessor
	Issuer	Guarantors	Non- Guarantors	Eliminations	Combined Totals
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$(112.1)	$133.4	$94.3	$—	$115.6
INVESTING ACTIVITIES
Property, plant, and equipment	(32.2)	(5.4)	(28.8)	—	(66.4)
Proceeds from the sale of assets	4.7	1.9	2.4	—	9.0
Net cash provided by (used in) investing activities	(27.5)	(3.5)	(26.4)	—	(57.4)
FINANCING ACTIVITIES
Issuance of debt	0.5	—	13.9	—	14.4
Payment on debt	52.3	(0.4)	(63.1)	—	(11.2)
Intercompany advances	99.7	(129.4)	(2.9)	—	(32.6)
Net cash provided by (used in) financing activities	152.5	(129.8)	(52.1)	—	(29.4)
Effects of exchange rate changes on cash	—	—	11.9	—	11.9
Increase (decrease) in cash and cash equivalents	12.9	0.1	27.7	—	40.7
Cash and cash equivalents at beginning of year	(4.4)	(0.1)	52.4	—	47.9
Cash and cash equivalents at end of year	$8.5	$—	$80.1	$—	$88.6
Depreciation and amortization	$30.5	$11.2	$29.1	$—	$70.8

COMBINING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003

	Predecessor
	Issuer	Guarantors	Non- Guarantors	Eliminations	Combined Totals
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$66.6	$(11.2)	$62.7	$(0.4)	$117.7
INVESTING ACTIVITIES
Property, plant, and equipment	(22.4)	(4.0)	(32.3)	—	(58.7)
Proceeds from the sale of assets	2.0	0.4	3.0	—	5.4
Net cash provided by (used in) investing activities	(20.4)	(3.6)	(29.3)	—	(53.3)
FINANCING ACTIVITIES
Issuance of debt	11.4	—	41.2	—	52.6
Payment on debt	(3.2)	(0.5)	(58.4)	—	(62.1)
Intercompany advances	(55.5)	15.3	(6.5)	0.4	(33.3)
Net cash provided by (used in) financing activities	(47.3)	14.8	(10.7)	0.4	(42.8)
Effects of exchange rate changes on cash	—	—	20.2	—	20.2
Increase (decrease) in cash and cash equivalents	(1.1)	—	42.9	—	41.8
Cash and cash equivalents at beginning of year	8.5	—	80.1	—	88.6
Cash and cash equivalents at end of year	$7.4	$—	$123.0	$—	$130.4
Depreciation and amortization	$29.1	$10.4	$37.2	$—	$76.7

COMBINING STATEMENT OF CASH FLOWS
For the Period January 1, 2004 to December 23, 2004

	Predecessor
	Issuer	Guarantors	Non- Guarantors	Eliminations	Combined Totals
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$26.2	$22.6	$76.0	$—	$124.8
INVESTING ACTIVITIES
Property, plant, and equipment	(16.0)	(11.3)	(35.4)	—	(62.7)
Proceeds from the sale of assets	5.4	0.7	10.5	—	16.6
Net cash provided by (used in) investing activities	(10.6)	(10.6)	(24.9)	—	(46.1)
FINANCING ACTIVITIES
Issuance of debt	0.5	—	64.5	—	65.0
Payment on debt	(50.3)	(2.1)	(106.6)	—	(159.0)
Intercompany advances	16.4	(9.9)	(5.2)	—	1.3
Net cash provided by (used in) financing activities	(33.4)	(12.0)	(47.3)	—	(92.7)
Effects of exchange rate changes on cash	(0.1)	—	(12.9)	—	(13.0)
Increase (decrease) in cash and cash equivalents	(17.9)	—	(9.1)	—	(27.0)
Cash and cash equivalents at beginning of period	7.4	—	123.0	—	130.4
Cash and cash equivalents at end of period	$(10.5)	$—	$113.9	$—	$103.4
Depreciation and amortization	$27.9	$9.7	$38.0	$—	$75.6

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period December 24, 2004 to December 31, 2004

	Successor
	Parent	Issuer	Guarantors	Non- Guarantors	Eliminations	Totals
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$0.6	$2.6	$3.2	$22.9	$—	$29.3
INVESTING ACTIVITIES
Property, plant, and equipment	—	(0.2)	(0.1)	—	—	(0.3)
Acquisition of business	(1,085.2)	—	—	—	—	(1,085.2)
Net cash provided by (used in) investing activities	(1,085.2)	(0.2)	(0.1)	—	—	(1,085.5)
FINANCING ACTIVITIES
Issuance of debt	—	—	—	31.2	—	31.2
Payment on debt	—	—	—	—	—	—
Proceeds from issuance of long-term debt	—	735.0	—	164.5		899.5
Debt issuance costs	—	(23.4)	—	(4.4)		(27.8)
Equity contributions	318.0	—	—	—		318.0
Net change in intercompany advances	766.6	(681.1)	(3.1)	(82.4)	—	—
Net cash provided by (used in) financing activities	1,084.6	30.5	(3.1)	108.9	—	1,220.9
Effects of exchange rate changes on cash	—	—	—	(1.8)	—	(1.8)
Increase (decrease) in cash and cash equivalents	—	32.9	—	130.0	—	162.9
Cash and cash equivalents at beginning of period	—	—	—	—	—	—
Cash and cash equivalent at end of period	$—	$32.9	$—	$130.0	$—	$162.9
Depreciation and amortization	$0.6	$0.6	$0.2	$0.9	$—	$2.3

COOPER-STANDARD AUTOMOTIVE INC.

7% Senior Notes due 2012

8 3/8 Senior Subordinated Notes due 2014

Until September 12, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Ohio.    Cooper-Standard Automotive Inc. (the "Company") and CSA Services Inc. are Ohio corporations. Section 1701.13 of the Ohio Revised Code (the "ORC") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. In any particular instance, upon determination that the applicable standard of conduct has been met, indemnification may be made by a corporation. Such determination must be made by a court, by a majority of disinterested directors, by independent counsel (in certain limited cases) or by the shareholders of the corporation.

The ORC requires that a corporation indemnify a present or former director or officer of a corporation against certain expenses if the person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding or in defense of any issue therein. In addition, the ORC permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, if the person agrees to reasonably cooperate with the corporation concerning such proceeding and commits to repay the corporation for the advances made for such expenses in the event that such person is ultimately determined not to be entitled to indemnification therefor.

The ORC provides that the indemnification provisions contained in the ORC are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation's articles or regulations, under any other agreement, by any vote of shareholders or disinterested directors or otherwise. In addition, the ORC provides that a corporation may maintain insurance or similar protection, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss arising in connection with their service to the corporation. This insurance may provide benefits regardless of whether the corporation has the power to indemnify a particular person under the ORC.

Cooper-Standard Automotive OH, LLC is an Ohio limited liability company. The ORC provides that limited liability companies have substantially the same authority to indemnify its managers, officers, employees or agents as a corporation has under the ORC to indemnify its directors, officers, employees or agents.

Delaware.    Cooper-Standard Holdings Inc., NISCO Holding Company, StanTech, Inc. and Sterling Investments Company are Delaware corporations. Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors'

fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Cooper-Standard Automotive Fluid Systems Mexico Holding LLC is a Delaware limited liability company. Section 18108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Texas.    North American Rubber, Incorporated is a Texas corporation. Article 2.021 of the Texas Business Corporation Act ("TBCA") permits a Texas corporation to indemnify any present or former director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position. However, such reimbursement of reasonable expenses is limited to those actually incurred where (a) a person is found liable on the basis that a personal benefit was improperly received or (b) the person is found liable in a derivative suit brought on behalf of the corporation and the person was not liable for willful or intentional misconduct. Under the TBCA, a director or officer must be indemnified in cases in which he is wholly successful on the merits or in the defense of the proceedings. The TBCA authorizes corporations to maintain insurance to cover indemnification expenses on behalf of any person who is or was a director, officer, agent or employee of the corporation or was serving at the request of the corporation, regardless of whether the corporation would have the power to indemnify such person against liability under Article 2.021 of the TBCA.

Michigan.    Westborn Service Center, Inc. is a Michigan corporation. Under the Michigan Business Corporation Act, a corporation is permitted to indemnify any person who was, is or is threatened to be made a party to any proceeding, other than an action, suit or proceeding by or in the right of the corporation, by reason of the fact that he or she was serving as a director, officer, employee or agent of the corporation or serving, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another corporation, whether domestic or foreign, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, and judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred by him or her in connection with the proceeding if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification may be made without judicial approval with respect to a claim, issue, or matter in which the person acting in an indemnified capacity has been found liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against the expenses the officer or director has actually and reasonably incurred.

The provisions concerning indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a corporation's articles of incorporation, its bylaws or a contractual arrangement. In addition, the Michigan Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was serving in an indemnified capacity against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him.

North Carolina.    Cooper-Standard Automotive NC L.L.C. is a North Carolina limited liability company. Section 57C332 of the North Carolina Limited Liability Company Act (the "NCLLCA") provides that a limited liability company limit the personal liability of a member or manager or other person for monetary damages for breach of any duty (other than for liability unlawful distributions under 57C407) and may provide for indemnification of a member, manager or other person for judgments, fines, or expenses incurred in a proceeding to which the member, manager or other person is a party because the person is or was a provided, however, that no provision of a limited liability company agreement may limit, eliminate, or indemnify against the liability or executive for (i) acts or omissions that the manager, director, or executive knew at the time of the acts or omissions were clearly interests of the limited liability company, (ii) any transaction from which the manager, director, or executive derived an improper personal (iii) acts or omissions occurring prior to the date the this provision became effective. Moreover, Section 57C331 of the NCLLCA provides that, unless otherwise limited by its limited liability company agreement, company shall indemnify every manager, director, and executive in respect of payments made and personal liabilities reasonably incurred director, and executive in the authorized conduct of its business or for the preservation of its business or property and shall further indemnify manager, director, or executive who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the because the person is or was a member, manager, director, or executive of the limited liability company against reasonable expenses in connection with the proceeding.

By-laws.    The Company's Code of Regulations provides that:

The Company will indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful.

The Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any of the following:

•	Any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, or independent legal counsel in a written report determines in the specific instance that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court or counsel shall deem proper; or

•	Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

The indemnification authorized by the Code of Regulations is not exclusive of, and is in addition to, any other rights granted to those seeking indemnification under the Company's Articles of

Incorporation, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and will continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and will inure to the benefit of the heirs, executors, and administrators of such a person.

The organizational documents of certain of the subsidiary guarantors separately provide for similar indemnification of their directors, managers, officers, employees and agents to the extent permitted by applicable law.

Insurance.    The Company has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

Item 21.    Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit No.		Description of Exhibit
2.1	*	Stock Purchase Agreement, dated as of September 16, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc.
2.2	*	Amendment Number 1 to the Stock Purchase Agreement, dated as of December 3, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc.
3.1	*	Certificate of Amended Articles of Incorporation of Cooper-Standard Automotive Inc.
3.2	*	Amended and Restated Regulations of Cooper-Standard Automotive Inc.
3.3	*	Certificate of Incorporation of Cooper-Standard Holdings Inc.
3.4	*	Bylaws of Cooper-Standard Holdings Inc.
3.5	*	Certificate of Revival of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC, as amended
3.6	*	Operating Agreement of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC
3.7	*	Articles of Organization of Cooper-Standard Automotive OH, LLC
3.8	*	Amended and Restated Operating Agreement of Cooper-Standard Automotive OH, LLC
3.9	*	Articles of Organization of Cooper-Standard Automotive NC L.L.C.
3.10	*	Amended and Restated Operating Agreement of Cooper-Standard Automotive NC L.L.C.
3.11	*	Articles of Incorporation of CSA Services Inc., as amended
3.12	*	Regulations of CSA Services Inc.
3.13	*	Certificate of Incorporation of NISCO Holding Company
3.14	*	By-laws of NISCO Holding Company
3.15	*	Certificate of Incorporation of North American Rubber, Incorporated, as amended
3.16	*	By-laws of North American Rubber, Incorporated, as amended
3.17	*	Certificate of Incorporation of StanTech, Inc.
3.18	*	By-laws of StanTech, Inc.
3.19	*	Certificate of Incorporation of Sterling Investments Company
3.20	*	Amended and Restated By-laws of Sterling Investments Company
3.21	*	Articles of Incorporation of Westborn Service Center, Inc., as amended
3.22	*	Amended and Restated By-laws of Westborn Service Center, Inc.

Exhibit No.		Description of Exhibit
4.1	*	Indenture, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee
4.2	*	Indenture, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee
4.3	*	Registration Rights Agreement, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.
4.4	*	Registration Rights Agreement, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.
4.5	**	Form of 7% Senior Notes due 2012, exchange note Global Note
4.6	**	Form of 8 3/8% Senior Subordinated Notes due 2014, exchange note Global Note
4.7	**	7% Senior Notes due 2012, Rule 144A Global Note
4.8	**	7% Senior Notes due 2012, Regulation S Global Note
4.9	**	8 3/8% Senior Subordinated Notes due 2014, Rule 144A Global Note
4.10	**	8 3/8% Senior Subordinated Notes due 2014, Regulation S Global Note
5.1	**	Opinion of Simpson Thacher & Bartlett LLP
5.2	**	Opinion of Shumaker, Loop & Kendrick, LLP as to all matters governed by the laws of the State of Ohio
5.3	**	Opinion of Hughes & Luce, LLP as to all matters governed by the laws of the State of Texas
5.4	**	Opinion of Miller, Canfield, Paddock and Stone, P.L.C. as to all matters governed by the laws of the State of Michigan
5.5	**	Opinion of Moore & Van Allen PLLC as to all matters governed by the laws of the State of North Carolina
10.1	*	Credit Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., UBS Securities LLC, and The Bank of Nova Scotia, as Co-Documentation Agents
10.2	*	U.S. Security Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent
10.3	*	U.S. Pledge Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent
10.4	*	U.S. Subsidiaries Guaranty, dated as of December 23, 2004, by certain subsidiaries of Cooper-Standard Holdings Inc. in favor of Deutsche Bank Trust Company Americas, as Administrative Agent
10.5	*	Intercompany Subordination Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent

Exhibit No.		Description of Exhibit
10.6	*	Transition Services Agreement by and between Cooper Tire & Rubber Company and Cooper-Standard Holdings Inc., dated as of December 23, 2004
10.7	*	Stockholders Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein
10.8	*	Registration Rights Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein
10.9	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-by-Side LLC
10.10	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and GS Capital Partners 2000, L.P., GS Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P.
10.11	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Larry J. Beard
10.12	*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Larry J. Beard
10.13	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Allen J. Campbell
10.14	*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Allen J. Campbell
10.15	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Paul C. Gilbert
10.16	*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Paul C. Gilbert
10.17	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Edward A. Hasler
10.18	*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Edward A. Hasler
10.19	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and S.A. Johnson
10.20	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James S. McElya
10.21	*	Amended and Restated Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and James S. McElya
10.22	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James W. Pifer
10.23	*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and James W. Pifer
10.24	*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Kenneth L. Way
10.25	*	Change of Control Severance Pay Plan, dated as of December 23, 2004
10.26	*	2004 Cooper-Standard Holdings Inc. Stock Incentive Plan
10.27	*	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Cypress Advisors Inc.

Exhibit No.		Description of Exhibit
10.28	*	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Goldman Sachs & Co.
10.29	**	Nishikawa Standard Company Partnership Agreement, dated as of March 23, 1989, by and between Nishikawa of America Inc. and NISCO Holding Company
10.30	**	Amendment No. 1 to the Nishikawa Standard Company Partnership Agreement
10.31	**	Amendment No. 2 to the Nishikawa Standard Company Partnership Agreement
10.32	**	Amendment No. 3 to the Nishikawa Standard Company Partnership Agreement
10.33	**	Formation Agreement between Nishikawa Rubber Co., Ltd. and The Standard Products Company
10.34	**	Supplemental Formation Agreement between Nishikawa Rubber Co., Ltd. and The Standard Products Company
10.35	**	Assignment and Assumption of Partnership Interest by and between Nishikawa of America Inc. and NISCO Holding Company
12.1	*	Computation of Ratio of Earnings to Fixed Charges
21.1	*	List of Subsidiaries
23.1	**	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion to be filed as Exhibit 5.1 hereto)
23.2		Consent of Ernst & Young LLP
23.3	**	Consent of Shumaker, Loop & Kendrick, LLP (included as part of its opinion to be filed as Exhibit 5.2 hereof).
23.4	**	Consent of Hughes & Luce, LLP (included as part of its opinion to be filed as Exhibit 5.3 hereof).
23.5	**	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included as part of its opinion to be filed as Exhibit 5.3 hereof).
23.6	**	Consent of Moore & Van Allen PLLC (included as part of its opinion to be filed as Exhibit 5.3 hereof).
24.1		Powers of Attorney (included in signature pages of the initial filing of this Registration Statement)
25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Wilmington Trust Company, as Trustee, with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture
99.1	**	Form of Letter of Transmittal
99.2	**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	**	Form of Letter to Clients
99.4	**	Form of Notice of Guaranteed Delivery

*	Incorporated by reference to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc. (File No. 333-123708) filed on March 31, 2005

**	Incorporated by reference to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc. (File No. 333-123708) filed on April 15, 2005

(b)	Financial Statement Schedules

Schedule II – Valuation and Qualifying Accounts

Schedule II
Valuation and Qualifying Accounts
(dollars in millions)

Description	Balance at Beginning of period	Charged to Expenses	Charged (Credited) to other accounts(a)		Deductions	Balance at end of period
Allowance for doubtful accounts deducted from accounts receivable
Year ended December 31, 2002	$6.7	$1.8	$0.4		$0.1	$9.0
Year ended December 31, 2003	9.0	1.2	2.4	(b)	(4.9)	7.7
Period from January 1 to December 23, 2004	7.7	0.6	0.6		(2.5)	6.4
Period from December 24 to December 31, 2004	6.4		(0.2)			6.2

(a)	Primarily foreign currency translation.

(b)	Includes impact of acquisition of Jin Young Standard.

All other financial statement schedules are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 22.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

COOPER-STANDARD AUTOMOTIVE INC.
By:	/s/ James S. McElya
Name: James S. McElya Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ James S. McElya	Chief Executive Officer and Director (Principal Executive Officer)

James S. McElya

/s/ Allen J. Campbell	Chief Financial Officer (Principal Financial Officer)

Allen J. Campbell

/s/ Helen T. Yantz	Controller (Principal Accounting Officer)

Helen T. Yantz

/s/ S.A. (Tony) Johnson	Non-Executive Chairman and Director

S.A. (Tony) Johnson

/s/ Kenneth L. Way	Director

Kenneth L. Way

/s/ David P. Spalding	Director

David P. Spalding

/s/ Gerald F. Willinger	Director

Gerald F. Willinger

/s/ Michael F. Finley	Director

Michael F. Finley

/s/ Gerald J. Cardinale	Director

Gerald J. Cardinale

/s/ Jack Daly	Director

Jack Daly

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

COOPER-STANDARD HOLDINGS INC.
By:	/s/ James S. McElya
Name: James S. McElya Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ James S. McElya	Chief Executive Officer and Director (Principal Executive Officer)

James S. McElya

/s/ Allen J. Campbell	Chief Financial Officer (Principal Financial Officer)

Allen J. Campbell

/s/ Helen T. Yantz	Controller (Principal Accounting Officer)

Helen T. Yantz

/s/ S.A. (Tony) Johnson	Non-Executive Chairman and Director

S.A. (Tony) Johnson

/s/ Kenneth L. Way	Director

Kenneth L. Way

/s/ David P. Spalding	Director

David P. Spalding

/s/ Gerald F. Willinger	Director

Gerald F. Willinger

/s/ Michael F. Finley	Director

Michael F. Finley

/s/ Gerald J. Cardinale	Director

Gerald J. Cardinale

/s/ Jack Daly	Director

Jack Daly

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive Fluid Systems Mexico Holding LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

COOPER-STANDARD AUTOMOTIVE FLUID SYSTEMS MEXICO HOLDING LLC
By:	/s/ Larry J. Beard
Name: Larry J. Beard Title: President

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Larry J. Beard	President (Principal Executive Officer)

Larry J. Beard

/s/ Allen J. Campbell	Vice-President (Principal Financial Officer and Principal Accounting Officer)

Allen J. Campbell

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive OH, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

COOPER-STANDARD AUTOMOTIVE OH, LLC
By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: President

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Allen J. Campbell	President (Principal Executive Officer)

Allen J. Campbell

/s/ Timothy W. Hefferon	Secretary

Timothy W. Hefferon

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

Helen T. Yantz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive NC L.L.C. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

COOPER-STANDARD AUTOMOTIVE NC L.L.C.
By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: President

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Allen J. Campbell	President (Principal Executive Officer)

Allen J. Campbell

/s/ Timothy W. Hefferon	Secretary

Timothy W. Hefferon

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

Helen T. Yantz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CSA Services Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

CSA SERVICES INC.
By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: President and Director

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Allen J. Campbell	President and Director (Principal Executive Officer)

Allen J. Campbell

/s/ Scott H. Finch	Treasurer and Director

Scott H. Finch

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

Helen T. Yantz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NISCO Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

NISCO HOLDING COMPANY
By:	/s/ James S. McElya
Name: James S. McElya Title: President and Director

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ James S. McElya	President and Director (Principal Executive Officer)

James S. McElya

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

Allen J. Campbell

/s/ Scott H. Finch	Treasurer and Director

Scott H. Finch

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, North American Rubber, Incorporated has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

NORTH AMERICAN RUBBER, INCORPORATED
By:	/s/ Edward A. Hasler
Name: Edward A. Hasler Title: President and Director

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Edward A. Hasler	President and Director (Principal Executive Officer)

Edward A. Hasler

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

Allen J. Campbell

/s/ Scott H. Finch	Treasurer and Director

Scott H. Finch

/s/ Timothy W. Hefferon	Director

Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, StanTech, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

STANTECH, INC.
By:	/s/ Michael C. Verwilst
Name: Michael C. Verwilst Title: President and Director

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael C. Verwilst	President and Director (Principal Executive Officer)

Michael C. Verwilst

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

Allen J. Campbell

/s/ James S. McElya	Director

James S. McElya

/s/ Timothy W. Hefferon	Director

Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Sterling Investments Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

STERLING INVESTMENTS COMPANY
By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: President and Director

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Allen J. Campbell	President and Director (Principal Executive Officer)

Allen J. Campbell

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

Helen T. Yantz

/s/ Timothy W. Hefferon	Director

Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Westborn Service Center, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 3, 2005.

WESTBORN SERVICE CENTER, INC.
By:	/s/ James S. McElya
Name: James S. McElya Title: President

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2005. Each person whose signature appears below constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ James S. McElya	President (Principal Executive Officer)

James S. McElya

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer)

Allen J. Campbell

/s/ Helen T. Yantz	Assistant Secretary (Principal Accounting Officer)

Helen T. Yantz

/s/ Gary T. Phillips	Director

Gary T. Phillips

/s/ Timothy W. Hefferon	Director

Timothy W. Hefferon

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	Stock Purchase Agreement, dated as of September 16, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc.
2.2*	Amendment Number 1 to the Stock Purchase Agreement, dated as of December 3, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc.
3.1*	Certificate of Amended Articles of Incorporation of Cooper-Standard Automotive Inc.
3.2*	Amended and Restated Regulations of Cooper-Standard Automotive Inc.
3.3*	Certificate of Incorporation of Cooper-Standard Holdings Inc.
3.4*	Bylaws of Cooper-Standard Holdings Inc.
3.5*	Certificate of Revival of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC, as amended
3.6*	Operating Agreement of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC
3.7*	Articles of Organization of Cooper-Standard Automotive OH, LLC
3.8*	Amended and Restated Operating Agreement of Cooper-Standard Automotive OH, LLC
3.9*	Articles of Organization of Cooper-Standard Automotive NC L.L.C.
3.10*	Amended and Restated Operating Agreement of Cooper-Standard Automotive NC L.L.C.
3.11*	Articles of Incorporation of CSA Services Inc., as amended
3.12*	Regulations of CSA Services Inc.
3.13*	Certificate of Incorporation of NISCO Holding Company
3.14*	By-laws of NISCO Holding Company
3.15*	Certificate of Incorporation of North American Rubber, Incorporated, as amended
3.16*	By-laws of North American Rubber, Incorporated, as amended
3.17*	Certificate of Incorporation of StanTech, Inc.
3.18*	By-laws of StanTech, Inc.
3.19*	Certificate of Incorporation of Sterling Investments Company
3.20*	Amended and Restated By-laws of Sterling Investments Company
3.21*	Articles of Incorporation of Westborn Service Center, Inc., as amended
3.22*	Amended and Restated By-laws of Westborn Service Center, Inc.
4.1*	Indenture, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee

Exhibit No.	Description of Exhibit
4.2*	Indenture, 8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee
4.3*	Registration Rights Agreement, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.
4.4*	Registration Rights Agreement, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.
4.5**	Form of 7% Senior Notes due 2012, exchange note Global Note
4.6**	Form of 8 3/8% Senior Subordinated Notes due 2014, exchange note Global Note
4.7**	7% Senior Notes due 2012, Rule 144A Global Note
4.8**	7% Senior Notes due 2012, Regulation S Global Note
4.9**	8 3/8% Senior Subordinated Notes due 2014, Rule 144A Global Note
4.10**	8 3/8% Senior Subordinated Notes due 2014, Regulation S Global Note
5.1**	Opinion of Simpson Thacher & Bartlett LLP
5.2**	Opinion of Shumaker, Loop & Kendrick, LLP as to all matters governed by the laws of the State of Ohio
5.3**	Opinion of Hughes & Luce, LLP as to all matters governed by the laws of the State of Texas
5.4**	Opinion of Miller, Canfield, Paddock and Stone, P.L.C. as to all matters governed by the laws of the State of Michigan
5.5**	Opinion of Moore & Van Allen PLLC as to all matters governed by the laws of the State of North Carolina
10.1*	Credit Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., UBS Securities LLC, and The Bank of Nova Scotia, as Co-Documentation Agents
10.2*	U.S. Security Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent
10.3*	U.S. Pledge Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent

Exhibit No.	Description of Exhibit
10.4*	U.S. Subsidiaries Guaranty, dated as of December 23, 2004, by certain subsidiaries of Cooper-Standard Holdings Inc. in favor of Deutsche Bank Trust Company Americas, as Administrative Agent
10.5*	Intercompany Subordination Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent
10.6*	Transition Services Agreement by and between Cooper Tire & Rubber Company and Cooper-Standard Holdings Inc., dated as of December 23, 2004
10.7*	Stockholders Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein
10.8*	Registration Rights Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein
10.9*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-by-Side LLC
10.10*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and GS Capital Partners 2000, L.P., GS Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P.
10.11*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Larry J. Beard
10.12*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Larry J. Beard
10.13*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Allen J. Campbell
10.14*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Allen J. Campbell
10.15*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Paul C. Gilbert
10.16*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Paul C. Gilbert
10.17*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Edward A. Hasler
10.18*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Edward A. Hasler
10.19*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and S.A. Johnson
10.20*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James S. McElya
10.21*	Amended and Restated Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and James S. McElya

Exhibit No.	Description of Exhibit
10.22*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James W. Pifer
10.23*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and James W. Pifer
10.24*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Kenneth L. Way
10.25*	Change of Control Severance Pay Plan, dated as of December 23, 2004
10.26*	2004 Cooper-Standard Holdings Inc. Stock Incentive Plan
10.27*	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Cypress Advisors Inc.
10.28*	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Goldman Sachs & Co.
10.29**	Nishikawa Standard Company Partnership Agreement, dated as of March 23, 1989, by and between Nishikawa of America Inc. and NISCO Holding Company
10.30**	Amendment No. 1 to the Nishikawa Standard Company Partnership Agreement
10.31**	Amendment No. 2 to the Nishikawa Standard Company Partnership Agreement
10.32**	Amendment No. 3 to the Nishikawa Standard Company Partnership Agreement
10.33**	Formation Agreement between Nishikawa Rubber Co., Ltd. and The Standard Products Company
10.34**	Supplemental Formation Agreement between Nishikawa Rubber Co., Ltd. and The Standard Products Company
10.35**	Assignment and Assumption of Partnership Interest by and between Nishikawa of America Inc. and NISCO Holding Company
12.1*	Computation of Ratio of Earnings to Fixed Charges
21.1*	List of Subsidiaries
23.1**	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion to be filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP
23.3**	Consent of Shumaker, Loop & Kendrick, LLP (included as part of its opinion to be filed as Exhibit 5.2 hereof).
23.4**	Consent of Hughes & Luce, LLP (included as part of its opinion to be filed as Exhibit 5.3 hereof).
23.5**	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included as part of its opinion to be filed as Exhibit 5.3 hereof).
23.6**	Consent of Moore & Van Allen PLLC (included as part of its opinion to be filed as Exhibit 5.3 hereof).
24.1	Powers of Attorney (included in signature pages of the initial filing of this Registration Statement)

Exhibit No.	Description of Exhibit
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Wilmington Trust Company, as Trustee, with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture
99.1**	Form of Letter of Transmittal
99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3**	Form of Letter to Clients
99.4**	Form of Notice of Guaranteed Delivery

*	Incorporated by reference to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc. (File No. 333-123708) filed on March 31, 2005

**	Incorporated by reference to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc. (File No. 333-123708) filed on April 15, 2005